Form 10-K405, Exhibit 13
TELEMUNDO GROUP INC
filed 1995-03-31
CIK 806083

Exhibit 13.1
TELEMUNDO GROUP, INC.  AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(All amounts in thousands)
STATEMENT OF OPERATIONS DATA:
Year Ended December 31                          1994        1993       1992        1991        1990
 ---------------------------------------------------------------------------------------------------
Net Revenue................................ $183,894    $177,809    $153,572  $ 134,258  $127,831
Operating income (loss)....................   13,176      16,597      10,823   (241,447)       (945)
Other (expense) income.....................      (34)       (351)      1,438          -         -
Reorganization items.......................   76,255      (2,543)          -          -         -
Interest expense-net of interest income....     (645)    (24,411)    (35,739)   (31,534)    (33,798)
Equity in net loss from TeleNoticias.......   (1,314)          -           -          -         -
Income (loss) before extraordinary items...   84,049     (14,059)    (26,743)  (276,046)    (37,818)
Extraordinary gain-extinguishment of debt..  130,482           -           -      1,045    25,871
Net income (loss)**........................ $214,531    $(14,059)   $(26,743) $(275,001)   $(11,947)
					    ========    ========    ========  =========    ========
Net income (loss) per share................       $*          $*          $*         $*        $*
						  ==          ==          ==         ==          ==
Dividends declared on common shares........        -           -           -          -         -
					    ========    ========    ========  =========    ========
BALANCE SHEET DATA:

December 31                                         1994        1993        1992       1991        1990
---------------------------------------------------------------------------------------------------
Working capital............................ $ 32,325    $ 65,691    $ 51,657  $  38,795    $ 36,252
Broadcasting licenses and reorganization
  value in excess of amounts allocable
  to identifiable assets (1994),or excess
  of cost over fair value of net assets
  acquired (1990)..........................   92,792           -           -          -     241,725
Total assets...............................  232,024     169,657     148,564    149,044     398,775
Long-term debt (liabilities subject to
  settlement prior to 1994)................  100,724     326,784     304,183    267,827     243,195
Common stockholders' equity (deficiency)...   70,000    (214,816)   (200,757)  (174,014)    100,987

*       Net income (loss) per share is not applicable as the Company has been recapitalized and has adopted fresh
	start reporting as of December 31, 1994 (see Note 2).
** Net income was significantly impacted by certain nonrecurring income and expense items related to the Company's financial restructuring (see Note 2).




TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION
---------------------------------------------------------------------

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On December 30, 1994, Telemundo consummated its financial restructuring through a plan of reorganization under chapter 11 of the Bankruptcy Code ("the Plan") (see Note 2 of the consolidated financial statements for a description of the chapter 11 proceedings and the plan of reorganization). Pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adjusted its assets and liabilities to their estimated fair values upon consummation of the reorganization. The adjustments to reflect the consummation of the reorganization, including the gain on debt discharge and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying financial statements. The balance sheet at December 31, 1993 is presented on a historical cost basis without giving effect to the reorganization. Therefore, the Company's consolidated balance sheet as of December 31, 1994 is generally not comparable to prior periods.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes, to which note references relate.

Results of Operations

Net revenue for each of the three years in the period ended December 31, 1994 was as follows:


			    Year Ended         Year Ended          Year Ended
			   December 31        December 31         December 31
				  1994 Change        1993  Change        1992
			   ----------- ------ ----------- ------- -----------
Net Commercial Air Time:
  Continental U.S.:
     Network and
       National Spot..... $82,211,000   5 %  $77,953,000    34 %  $58,166,000
     Local...............  44,563,000  (3)%   46,017,000    12 %   41,050,000

			  126,774,000   2 %  123,970,000    25 %   99,216,000
  Puerto Rico............  37,014,000  (4)%   38,711,000    (1)%   39,159,000

			  163,788,000   1 %  162,681,000    18 %  138,375,000
Other....................  20,106,000  33 %   15,128,000     - %   15,197,000
			 $183,894,000   3 % $177,809,000    16 % $153,572,000

The increase in network and national spot revenue in 1994 is the result of an increase in advertising expenditures in the overall marketplace, offset by the Company receiving a smaller share of such expenditures as a result of a decline in audience share. The increase in network and national spot revenue during 1993 was the result of an increase in the Company's share of advertising expenditures by existing advertisers and the attraction of new advertisers.



TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (Continued)
------------------------------------------------------------------------------

The decrease in local commercial air time revenue in 1994 is due primarily to a decrease at KVEA (Los Angeles), which is related to the ratings decline, partially offset by an increase at WSCV (Miami). The 1993 increase reflected growth in revenue primarily at WSCV (Miami) and improved ratings in key time periods.

The decline in audience share will continue to impact the Company's ability to maintain its share of advertising expenditures in the first half of 1995 and, as a result, revenue for the first half of 1995 is likely to decrease from the same period in the prior year.

Commercial air time revenue at WKAQ (Puerto Rico) decreased 4% in 1994 and 1% in 1993 as a result of a slight decline in ratings.

Other revenue increased 33% during 1994 due to increases in sales of blocks of broadcast time in both the continental U.S. and Puerto Rico.

Operating expenses, excluding network and corporate expenses and depreciation and amortization, increased $9.2 million or 8% in 1994 and $12.9 million or 12% in 1993. These increases reflect the Company's continuing effort to upgrade the quality of its programming including the development and production of its own network news programs from May 1993 to November 1994. Beginning December 1994, TeleNoticias assumed production of the Company's network news programs (see Note 4).

Network expenses, which represent costs associated with the network operations center as well as sales, marketing, and other network costs not allocated to specific television stations, increased 9% and 24% for 1994 and 1993, respectively, primarily reflecting the operating costs associated with the expanded levels of production and the contracted increases in the cost of the Nielsen national Hispanic television ratings service. The rate of growth of operating and network expenses has decreased during the second half of 1994 (and such expenses declined during the fourth quarter of 1994 as compared to the fourth quarter of 1993), as the Company has implemented certain cost saving measures in response to the 1994 decline in revenue growth.

Corporate expenses decreased by 23% and 8% for 1994 and 1993, respectively, primarily due to the rent and other savings associated with the relocation of the Company's headquarters to Miami.

Other expenses for the year ended December 31, 1993 represents $1.1 million of financial advisory and legal costs associated with the Company's financial restructuring prior to July 30, 1993, the date the Company consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code, partially offset by the reversal of a $750,000 liability which was no longer required. Other income of $1.4 million for the year ended December 31, 1992 consists primarily of the net effect of the reversal of $4.3 million of liabilities provided at the date of acquisition of the Company's predecessor which were no longer required, offset by the payment of $3.0 million for financial advisory and legal costs in conjunction with the financial restructuring. All costs associated with the financial restructuring incurred subsequent to July 29, 1993 are included in the caption "reorganization items" on the consolidated statements of operations. As of December 31, 1994, the

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (Continued)
------------------------------------------------------------------------------

Company completed its reorganization to which the following nonrecurring income and expense items relate:

(i) As a result of the application of "fresh start" reporting upon emergence from bankruptcy, the Company adjusted its assets and liabilities to their estimated fair value as of December 30, 1994 pursuant to the provisions of SOP 90-7. The resulting increase in the Company's net assets of $86.9 million is included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.

(ii) In accordance with SOP 90-7, the legal, professional and other costs and expenses related to the reorganization totalling $11.6 million are included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.

(iii) Also pursuant to SOP 90-7, included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994 is interest income of $967,000.

(iv) An extraordinary gain from debt forgiveness of $130.5 million is reported in the consolidated statement of operations for the year ended December 31, 1994, which represents the total amount of liabilities discharged in the reorganization, including accrued interest and unamortized discount, reduced by the amount of distributions to holders of such liabilities. The distributions, which are described in Note 2 to the consolidated financial statements, included cash, new debt, shares of common stock and warrants to purchase common stock.

Reorganization items of $2.5 million for 1993 are items associated with the chapter 11 proceedings incurred from July 30, 1993 and include $1.8 million for financial advisory and legal fees, an accrual of $1.0 million for relocation, severance and other costs associated with the reorganization, a $90,000 benefit related to the write-off of various assets and liabilities in conjunction with the renegotiation of certain leases, and $235,000 of interest income earned on cash balances that would have otherwise been used to make scheduled principal and interest payments on debt in default and to pay prepetition liabilities.

Interest expense for 1994 totalled $645,000 as compared to $25.0 million and
$37.0 million for 1993 and 1992, respectively.   Interest expense has been
accrued through June 8, 1993 (the date an involuntary petition under chapter 11 was filed). Additional interest expense of $39.4 million and $21.3 million would have been recorded for 1994 and 1993, respectively, if an involuntary petition had not been filed. During 1993, the Company received notification declaring due and payable in full its 12% junior subordinated discount debentures as a result of defaults under the indenture agreement with the trustee. Accordingly, included in interest expense for 1993 is $7.1 million representing the additional interest expense to adjust the debentures to their full face value on the consolidated balance sheet.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (Continued)
------------------------------------------------------------------------------

Interest income of $967,000 for 1994 and interest income from the period July 30, 1993 to December 31, 1993 totalling $235,000 is included in reorganization items on the consolidated statements of operations. Interest income was $554,000 for the period from January 1, 1993 through July 29, 1993, as compared to $1.3 million for the year ended December 31, 1992. The decrease in interest income in 1993 from 1992 is due to lower rates of interest earned on invested cash and the maturation of a note receivable in the third quarter of 1992 that was earning interest at a higher rate than the reinvested cash.

Equity in net loss from TeleNoticias of $1.3 million represents the Company's 42% share of TeleNoticias' net loss for 1994 (see Note 4).

The income tax provision recorded in all periods relates to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to intercompany interest, and certain federal, state and local taxes. The Company was liable for $110,000 in U.S. federal and state taxes for 1994 as a result of the alternative minimum tax. The utilization of net operating loss carryforwards are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be significantly limited each year subsequent to December 31, 1994.

LIQUIDITY AND SOURCES OF CAPITAL

The Company's cash flows from operating activities are $8.1 million for 1994 as compared to $17.0 million and $14.2 million in 1993 and 1992, respectively. The decrease in 1994 is the result of a decline in operating income and an increase in advisory and other fees in connection with the chapter 11 proceedings, offset in part by the net effect of changes in certain asset and liability accounts. The increase in 1993 from 1992 was primarily the result of improved operating results.

The Company has working capital of $32.3 million at December 31, 1994, which declined from prior years as a result of the distribution of cash upon consummation of the plan of reorganization. The Company secured a $20 million revolving credit facility on December 31, 1994, of which $200,000 was outstanding at year end.

The Company plans on financing interim cash needs through cash generated from operations and the revolving credit facility. The Company does not anticipate the need to obtain any additional financing to fund operations.

Capital expenditures of approximately $12.6 million were made during 1994 for the general replacement or upgrading of equipment at all stations, relocation of the Company's corporate headquarters and an expansion and upgrading of the network operations center including the TeleNoticias news studio. The Company anticipates that capital expenditures of approximately $6.5 million will be made during 1995 for the general replacement or upgrading of equipment at all stations and upgrading of the network operations center.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (Continued)
------------------------------------------------------------------------------

In July 1994, the Company entered into a partnership agreement with subsidiaries of Reuters Holdings PLC, an international news and information organization, Antena 3 de Television, S.A, a Spanish media company, and Arte Radiotelevisivo Argentino, S.A., an Argentinean media company, to launch a 24-hour international Spanish-language news service. The 24-hour news service, TeleNoticias, which began transmitting on December 1, 1994, is produced and distributed from the Company's network operations center in Hialeah, Florida. The Company holds a 42% interest in the partnership. The Company is required to make cash contributions to the partnership of up to $6.5 million during the partnership's first fiscal year, which commenced on September 16, 1994, and up to an aggregate of $10.0 million through its sixth fiscal year. The Company made cash contributions totalling $5.5 million to the partnership in 1994,
primarily for start up costs.   Certain equipment purchases previously made by
the Company were subsequently transferred to and reimbursed by the partnership. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to the partnership including the use of a news studio in the Company's network operations center.

In March 1995, the Company agreed to a settlement in connection with litigation brought against the Company's retirement and savings plan. The Company has agreed to pay the settlement amount of $2.3 million on June 30, 1995 on behalf of the plan.












TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                      Predecessor
						 ------------------------------------------
Year Ended December 31                                   1994           1993          1992
-------------------------------------------------------------------------------------------
Net revenue..................................... $183,894,000   $177,809,000  $153,572,000
						 ------------   ------------  ------------
Costs and expenses:
Direct operating costs..........................   90,914,000     83,166,000    71,211,000
Selling, general and administrative expenses
  other than network and corporate..............   35,688,000     34,191,000    33,225,000
Network expenses................................   28,501,000     26,167,000    21,026,000
Corporate expenses..............................    4,811,000      6,219,000     6,772,000
Depreciation and amortization...................   10,804,000     11,469,000    10,515,000
						  -----------     ----------    ----------
						  170,718,000    161,212,000   142,749,000
						  -----------    -----------   -----------
Operating income................................   13,176,000     16,597,000    10,823,000
Other (expense) income..........................      (34,000)      (351,000)    1,438,000
Reorganization items............................   76,255,000     (2,543,000)            -
Interest expense - net of interest income of
  $554,000 in 1993 and $1,308,000 in 1992.......     (645,000)   (24,411,000)  (35,739,000)
Equity in net loss from TeleNoticias............   (1,314,000)             -             -
						   ----------     -----------   ----------
Income (loss) before income taxes...............   87,438,000    (10,708,000)  (23,478,000)
Income tax provision............................   (3,389,000)    (3,351,000)   (3,265,000)
						   ----------    -----------   -----------
Income (loss) before extraordinary item.........   84,049,000    (14,059,000)  (26,743,000)
Extraordinary gain - extinguishment of debt.....  130,482,000              -             -
						  -----------    -----------   -----------
Net income (loss)............................... $214,531,000   $(14,059,000) $(26,743,000)
						  ===========   ============  ============
Net income (loss) per share.....................           $*             $*            $*
							   ==             ==            ==

*       Net income (loss) per share is not applicable as the Company has been recapitalized and has
	adopted fresh start reporting as of December 31, 1994 (see Note 2).
See notes to consolidated financial statements

TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
									  Predecessor
									  -----------
Assets                           December 31                   1994          1993
-------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents............................... $ 1,850,000    $37,675,000
  Accounts receivable, less allowance for doubtful
    accounts of $2,845,000 and $2,501,000.................  47,673,000     43,141,000
  Television programming..................................  12,410,000     12,505,000
  Prepaid expenses and other..............................   6,296,000      5,760,000
							   -----------    -----------
    Total current assets..................................  68,229,000     99,081,000
Property and equipment-net................................  62,774,000     67,042,000
Television programming....................................   3,172,000      2,827,000
Other assets..............................................     909,000        707,000
Investment in TeleNoticias................................   4,148,000              -
Broadcast licenses and reorganization value in excess of
  amounts allocable to identifiable assets.................  92,792,000              -
							   -----------     ----------
							  $232,024,000   $169,657,000
							  ============   ============
Liabilities and Shareholders' Equity (Deficiency)
 -----------------------------------------------
Current liabilities:
  Accounts payable.....................................    $ 7,308,000   $  5,724,000
  Accrued expenses and other...........................     23,304,000     22,527,000
  Television programming obligations...................      5,292,000      5,139,000
								       -----------    -----------
   Total current liabilities...........................     35,904,000     33,390,000
Long-term debt.........................................    100,724,000              -
Capital lease obligations..............................      7,263,000      7,814,000
Television programming obligations.....................        763,000      1,782,000
Other liabilities......................................     17,370,000     14,703,000
Liabilities subject to settlement under chapter
  11 proceedings.......................................              -    326,784,000
							 -------------   ------------
							   162,024,000    384,473,000
							 -------------   ------------
Contingencies and commitments
Common stockholders' equity (deficiency):
  Series A common stock, $.01 par value,
    4,388,394 shares authorized, 4,388,394
    shares outstanding at December 31, 1994............        44,000               -
 Series B common stock, $.01 par value,
5,611,606 shares authorized, 5,611,606
    shares outstanding at December 31, 1994............        56,000               -
 Common stock, $.01 par value, 100,000 shares
    authorized 37,042,924 shares outstanding
    at December 31, 1993...............................             -         370,000
Additional paid-in capital.............................    69,900,000     245,768,000
Retained earnings (deficit)............................             -    (460,954,000)
							  -----------    -----------
							   70,000,000    (214,816,000)
							   -----------    -----------
							 $232,024,000    $169,657,000
							  ============   ============

See notes to consolidated financial statements

TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN COMMON SHAREHOLDERS' EQUITY (DEFICIENCY)
						Number of
				     Shares                         Common
				   Outstanding                      Stock
			------------------------------  -----------------------------

															     Common
				    Series A  Series B              Series A  Series B      Additional       Retained  Shareholders'
			  Common      Common    Common    Common      Common    Common         Paid-in       Earnings       Equity
			   Stock       Stock     Stock     Stock       Stock     Stock         Capital       (Deficit)  (Deficiency)
			 -------    --------   -------    ------    --------   -------   -------------    --------   -----------
Balance, January 1,
  1992..............  37,042,924          -         -  $370,000           -         -   $ 245,768,000  $(420,152,000)$(174,014,000)
Net loss............           -           -         -         -           -         -                   (26,743,000) (26,743,000)
		      ----------      ------    ------  --------   ---------  -------- --------------  ------------- -------------
Balance, December 31,
  1992..............  37,042,924           -         -   370,000           -         -    245,768,000   (446,895,000)(200,757,000)
Net Loss............           -           -         -         -           -         -              -    (14,059,000) (14,059,000)
		       -----------     -------    ------  --------    --------   ------- --------------  -------------  ----------
Balance, December 31,
  1993..............  37,042,924           -         -   370,000           -         -  245,768,000   (460,954,000)(214,816,000)
Net income..........           -           -         -         -           -         -            -    214,531,000   214,531,000
Elimination of former
equity interests.... (37,042,924)          -         -  (370,000)          -         - (245,768,000)   246,423,000  285,000
Common stock
  issued in the
  restructuring
  and application
  of fresh start
  reporting........           -    4,388,394  5,611,606        -      44,000     56,000   69,900,000            - 70,000,000
		     ----------  -----------  ----------    ----      ------     ------      -----------   ----------- -----------
Balance, December 31,
  1994.............           -    4,338,394  5,611,606        -     $44,000    $56,000      $69,900,000   $    - $70,000,000
		     ==========  ===========  =========    =====      ======     ======      ===========   =========== ===========

See notes to consolidated financial statements



TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
								     Predecessor
					       ------------------------------------------------
Year Ended December 31                                 1994            1993           1992
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................  $214,531,000    $(14,059,000)  $(26,743,000)

Charges not affecting cash:
  Extraordinary gain-extinguishment of debt..  (130,482,000)              -              -
  Fresh start revaluation....................   (86,901,000)              -              -
  Depreciation and amortization..............    10,804,000      11,469,000     10,515,000
  Equity in net loss from TeleNoticias.......     1,314,000               -              -
  Accretion of zero coupon bonds.............             -      12,900,000     19,653,000
  Other......................................             -         735,000              -
Changes in assets and liabilities:
  Accrued interest on debt in default........             -      10,998,000     15,974,000
  Accounts receivable........................    (4,532,000)     (5,283,000)    (2,670,000)
  Television programming.....................      (250,000)     (3,794,000)     3,282,000
  Television program obligations.............      (866,000)        931,000     (3,279,000)
Accounts payable and accrued expense
  and other..................................     4,465,000       3,067,000     (2,580,000)
					       ------------     -----------    -----------
						  8,083,000      16,964,000     14,152,000
					       ------------     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment...........  (12,550,000)     (8,485,000)    (3,992,000)
Investment in TeleNoticias....................   (5,462,000)              -              -
Payments relating to acquisitions and
  divestitures................................            -      (1,907,000)    (4,058,000)
Principal payments of notes receivable
  relating to the sale of a business..........            -               -     10,981,000
						-----------      ----------    -----------
						(18,012,000)    (10,392,000)     2,931,000
						-----------      ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of obligations under capital leases..     (594,000)       (614,000)             -
Borrowings under credit line..................      200,000               -              -
Payments of liabilities for settlements
  relating to consummation of the Plan........  (35,928,000)              -              -
Proceeds from common stock issued pursuant
  to the Plan.................................   10,426,000               -              -
					       ------------     -----------     ----------
						      (25,896,000)       (614,000)             -
					       ------------     -----------     ----------
(Decrease) increase in cash and cash
  equivalents.................................  (35,825,000)      5,958,000     17,083,000
Cash and cash equivalents, beginning
  of year.....................................   37,675,000          31,717,000     14,634,000
					       ------------     -----------    -----------
Cash and cash equivalents, end of year........ $  1,850,000     $37,675,000    $31,717,000
					       ============     ===========   ============

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITY:
In 1993 capital lease obligations of $9,037,000 were incurred primarily to finance the acquisition of a satellite transponder.

See notes to consolidated financial statements






TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company") is a Spanish-language television network that, through its owned and operated stations and affiliates, serves 53 markets in the continental United States, including the 32 largest Hispanic markets, and reaches approximately 86% of all U.S. Hispanic households. The Company also owns and operates a television station and related production facilities in Puerto Rico. The Company produces Spanish-language programming for use on its network and for sale in foreign countries and sells advertising time on behalf of its owned and operated television stations and affiliates. The Company also holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish language news service distributed in Latin America, the United States and Europe.

BASIS OF PRESENTATION

On December 30, 1994, Telemundo consummated its financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (see Note 2 for a description of the chapter 11 proceedings and the plan of reorganization). Pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adjusted its assets and liabilities to their estimated fair values upon consummation of the reorganization. The adjustments to reflect the consummation of the reorganization as of December 31, 1994, including the gain on debt discharge and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying financial statements. The balance sheet at December 31, 1993 is presented on a historical cost basis without giving effect to the reorganization. Therefore, the Company's balance sheet as of December 31, 1994 generally is not comparable to prior periods and is separated by a line (see Note 2). For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Telemundo and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers short-term investments with a maturity of three months or less to be cash equivalents. Such short-term investments are carried at cost which approximates fair value.

TELEVISION PROGRAMMING

Television programming rights and the related obligations are recorded at gross contract prices. The costs of the rights are amortized on varying bases related to the license and distribution periods, usage of the programs and management's estimate of revenue to be realized from each airing of the programs.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
----------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION

Property and equipment is depreciated by the straight-line method over estimated useful lives as follows:

	Buildings                           40 Years
	Antennas and Transmitters           20 Years
	Other Broadcast Equipment       3 to 7 Years
	Furniture and Fixtures          5 to 7 Years
	Automobiles and Trucks               4 Years
	Leasehold Improvements
	and Satellite Transponder    Life of Lease

BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Broadcasting licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portion of reorganization value not attributable to specific tangible assets of the Company at the time of the reorganization. This value is attributable primarily to FCC broadcast licenses. The Company has contracted an independent appraisal firm that is currently in the process of allocating a value between broadcast licenses and other intangible assets. On an ongoing basis the Company will review the carrying value of broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets and if such review indicates that these values may not be recoverable, the Company's carrying value of broadcast licenses or reorganization value in excess of amounts allocable to identifiable assets will be reduced to its estimated fair value.

REVENUE RECOGNITION

Revenue is derived primarily from the sale of advertising time on a network, national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. During 1994 and 1993, no customer accounted for more than 10 percent of the Company's commercial air time revenue. Commercial air time revenue from over 30 individual brands of a major advertiser collectively accounted for 10 percent of the Company's total commercial air time revenue in 1992.

PER COMMON SHARE INFORMATION

As a result of the effects of the reorganization, per share information for all periods presented is not applicable and has therefore been omitted from the accompanying financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
------------------------------------------------------------------------------

2. CHAPTER 11 REORGANIZATION

On June 8, 1993 (the "Petition Date"), certain holders of the outstanding 13 5/8% subordinated debentures and the indenture trustee for such debentures filed an involuntary petition for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The involuntary petition was filed against Telemundo and did not include its subsidiaries. On July 30, 1993, the Company consented to the entry of an order for relief under the Bankruptcy Code. On July 20, 1994, the Bankruptcy Court entered an order confirming the Company's second amended plan of reorganization (the "Plan"). The reorganization was consummated on December 30, 1994 (the "Consummation Date") and is reflected in the accompanying financial statements as if the consummation occurred on December 31, 1994, which is not significantly different than operations through December 30, 1994.

Under the terms of the Plan, the following occurred: (a) an aggregate of $31,348,000 in cash, $88,668,000 in principal amount of new 10.25% senior notes ("New Senior Notes"), 8,550,000 shares of the common stock of reorganized Telemundo ("New Common Stock") and 639,750 warrants to purchase New Common Stock were issued in satisfaction of bondholder and general unsecured creditor claims; (b) $7.0 million was paid to settle all claims relating to an unfavorable long-term lease; and (c) $219,000 in cash and $28,220,000 in New Senior Notes were issued and the Company received $2,639,000 from a co-defendant as part of the Blair settlement agreement (see
Note 10). Under the Plan, pre-existing equity interests were canceled. The existing stockholders were given rights to purchase 1,450,000 shares of New Common Stock. Reliance Group Holdings, Inc. and its affiliates agreed to acquire New Common Stock not acquired by other stockholders for which commitment they received 416,667 warrants to purchase New Common Stock. Substantially all distributions of securities and cash have been made.

Reorganization items are items associated with chapter 11 proceedings that were incurred subsequent to July 29, 1993 and consisted of the following:

	                                   				       1994            1993
	Reorganization Costs:
  Professional fees                    $ (6,365,000)   $ (1,850,000)
  Contract cancellation costs            (3,479,000)              -
  Litigation settlement                    (668,000)              -
  Interest income                           967,000         235,000
  Other                                  (1,101,000)       (928,000)
				                                    	-----------     -----------
                                    				(10,646,000)     (2,543,000)

Revaluation of Assets and
  Liabilities                            86,901,000              -
					 ----------   ------------
				       $ 76,255,000   $ (2,543,000)
				       ============   ============

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

In connection with its consummation of the Plan on December 30, 1994, Telemundo adopted fresh start reporting in accordance with SOP 90-7. The fresh start reporting equity value of $70 million was determined by the Company with the assistance of its financial advisors using certain financial analyses, including discounted future cash flows. The significant factors considered were analyses of publicly available information of other companies believed to be comparable to the Company, industry, economic and overall market conditions, and historical and projected performance of the Company.

Under fresh start reporting, the reorganization value of the entity has been allocated to the reorganized company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets were included in




TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

"Broadcast Licenses and Reorganization Value in Excess of Amounts Allocable to
 Identifiable Assets" in the accompanying
 consolidated balance sheet as of December 31, 1994.  The fresh start reporting adjustments will have a significant effect on the Company's future statements of operations including depreciation and amortization and interest expense.

 The effects of the Plan and fresh start reporting on the Company's consolidated balance sheet as of  December 31, 1994 are as follows (in thousands):

						   Adjustments to Record
						   Consummation of Plan
					   -------------------------------------
					      Discharge of
				Predecessor    Liabilities                                    Reorganized
			      Balance Sheet     Subject of        Equity           Fresh    Balance Sheet
				Dec. 31, 1994     Settlement      Infusion         Start    Dec. 31, 1994
                              -------------    -----------      --------           -----   --------------
ASSETS:
Current assets:
Cash and cash
    equivalents...............    $  20,352      $ (28,928)(a)  $ 10,426 (b)    $     -          $  1,850
   Accounts receivable, less
    allowance for doubtful
  accounts..................       47,673              -             -              -            47,673
Television programming......       12,410              -             -              -            12,410
Prepaid expenses and
  other......................       6,296              -             -              -             6,296
				---------      ---------       -------        -------          --------
    Total current assets.....      86,731        (28,928)       10,426              -            68,229
Property and equipment-net...      68,665              -             -         (5,891)(c)        62,774
Television programming.......       3,172              -             -              -             3,172
Other assets.................         909              -             -              -               909
Investment in TeleNoticias...       4,148              -             -              -             4,148
  Broadcast licenses and
  reorganization value in
  excess of identifiable
  assets.....................           -              -             -         92,792 (d)        92,792
				 --------      ---------      --------       --------          --------
				 $163,625      $ (28,928)     $ 10,426       $ 86,901          $232,024
				 ========      =========      ========      =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Current liabilities:
  Accounts payable...........   $   7,308      $      -     $      -     $         -           $  7,308
  Accrued expenses and other.      20,567             -            -           2,737 (d)         23,304
    Television programming
      obligations............       5,292             -              -             -              5,292
				---------      --------       --------       --------          --------
       Total current
	 liabilities.........      33,167             -              -          2,737            35,904
Long-term debt...............         200       100,524 (a)          -              -           100,724
Capital lease obligations....       7,263             -              -              -             7,263
Television programming
   obligations...............         763             -              -              -               763
Other liabilities............      15,960             -              -          1,410 (d)        17,370
  Liabilities subject to
    settlement under chapter 11
    proceedings (including debt
  in default)................     319,784      (319,784)(a)         -              -                  -
  Common stockholders' equity
  (deficiency)...............    (213,512)      190,332 (a)    10,426 (b)     82,754 (e)          70,000
				---------     ---------       -------        -------          --------
				$ 163,625     $ (28,928)      $10,426        $86,901          $232,024
				  =========     ========      =======       ========





TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

To record discharge of liabilities subject to settlement pursuant to the Plan:
(i) cash distribution of $31,348,000, issuance of $88,668,000 in New Senior Notes and issuance of 8,550,000 shares of New Common Stock valued at $7 per share ($59,850,000) in satisfaction of bondholder and general unsecured creditor claims, (ii) cash distribution of $219,000, issuance of $28,220,000 in New Senior Notes and receipt of $2,639,000 from a co-defendant as part of the Blair settlement agreement (see Note 10), and (iii) $130,482,000 gain from the discharge of liabilities subject to settlement. Pursuant to the provisions of SOP 90-7, the $88,668,000 in New Senior Notes issued to bondholders and general unsecured creditors and the $28,220,000 in New Senior Notes issued as part of the Blair settlement agreement were recorded at their fair values of $76,254,000 and $24,270,000, respectively, based upon market trading activity at the time of consummation, reflecting an effective interest rate of 13.34%.

Cash of $907,000 and New Senior Notes of $9,211,000 distributed represented interest accretion from January 31, 1994 through December 30, 1994, pursuant to the Plan.

The Plan also provided for the payment of $7.0 million to settle all claims relating to an unfavorable long-term lease, which payment was made in June 1994.

To record cash received from existing stockholders for New Common Stock as part of the consummation of the Plan (1,450,000 shares at $7.19 per share pursuant to the Plan).

To record the effect of adjusting carrying value to fair market value in accordance with fresh start reporting.

To record broadcast licenses and reorganization value in excess of amounts allocable to identifiable net assets in accordance with fresh start reporting and accrue for additional reorganization costs.

To record the fresh start reorganization equity value at $70,000,000.


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

3. PROPERTY AND EQUIPMENT

			      Predecessor
						    -----------
December 31                                 1994            1993
-----------------------------------   -----------  ------------
Land...............................  $ 4,161,000  $  4,161,000
Buildings..........................   15,975,000    12,837,000
Broadcast equipment, antennas
  and transmitters.................   29,046,000    76,137,000
Satellite transponder..............    6,999,000     8,706,000
Leasehold interests................            -    12,255,000
Leasehold improvements.............    6,593,000     7,859,000
				       ----------   -----------
				       62,774,000   121,955,000

Less accumulated depreciation
  and amortization................             -    (54,913,000)
				       ----------   -----------
				      $62,774,000   $67,042,000
				      ===========   ===========

4. INVESTMENT IN TELENOTICIAS

In July 1994, the Company entered into a partnership agreement with subsidiaries of Reuters Holdings PLC, an international news and information organization, Antena 3 de Television, S.A., a Spanish media company, and Arte Radiotelevisivo Argentino, S.A, an Argentinean media company, to launch a 24-hour international Spanish-language news service. The 24-hour news service,
TeleNoticias, which began transmitting on December 1, 1994,    is produced and
distributed from the Company's network operations center in Hialeah, Florida. The Company holds a 42% interest in the partnership and accounts for its interest in the partnership using the equity method. The Company is required to make cash contributions to the partnership of up to $6.5 million during the partnership's first fiscal year, which commenced on September 16, 1994, and up to an aggregate of $10.0 million through its sixth fiscal year. The Company made cash contributions totalling $5.5 million to the partnership in 1994, primarily for start-up costs. Certain equipment purchases previously made by the Company were subsequently transferred to and reimbursed by the partnership. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to the partnership including the use of a news studio in the Company's network operations center.

5. ACCRUED EXPENSES
						      Predecessor
						      -----------
December 31                                    1994          1993
-------------------------------------  ------------    ----------
Accrued compensation and
  commissions........................   $ 3,865,000   $ 5,530,000
Accrued agency commissions...........     4,334,000     3,808,000
Accrued reorganization costs.........     5,677,000     2,847,000
Other accrued expenses...............     9,428,000    10,342,000

					$23,304,000   $22,527,000
					===========   ===========

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

6.  LONG-TERM DEBT

December 31                                    1994
------------------------------------    -----------
10.25% senior notes.................   $100,524,000
Revolving credit
  facility..........................        200,000
				       ------------
					100,724,000
Less: current portion...............              -
				       ------------
				       $100,724,000
				       ============

All debt outstanding at December 31, 1993 was in default and was included in liabilities subject to settlement in the consolidated balance sheet.

As described in Note 2, the Predecessor debt was exchanged for cash, debt and securities pursuant to the Plan. Significant terms of the reorganized Company's debt agreements are as follows:

10.25% Senior Notes: The 10.25% Senior Notes ("New Senior Notes") have been recorded at their fair value of $100,524,000 reflecting an effective interest rate of 13.34%, based upon market trading activity at the time of consummation. The New Senior Notes are unsecured obligations of the Company with an outstanding aggregate principal amount of $116,888,000 bearing interest from December 31, 1994, payable semi-annually, and maturing December 30, 2001.

The New Senior Notes are redeemable, at the option of the Company, in whole or in part, at any time after December 30, 1997, by payment of accrued and unpaid interest thereon to the date of prepayment and payment of the following redemption prices for each $100 of principal amount thereof:
	    Year                          Price
	    ----                          -----
	    1998.........................  $105
	    1999.........................  $103
	    2000.........................  $101

The Company may also acquire New Senior Notes in open market purchases, tender offers or in other market transactions.

The Company is required to make the following mandatory sinking fund payments:
	                             			    Principal
	   December 30                        Amount
	   -----------                     -----------
	       1999........................  $25,000,000
	       2000........................  $25,000,000
	       2001........................  $66,888,000

The Company may credit against such required sinking fund obligations, in the order of the scheduled sinking fund payments, the principal amount of any and all New Senior Notes acquired by the Company through open market purchases, tender offers, and other market transactions.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

Revolving Credit Facility: The Revolving Credit Facility ("Credit Facility") allows for borrowings up to $20 million, subject to the Company's maintenance of an adequate accounts receivable borrowing base, which was maintained at December 31, 1994. Interest accrues at a rate of prime plus 1.75% (10.25% at December 31, 1994) . Minimum annual interest during 1995 and 1996 is $360,000. The agreement expires December 30, 1999 and is cancelable at the Company's option prior to expiration upon payment of an early termination fee, except during the first 60 days of 1998 or 1999 when the agreement may be terminated without incurring an early termination fee. The Company is required to pay a fee of 0.5% per annum based on the average unborrowed portion of the Credit Facility. The Company is also required to pay other annual fees and expenses in connection with the borrowing agreement. The Credit Facility is secured by substantially all assets of the Company and does not require compensating balances.

The New Senior Notes and Credit Facility agreements contain certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on Telemundo and its subsidiaries certain limitations or prohibitions on: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness of another; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries in order to secure debt; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company with any person or other entity; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

Liabilities recorded as of the Petition Date that were expected to be settled under a plan of reorganization were separately classified in the consolidated balance sheet at December 31, 1993. At December 31, 1993, such liabilities consisted primarily of debt in default aggregating $309,002,000 (including accrued interest of $28,233,000 prior to the Petition Date) and other obligations assumed as part of the acquisition of the Company's predecessor.

Included in interest expense for the year ended December 31, 1993 was $7,100,000 representing the additional interest in the period to adjust certain debentures to their full face value. Contractual interest obligations were accrued up until June 8, 1993, the Petition Date. Additional interest expense of $39,400,000 and $21,300,000 would have been recorded through December 31,1994 and 1993, respectively, if the involuntary petition had not been filed.

In addition to not making the scheduled principal payments on matured senior notes, the Company did not make scheduled cash payments of interest totalling $10,300,000 and $10,400,000 in 1993 and 1992, respectively. Included in interest expense for the years ended December 31, 1993 and 1992 were accruals of interest at stipulated rates (ranging from 11.0% to 13.6%) on matured debt and on unpaid scheduled interest totalling $6,300,000 and $5,600,000, respectively.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

7. INCOME TAXES

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of:

					Predecessor
			    ------------------------------------
Year Ended December 31           1994          1993         1992
--------------------------  ---------    ----------   ----------
Puerto Rico (a)........... $3,279,000    $3,195,000   $3,065,000
Federal, state and
  local (b)...............    110,000       156,000      200,000
			   ----------    ----------   ----------
			   $3,389,000    $3,351,000   $3,265,000
			   ==========    ==========   ==========
Represents a provision for withholding tax related to intercompany interest. Federal and state taxes are a result of the alternative minimum tax.

The Company paid $1,260,000, $1,025,000 and $988,000 for withholding taxes related to its operations in Puerto Rico in 1994, 1993 and 1992, respectively. In addition, the Company paid U.S. income taxes of $153,000 and $208,000 in 1993 and 1992, respectively.

The tax effects comprising the Company's net deferred taxes as of December 31, 1994 and 1993 are as follows:
							 Predecessor
December 31                                    1994             1993
------------------------------------  -------------    -------------
Deferred Tax Assets:
  Net operating loss carryforwards
    ("NOLs")........................  $  72,601,000    $  88,344,000
  Amortization of FCC broadcast
    licenses........................     32,824,000       34,763,000
  Other.............................      5,541,000        2,092,000
				       ------------     ------------
					110,966,000      125,199,000
Deferred Tax Liabilities:
  Amortization of FCC broadcast
    licenses and other..............    (36,138,000)               -
  Accelerated depreciation..........     (2,022,000)      (4,330,000)
					-----------      -----------
					(38,160,000)      (4,330,000)

Net deferred tax asset..............     72,806,000      120,869,000
Valuation allowance.................    (72,806,000)    (120,869,000)

Net deferred tax                              $         -     $          -
					===========     ============

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

Limitations imposed by Section 382 of the Internal Revenue Code after a change in control, which occurred on the consummation date, will limit the amount of NOLs which will be available to offset future U.S. taxable income to approximately $6,600,000 annually, or a total of $92,400,000 during the permitted carryover period, except in certain circumstances.

As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, including its NOLs which are limited in any given year, a valuation allowance has been established to offset the existing net deferred tax asset.

The Company has NOLs expiring as follows:
                                    						     Commonwealth of
		U.S.                                         Puerto Rico
-----------------------------                  ------------------------------
2002............$ 22,606,000                    1996............. $ 5,772,000
2003............  43,317,000                    1997.............   4,958,000
2004............  31,103,000                    1998.............   5,973,000
2005............   6,262,000                    1999.............   5,657,000
2006............  31,799,000                    2000.............   3,402,000
2007............  26,942,000                    2001.............   1,629,000
2008............   8,676,000                                        ---------
              		  ----------
              		$170,705,000                                      $27,391,000
	              	============                                      ===========

The Company also has state tax NOLs in various jurisdictions.

8. WARRANTS

Pursuant to the Plan, 639,750 warrants were issued and outstanding at December 31, 1994 entitling the holders of each warrant to purchase one share of Series A common stock at $7 per share. These warrants are exercisable from December 30, 1994 and expire on December 30, 1999.

Also pursuant to the Plan, 416,667 warrants were issued to Reliance Group Holdings, Inc. and its affiliates. Each warrant entitles the holder to purchase one share of Series A common stock at $7.19 per share and is exercisable in three equal annual installments commencing December 30, 1995 and expires five years from the date it becomes exercisable.

The warrants contain certain antidilutive provisions in the event of a change in the Company's capitalization.

9. EMPLOYEE RETIREMENT AND INCENTIVE PLANS

The Company maintains a qualified defined contribution retirement and savings
plan for its U.S. employees.   The aggregate cost for this plan totalled
$1,054,000, $1,406,000 and $1,306,000 in 1994, 1993 and 1992, respectively.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

Pursuant to the Plan, the Company has adopted a Stock Plan (the "Stock Plan") whereby key employees may be granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock. 600,000 of these options were granted on the Consummation Date. Options to purchase 300,000 shares become exercisable upon the attainment of certain earnings targets for the six month period ending June 30, 1995; thereafter, if such earnings targets had been met, options to purchase 150,000 shares become exercisable in each of 1996 and 1997. Each option entitles the holder to purchase one share of Series A common stock at $7 per share for a maximum term of ten years. The grantee must be employed by the Company on the vesting date in order for the options to become exercisable. Of the 600,000 options granted on the consummation date, 500,000 options issued to a former officer were canceled subsequent to December 31, 1994. The former officer was issued separate options to purchase 150,000 shares of Series A common stock with an exercise price of $7 per share exercisable from January 1, 1996 through December 31, 1998. The Stock Plan is administered by a committee of the Company's board of directors.

Subsequent to year end, the Company issued options to purchase 512,500 shares of Series A common stock to an officer of the Company for a maximum term of 10 years. The exercise price of these options is $10 per share and one-quarter of the options vest annually upon the Company attaining certain earnings targets. Any options that have not vested at the end of nine years from the grant date will vest at that time if the officer is still employed by the Company.

10. CONTINGENCIES AND COMMITMENTS

Telemundo, several affiliates and its independent auditors were defendants in an action brought in December 1987 styled John Blair Communications, Inc., et. al. v. Reliance Capital Group, L.P., et. al. in the Supreme Court of the State of New York, County of New York. Telemundo and all other parties in the action have settled the action. Such settlement is included in Telemundo's Plan and is reflected in the consolidated financial statements.

The Company and its subsidiaries are also involved in a number of other actions and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1994, future minimum rental payments under such leases are as follows:

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

			       Operating     Capital
				 Leases       Leases
			      ----------   -----------
1995........................ $ 2,585,000   $ 1,159,000
1996........................   2,486,000     1,189,000
1997........................   2,217,000     1,219,000
1998........................   1,773,000     1,260,000
1999........................   1,285,000     1,380,000
2000 and later..............   1,823,000     4,715,000
			     -----------   -----------
Total minimum lease
  payments.................. $12,169,000    10,922,000
			     ===========
Less amount representing
  interest..................                (3,093,000)
					   -----------
Present value of minimum
  lease payments(includes
  current portion of
  $566,000).................               $ 7,829,000
					   ===========

Rent expense was $2,711,000, $3,600,000 and $3,400,000 in 1994, 1993, and
1992, respectively.

Certain of the Company's affiliation agreements, which typically last two to five years, provide for compensation to affiliates.

The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation aggregating $1,761,000, $1,725,000 and $1,214,000 for 1995, 1996 and 1997, respectively. These agreements provide for additional compensation based upon the achievement of certain performance targets.

11. TRANSACTIONS WITH AFFILIATES

The Company paid approximately $1,125,000, $1,053,000 and $933,000 in 1994,
1993 and 1992, respectively, to a broadcast television station affiliate in which a director of the Company has a financial interest.

Reliance Insurance Company provided the Company with certain insurance coverage for which the Company paid $910,000 and $593,000 in 1993 and 1992, respectively.

In connection with the financial restructuring, the Company paid approximately $204,000, $150,000 and $198,000 in 1994, 1993 and 1992, respectively, to a law firm in which a director of the Company is a partner. The payments were for services rendered prior to the director becoming a member of the Board.

Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
------------------------------------------------------------------------------

12. OTHER (EXPENSE) INCOME

Other expense in 1993 includes financial advisory and legal fees incurred prior to July 30, 1993 totalling $1,100,000 partially offset by the reversal of a $750,000 liability which was no longer required. Other income of $1,400,000 for the year ended December 31, 1992 consists primarily of the net effect of the reversal of $4,300,000 of liabilities provided at the date of acquisition of the Company's predecessor which were no longer required, offset by the payment of $3,000,000 in financial advisory and legal costs in conjunction with the financial restructuring.

13. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

(in thousands, except per share data)

					       1994 Quarter
			    ------------------------------------------------
			       First    Second     Third    Fourth      Year
			    --------   -------  --------  --------  --------
Net revenue................ $ 37,974  $ 49,094  $ 44,739  $ 52,087  $183,894

Operating income (loss).....$ (4,998) $  5,354  $  2,004  $ 10,816  $ 13,176

Income (loss) before
  extraordinary items......$  (7,330) $  2,908  $   (551) $ 89,022  $ 84,049

Net income (loss)**........$  (7,330) $  2,908  $   (551) $219,504  $214,531

Net income (loss) per share        $ *       $ *       $ *       $ *       $ *

Common stock price range (a):
High......................      $.25      $.25      $.28         -
Low.......................      $.03      $.06      $.19         -


					       1993 Quarter
			    ------------------------------------------------

			       First    Second    Third     Fourth      Year
			    --------  --------  -------   --------  --------
Net revenue...............  $ 33,401  $ 44,799  $47,257   $ 52,352  $177,809

Operating income (loss)...  $ (5,013) $  5,029  $ 6,862   $  9,719  $ 16,597

Net income (loss).........  $(22,770) $ (4,155) $ 6,011   $  6,855  $(14,059)

Net income (loss) per
  share...................      $ *        $ *      $ *        $ *       $ *

Common stock price range (a):
High......................     $.88       $.13     $.10       $.25
Low.......................     $.02       $.01     $.01       $.01

* Net income (loss) per share is not applicable as the Company has been recapitalized and has adopted fresh start reporting as of December 31, 1994 (see Note 2).

** Net income for the year and for the fourth quarter was significantly impacted by certain nonrecurring income and expense items related to the Company's emergence from Chapter 11 bankruptcy proceedings (see Note 2).

(a)During 1994 and 1993 the Company's then-existing common stock was traded in the over-the-counter market and was quoted in the National Association of Securities Dealers Electronic Bulletin Board. Effective January
   3, 1995, the Company's New Common Stock is traded over-the-counter and is quoted on the NASDAQ National Market.


Independent Auditors' Report



To the Board of Directors and Stockholders of Telemundo Group, Inc.


We have audited the accompanying consolidated balance sheet of Telemundo Group, Inc. and its subsidiaries (the "Company") as of December 31, 1994 (Successor Company balance sheet) and 1993 (Predecessor Company balance sheet), and the related consolidated statements of operations, changes in common stockholders' equity (deficiency) and of cash flows for each of the three years in the period ended December 31, 1994 (Predecessor Company operations). Our audits also included the consolidated financial statement schedule listed in item 14. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 2 to the financial statements, on July 20, 1994, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on December 30, 1994. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 2.

In our opinion, the Successor Company consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 1994. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/ Deloitte & Touche LLP
Miami, Florida
March 22, 1995