Form 10-K, Exhibit 13
period 1995-12-31
TELEMUNDO GROUP INC
filed 1996-03-28
CIK 806083

TELEMUNDO GROUP, INC.  AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:



                                                                                               Predecessor
                                                                        --------------------------------------------------------
Year Ended December 31                                           1995          1994          1993          1992          1991
--------------------------------------------------------------------------------------------------------------------------------

Net revenue. . . . . . . . . . . . . . . . . . . . . .       $169,148      $183,894      $177,809      $153,572     $ 134,258

EBITDA (a) . . . . . . . . . . . . . . . . . . . . . .         26,021        23,980        28,066        21,338        13,211

Operating income (loss). . . . . . . . . . . . . . . .         14,379        13,176        16,597        10,823      (241,447)

Reorganization items . . . . . . . . . . . . . . . . .              -        76,255        (2,543)            -             -
Interest expense - net of interest income. . . . . . .        (14,489)         (645)      (24,411)      (35,739)      (31,534)
Net loss from investment in TeleNoticias . . . . . . .         (6,355)       (1,314)            -             -            -
Income (loss) before extraordinary items . . . . . . .        (10,088)       84,049       (14,059)      (26,743)     (276,046)
Extraordinary gain - extinguishment of debt. . . . . .              -       130,482             -             -         1,045

Net income (loss) (b). . . . . . . . . . . . . . . . .       $(10,088)     $214,531      $(14,059)     $(26,743)    $(275,001)
                                                              --------      --------      --------      --------     ---------
                                                              --------      --------      --------      --------     ---------

Net income (loss) per share. . . . . . . . . . . . . .         $(1.01)       $    *        $    *        $    *        $    *
                                                                ------        ------        ------        ------       -------
                                                                ------        ------        ------        ------       -------
Dividends declared on common shares. . . . . . . . . .              -             -             -             -             -
                                                                ------        ------        ------        ------       -------
                                                                ------        ------        ------        ------       -------



BALANCE SHEET DATA:


                                                                                               Predecessor
                                                                                          --------------------------------------
December 31                                                       1995          1994          1993          1992          1991
--------------------------------------------------------------------------------------------------------------------------------

Working capital. . . . . . . . . . . . . . . . . . . .        $36,395       $32,325       $65,691       $51,657       $38,795
Broadcast licenses and reorganization value
 in excess of amounts allocable to identifiable
 assets, net . . . . . . . . . . . . . . . . . . . . .         90,200        92,792             -             -             -
Total assets . . . . . . . . . . . . . . . . . . . . .        224,459       232,024       169,657       148,564       149,044
Long-term debt (liabilities subject to settlement
prior to 1994) . . . . . . . . . . . . . . . . . . . .        108,032       100,724       326,784       304,183       267,827
Common stockholders' equity (deficiency) . . . . . . .         60,251        70,000      (214,816)     (200,757)     (174,014)


(a) EBITDA (earnings before interest, taxes, depreciation and amortization) is operating income (loss) before depreciation and amortization.
    Although EBITDA is not intended to represent cash flow or any other measure of financial performance under generally accepted accounting principles, the Company believes it is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures.

(b) Prior to 1995, net income (loss) was significantly impacted in certain years by nonrecurring income and expense items related to the Company's financial restructuring (see Note 9).

* Net income (loss) per share is not applicable as the Company has been recapitalized and adopted fresh start reporting as of December 31, 1994 (see Note 9).

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On December 30, 1994, Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company"), consummated a financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan"). The period prior to the consummation of the Plan is presented on a historical cost basis without giving effect to the reorganization and is separated by a line. For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes, to which note references relate. Except for historical information contained herein, certain matters discussed herein are forward looking disclosures that involve risks and uncertainties, including (without limitation) those risks associated with the availability of programming, the impact of competition, the effect of economic and market conditions, litigation, the impact of current or pending legislation and regulation, and other risks detailed from time to time in the Company's Securities and Exchange Commission reports.

RESULTS OF OPERATIONS

Net revenue for each of the three years in the period ended December 31, 1995 was as follows:



                                                                         Predecessor
                                                         -----------------------------------------
                                  Year Ended               Year Ended                 Year Ended
                                 December 31              December 31                December 31
                                        1995    Change           1994     Change            1993
                                ------------------------------------------------------------------
Net Commercial Air Time:
  Continental U.S.:
      Network and
        National Spot. . . .    $ 67,938,000     (16)%   $ 81,313,000       4 %     $ 78,264,000
      Local. . . . . . . . .      38,888,000     (11)%     43,600,000      (5)%       45,779,000
                                 ------------             ------------               ------------
                                 106,826,000     (14)%    124,913,000       1 %      124,043,000

  Puerto Rico. . . . . . . .      37,830,000       2 %     37,232,000      (4)%       38,711,000
                                 ------------             ------------               ------------
                                 144,656,000     (11)%    162,145,000       - %      162,754,000

Other Revenue. . . . . . . .      24,492,000      13 %     21,749,000      44 %       15,055,000
                                 ------------             ------------               ------------
                                $169,148,000      (8)%   $183,894,000       3 %     $177,809,000
                                 ------------             ------------               ------------
                                 ------------             ------------               ------------


The decrease in network and national spot revenue in 1995 is the result of the impact of an overall decline in audience share throughout 1994, which continued through February 1995. A change in audience share typically has a delayed impact on revenue. The impact of the decline in audience share was in part offset by the growth in the overall Spanish-language television advertising market. The increase in network and national spot revenue in 1994 was the result of an increase in advertising expenditures in the overall marketplace, offset by the Company receiving a smaller share of such expenditures as a result of the decline in audience share.

The decline in local revenue for 1995 is the result of the ratings decline, which most significantly impacted KVEA (Los Angeles). The decline in 1994 was due primarily to a decrease at KVEA, which was related to the ratings decline, partially offset by an increase at WSCV (Miami).

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

In March 1995, the Company's President and Chief Executive Officer resigned and a new President and Chief Executive Officer was elected. In addition, the network hired a new Executive Vice President for Programming and Production. To counteract the audience share decline, the Company's new management implemented several measures, including re-arranging the Company's network program schedule, introducing new programs, and forming a Los Angeles-based production unit that began producing certain new network programs in late April 1995. Reflective of these programming initiatives, the Company's share of the Spanish-language network television audience increased from 20% in February 1995 to 27% in December 1995. The share of the Spanish-language network television audience was 23% in December 1994. As a result of the delayed impact on revenue noted above, the full impact of the increase in audience share since March 1995 was not reflected in revenue in 1995. The Company anticipates the ratings improvement achieved in 1995 will result in an increase in commercial air time revenue in the first half of 1996 as compared to the first half of 1995.

The increase in commercial air time revenue in Puerto Rico is the result of WKAQ's dominant audience share in a market which grew slightly. The decrease in 1994 was a result of a small decline in audience share.

Other revenue increased in 1995 primarily due to increased sales of blocks of broadcast time to independent programmers in both the continental United States and Puerto Rico, offset in part by a decrease in international program sales. Other revenue increased during 1994 due to increased sales of blocks of broadcast time in both the continental U.S. and Puerto Rico.

Direct operating costs decreased $12.3 million or 14% in 1995, which primarily reflects reductions in the cost of programming in certain time periods. The $7.7 million or 9% increase in 1994 primarily resulted from increases in programming costs in similar time periods.

Network expenses, which represent costs associated with the network operations center as well as sales, marketing and network costs not allocated to specific television stations, decreased by $2.7 million or 9% in 1995. The decrease primarily reflects the implementation of certain cost saving measures in response to the decline in revenue, including staff reductions, offset in part by the contracted increase in the cost of the Nielsen national Hispanic television ratings service. Network expenses increased by $2.3 million or 9% in 1994, which primarily reflected the operating costs associated with the expanded levels of production and the contracted increase in the cost of the Nielsen national Hispanic television ratings service.

Corporate expenses decreased by $411,000 or 9% in 1995, which reflects cost saving measures. Corporate expenses decreased by $1.4 million or 23% in 1994, primarily due to rent and other savings associated with the relocation of the Company's headquarters.

Operating income before depreciation and amortization ("EBITDA") increased $2.0 million or 9% in 1995 as the decline in revenue was more than offset by the 11% decline in operating expenses before depreciation and amortization. EBITDA declined by $4.1 million or 15% in 1994, as the increase in revenue was more than offset by the 7% increase in operating expenses before depreciation and amortization.

Other expenses for the year ended December 31, 1993 represents $1.1 million of financial advisory and legal costs associated with the Company's financial restructuring prior to July 30, 1993, the date the Company consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code, partially offset by the reversal of a $750,000 liability which was no longer required. All costs associated with the financial restructuring incurred subsequent to July 29, 1993 are included in the caption "reorganization items" on the consolidated statements of operations. As of December 31, 1994, the Company completed its reorganization to which the following nonrecurring income and expense items relate:

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

       (i) As a result of the application of "fresh start" reporting upon emergence from bankruptcy, the Company adjusted its assets and liabilities to their estimated fair value as of December 30, 1994 pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The resulting increase in the Company's net assets of $86.9 million is included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.

       (ii) In accordance with SOP 90-7, the legal, professional and other costs and expenses related to the reorganization totalling $11.6 million are included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.

       (iii) Also pursuant to SOP 90-7, included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994 is interest income of $967,000 earned on cash balances that would have otherwise been used to make scheduled principal and interest payments on debt in default and to pay prepetition liabilities.

       (iv) An extraordinary gain from debt forgiveness of $130.5 million is reported in the consolidated statement of operations for the year ended December 31, 1994, which represents the total amount of liabilities discharged in the reorganization, including accrued interest and unamortized discount, reduced by the amount of distributions to holders of such liabilities. The distributions, which are described in Note 9 to the consolidated financial statements, included cash, new debt, shares of common stock and warrants to purchase common stock.

Reorganization items of $2.5 million for 1993 are items associated with the chapter 11 proceedings incurred from July 30, 1993 and include $1.8 million for financial advisory and legal fees, an accrual of $1.0 million for relocation, severance and other costs associated with the reorganization, a $90,000 benefit related to the write-off of various assets and liabilities in conjunction with the renegotiation of certain leases, offset by $235,000 of interest income.

Interest expense for 1995 totalled $14.8 million as compared to $645,000 and $25.0 million for 1994 and 1993, respectively. Interest expense for 1995 primarily represents interest on the Company's 10.25% Senior Notes (the "10.25% Notes"), and is offset by $268,000 of interest income. Until consummation of the Plan, no interest expense had been accrued after June 8, 1993 (the date an involuntary petition under chapter 11 was filed). Additional interest expense of $39.4 million and $21.3 million would have been recorded for 1994 and 1993, respectively, if an involuntary petition had not been filed.

Interest income of $967,000 for 1994 and interest income from the period July 30, 1993 to December 31, 1993 totalling $235,000 is included in reorganization items in the consolidated statements of operations.

Net loss from investment in TeleNoticias of $6.4 million and $1.3 million for 1995 and 1994, respectively, represents the Company's 42% share of TeleNoticias' net loss, and related costs (see further discussion in Liquidity and Sources of Capital).

The income tax provision recorded in all periods relates to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to intercompany interest, and certain federal and state income and franchise taxes. The Company incurred $140,000 and $110,000 in U.S. federal and state income and franchise taxes for 1995 and 1994, respectively. The Company's use of its net operating and capital loss carryforwards incurred prior to December 31, 1994 are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be significantly limited each year subsequent to December 31, 1994.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

LIQUIDITY AND SOURCES OF CAPITAL

The Company's cash flows from operating activities were $11.6 million for 1995 as compared to $8.1 million and $17.0 million in 1994 and 1993, respectively. The increase in 1995 is the result of an increase in operating income and the net effect of changes in certain asset and liability accounts, including a greater decrease of accounts receivable. The decrease in 1994 was the result of a decline in operating income and an increase in advisory and other fees in connection with the chapter 11 proceedings, offset in part by the net effect of changes in certain asset and liability accounts.

The Company had working capital of $36.4 million at December 31, 1995. The Company secured a $20 million revolving credit facility on December 31, 1994, of which $6.0 million was outstanding at December 31, 1995.

On February 26, 1996, Telemundo completed the acquisition of a 74.5% interest in a joint venture ("Video 44"), which owns WSNS-TV, Channel 44 in Chicago, which has been the Company's largest affiliated station (the "Acquisition"). The purchase price for the Acquisition was approximately $45 million. On February 26, 1996, the Company also completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes due 2006 (the "New Senior Notes"), the proceeds of which were used primarily for the Acquisition and to repurchase approximately $116.7 million principal amount of its 10.25% Notes, representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes, tendered in a repurchase offer which commenced on November 27, 1995 (the "Repurchase"). A Supplemental Indenture covering the 10.25% Notes also became operative on February 26, 1996. The Supplemental Indenture contains amendments to the indenture governing the 10.25% Notes which had been consented to by holders of a majority of the outstanding principal amount of the 10.25% Notes pursuant to a consent solicitation.

The repurchase of the 10.25% Notes, the issuance of the New Senior Notes and the amendment of the 10.25% Notes indenture (collectively, the "Refinancing") were designed to enhance the Company's operating and financial flexibility by, among other things, (i) removing the near-term amortization requirements of the 10.25% Notes, and (ii) amending certain covenants relating to the 10.25% Notes to conform generally to the covenants relating to the New Senior Notes.

The New Senior Notes were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum. The New Senior Notes require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date will bear interest at a rate of 10.5% per annum on their principal amount at maturity. The approximately $175 million of gross proceeds were used for the Acquisition, the Repurchase, the consent solicitation, related fees and expenses, and for general corporate purposes, including reducing the amount outstanding under the Company's credit facility by $5.0 million.


Capital expenditures of approximately $6.7 million were made during 1995, including the replacement of the transmitter and antenna at KVEA. The Company anticipates that capital expenditures of approximately $6.4 million will be made during 1996 for the general replacement or upgrading of equipment at all stations and upgrading of facilities, and an additional $1.5 million will be expended for modifications to the WKAQ facility.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

The Company, through one of its wholly-owned subsidiaries, Telemundo News Network, Inc. ("TNNI"), holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish-language news service distributed in Latin America, the United States and Spain, and accounts for its interest in the partnership using the equity method. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5.0 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to the partnership including the use of a news studio in the Company's network operations center. The Company is required to make cash contributions of up to $10 million through TeleNoticias' sixth year of operations, which ends in 2000. The Company has made cash contributions totalling $8.2 million through December 31, 1995 (which includes $5.4 million contributed in 1994), and anticipates the remaining $1.8 million will be required during 1996. Losses of $6.4 and $1.3 million in 1995 and 1994 were realized on the Company's investment in TeleNoticias and it is expected that losses will continue.
There can be no assurance that once the Company and its partners have made all required capital contributions to TeleNoticias, that TeleNoticias will have sufficient capital or operating income to continue its business in its present form. The auditors' report accompanying the 1995 audited financial statements of TeleNoticias was accompanied by additional comments concerning substantial doubt about TeleNoticias' ability to continue as a going concern.

On October 16, 1995, TNNI filed an action in New York Supreme Court, New York County against its partners to address certain corporate governance issues affecting TeleNoticias. In its complaint, TNNI asserts a cause of action for breach of a stockholders agreement, a cause of action for a declaration that TNNI has the right to nominate the President of TeleNoticias, a cause of action for a declaration that certain "board" resolutions are invalid, and a cause of action for breach of fiduciary duty. Certain of the defendants have asserted counterclaims against TNNI for injunctive and declaratory relief as well as for damages in an unliquidated amount. In an order issued January 11, 1996, the Court, among other things, denied the cross motions seeking injunctive relief.

The partners are engaged in discussions in connection with seeking a resolution of their disagreements regarding TeleNoticias. Such discussions have included a number of possible alternatives, including a resolution of the dispute regarding management of TeleNoticias, a winding up of the partnership, and a purchase by one or more of the partners of the interests of the other partners. In connection with these discussions, the Company has had conversations with a number of organizations with respect to replacing some or all of the other TeleNoticias partners. The Company does not contemplate entering into any transaction relating to the replacement of any of the partners of TeleNoticias if, as a result, the Company would have materially greater financial commitments to TeleNoticias than it presently has with respect thereto. The Company believes, but there can be no assurance, that the outcome of the litigation, or the impact of any restructuring or winding up of TeleNoticias, will not result in a material adverse effect on the Company or its ability to acquire quality news programming.

The Company plans on financing interim cash needs through cash generated from operations and the revolving credit facility. The Company does not anticipate the need to obtain any additional financing to fund operations.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                    Predecessor
                                                                                        --------------------------------
Year Ended December 31                                                     1995              1994              1993
------------------------------------------------------------------------------------------------------------------------

Net revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 169,148,000     $ 183,894,000     $ 177,809,000
                                                                        ------------      ------------      ------------

Costs and expenses:
  Direct operating costs . . . . . . . . . . . . . . . . . . . . . . .    78,609,000        90,914,000        83,166,000
  Selling, general and administrative expenses other than. . . . . . .
     network and corporate . . . . . . . . . . . . . . . . . . . . . .    34,270,000        35,688,000        34,191,000
  Network expenses . . . . . . . . . . . . . . . . . . . . . . . . . .    25,848,000        28,501,000        26,167,000
  Corporate expenses . . . . . . . . . . . . . . . . . . . . . . . . .     4,400,000         4,811,000         6,219,000
  Depreciation and amortization. . . . . . . . . . . . . . . . . . . .    11,642,000        10,804,000        11,469,000
                                                                        ------------      ------------      ------------

                                                                        154,769,000       170,718,000       161,212,000
                                                                        ------------      ------------      ------------

Operating income . . . . . . . . . . . . . . . . . . . . . . . . . .     14,379,000        13,176,000        16,597,000

Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (104,000)          (34,000)         (351,000)
Reorganization items . . . . . . . . . . . . . . . . . . . . . . . .              -        76,255,000        (2,543,000)
Interest expense - net of interest income of $268,000 in 1995 and. .
    $554,000 in 1993 . . . . . . . . . . . . . . . . . . . . . . . .    (14,489,000)         (645,000)      (24,411,000)
Net loss from investment in TeleNoticias . . . . . . . . . . . . . .     (6,355,000)       (1,314,000)                -
                                                                        ------------      ------------      ------------

Income (loss) before income taxes. . . . . . . . . . . . . . . . . .     (6,569,000)       87,438,000       (10,708,000)
Income tax provision . . . . . . . . . . . . . . . . . . . . . . . .     (3,519,000)       (3,389,000)       (3,351,000)
                                                                        ------------      ------------      ------------

Income (loss) before extraordinary item. . . . . . . . . . . . . . .    (10,088,000)       84,049,000       (14,059,000)
Extraordinary gain - extinguishment of debt. . . . . . . . . . . . .              -       130,482,000                 -
                                                                        ------------      ------------      ------------

Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . .   $(10,088,000)     $214,531,000      $(14,059,000)
                                                                        ------------      ------------      ------------
                                                                        ------------      ------------      ------------
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Net income (loss) per share. . . . . . . . . . . . . . . . . . . . .         $(1.01)            $   *            $    *
                                                                             ------             -----            ------
                                                                             ------             -----            ------


Weighted average shares outstanding. . . . . . . . . . . . . . . . .     10,000,035                 *                 *
                                                                         ----------             -----            ------
                                                                         ----------             -----            ------


* Net income (loss) per share is not applicable as the Company has been recapitalized and adopted fresh start reporting as of December 31, 1994 (see
   Note 9).


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS



Assets                                                                    December 31           1995          1994
---------------------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  3,199,000  $  1,850,000
  Accounts receivable, less allowance for doubtful accounts of $2,650,000
    and $2,845,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45,801,000    47,673,000
  Television programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13,063,000    12,410,000
  Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,391,000     6,296,000
                                                                                         ------------  ------------
       Total current assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67,454,000    68,229,000
Property and equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60,538,000    62,774,000
Television programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,195,000     3,172,000
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,175,000       909,000
Investment in TeleNoticias . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       897,000     4,148,000
Broadcast licenses and reorganization value in excess of amounts allocable
  to identifiable assets, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    90,200,000    92,792,000
                                                                                         ------------  ------------


                                                                                        $224,459,000  $232,024,000
                                                                                         ------------  ------------
                                                                                         ------------  ------------

Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------

Current liabilities:
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  7,318,000  $  7,308,000
  Accrued expenses and other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,371,000    23,304,000
  Television programming obligations . . . . . . . . . . . . . . . . . . . . . . . . .     4,370,000     5,292,000
                                                                                         ------------  ------------
       Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .    31,059,000    35,904,000
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108,032,000   100,724,000
Capital lease obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,662,000     7,263,000
Television programming obligations . . . . . . . . . . . . . . . . . . . . . . . . . .       552,000       763,000
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,903,000    17,370,000
                                                                                         ------------  ------------
                                                                                         164,208,000   162,024,000
                                                                                         ------------  ------------
Contingencies and commitments

Common stockholders' equity:
  Series A common stock, $.01 par value, 14,388,394 shares authorized,
   5,933,865 and 4,388,394 shares outstanding at December 31, 1995 and 1994. . . . . .        59,000        44,000
  Series B common stock, $.01 par value, 5,611,606 shares authorized,
   4,066,335 and 5,611,606 shares outstanding at December 31, 1995 and 1994. . . . . .        41,000        56,000
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70,239,000    69,900,000
Retained earnings (deficit). . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (10,088,000)            -
                                                                                         ------------  ------------
                                                                                          60,251,000    70,000,000
                                                                                         ------------  ------------

                                                                                        $224,459,000  $232,024,000
                                                                                         ------------  ------------
                                                                                         ------------  ------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)

--------------------------------------------------------------------------------





                                 Number of
                                   Shares                           Common
                                Outstanding                         Stock
                       ---------------------------------- -----------------------------
                                                                                                                            Common
                                    Series A   Series B             Series A Series B     Additional       Retained  Stockholders'
                           Common     Common     Common     Common    Common   Common        Paid-In       Earnings         Equity
                            Stock      Stock      Stock      Stock     Stock    Stock        Capital       (Deficit)   (Deficiency)
                       -----------  --------- ----------  ---------  -------- --------  -------------  -------------  -------------
Balance, December 31,
  1992                 37,042,924          -          -  $ 370,000   $     -       $-  $ 245,768,000  $(446,895,000) $(200,757,000)

Net loss                        -          -          -          -         -        -              -    (14,059,000)   (14,059,000)
                       ------------ --------- ----------- ---------- -------- --------- -------------- -------------- -------------

Balance, December  31,
  1993                 37,042,924          -          -    370,000         -        -    245,768,000   (460,954,000)  (214,816,000)

Net income                      -          -          -          -         -        -              -    214,531,000    214,531,000

Elimination of former
  equity interests    (37,042,924)         -          -   (370,000)        -        -   (245,768,000)   246,423,000        285,000

Common stock issued
  in the restructuring
  and application of
  fresh start
  reporting                     -  4,388,394  5,611,606          -    44,000   56,000     69,900,000              -     70,000,000
                       ------------ --------- ----------- ---------- -------- --------- -------------- -------------- -------------

Balance, December 31,
  1994                          -  4,388,394  5,611,606          -    44,000   56,000     69,900,000              -     70,000,000

Net loss                       -           -          -          -         -        -              -    (10,088,000)   (10,088,000)

Stock option trans-
  actions (a)                  -           -          -          -         -        -        338,000              -        338,000

Warrants exercised             -         200          -          -         -        -          1,000              -          1,000

Stock conversions              -   1,545,271 (1,545,271)         -    15,000  (15,000)             -              -              -
                       ------------ --------- ----------- ---------- -------- --------- -------------- -------------- -------------

Balance, December 31,
  1995                         -   5,933,865  4,066,335   $      -   $59,000  $41,000    $70,239,000   $(10,088,000)   $60,251,000
                       ------------ --------- ----------- ---------- -------- --------- -------------- -------------- -------------
                       ------------ --------- ----------- ---------- -------- --------- -------------- -------------- -------------



(a) Effect of the cancellation and issuance of options to a former officer.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                                  Predecessor
                                                                                                   ---------------------------------
Year Ended December 31                                                                      1995              1994             1993
------------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $(10,088,000)    $ 214,531,000     $(14,059,000)
Charges not affecting cash:. . . . . . . . . . . . . . . . . . . . . . . . . .
  Depreciation and amortization  . . . . . . . . . . . . . . . . . . . . . . .       11,642,000        10,804,000       11,469,000
  Fresh start revaluation. . . . . . . . . . . . . . . . . . . . . . . . . . .                -       (86,901,000)               -
  Interest accretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,511,000                 -       12,900,000
  Net loss from investment in TeleNoticias . . . . . . . . . . . . . . . . . .        6,355,000         1,314,000                -
  Extraordinary gain - extinguishment of debt. . . . . . . . . . . . . . . . .                -      (130,482,000)               -
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                -                 -          735,000
Changes in assets and liabilities: . . . . . . . . . . . . . . . . . . . . . .
  Accrued interest on debt in default. . . . . . . . . . . . . . . . . . . . .                -                 -       10,998,000
  Accounts receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,872,000        (4,532,000)      (5,283,000)
  Television programming . . . . . . . . . . . . . . . . . . . . . . . . . . .         (676,000)         (250,000)      (3,794,000)
  Television programming obligations . . . . . . . . . . . . . . . . . . . . .       (1,133,000)         (866,000)         931,000
  Accounts payable and accrued expenses and other. . . . . . . . . . . . . . .        2,112,000         4,465,000        3,067,000
                                                                                    ------------     -------------     ------------

                                                                                     11,595,000         8,083,000       16,964,000
                                                                                    ------------     -------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment. . . . . . . . . . . . . . . . . . . . . .       (6,719,000)      (12,550,000)      (8,485,000)
Investment in TeleNoticias . . . . . . . . . . . . . . . . . . . . . . . . . .       (3,104,000)       (5,462,000)               -
Payments relating to acquisitions and divestitures . . . . . . . . . . . . . .                -                 -       (1,907,000)

                                                                                     (9,823,000)      (18,012,000)     (10,392,000)
                                                                                    ------------     -------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of obligations under capital leases . . . . . . . . . . . . . . . . .         (517,000)         (594,000)        (614,000)
Borrowings under credit facility . . . . . . . . . . . . . . . . . . . . . . .        6,013,000           200,000                -
Payments under credit facility . . . . . . . . . . . . . . . . . . . . . . . .         (216,000)                -                -
Payments of liabilities for settlements relating to consummation
  of the Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (5,703,000)      (35,928,000)

Proceeds from common stock issued pursuant to the Plan . . . . . . . . . . . .                -        10,426,000                -
                                                                                    ------------     -------------     ------------
                                                                                       (423,000)      (25,896,000)        (614,000)
                                                                                    ------------     -------------     ------------

Increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . . .        1,349,000       (35,825,000)       5,958,000
Cash and cash equivalents, beginning of year . . . . . . . . . . . . . . . . .        1,850,000        37,675,000       31,717,000
                                                                                    ------------     -------------     ------------

Cash and cash equivalents, end of year . . . . . . . . . . . . . . . . . . . .     $  3,199,000     $   1,850,000     $ 37,675,000
                                                                                    ------------     -------------     ------------
                                                                                    ------------     -------------     ------------


SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITY:
In 1993, capital lease obligations of $9,037,000 were incurred primarily to finance the acquisition of a satellite transponder.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company"), is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24-hours per day to its owned and operated stations and affiliates, which serve 56 markets in the United States, including the 32 largest Hispanic markets, and reaches approximately 85% of all U.S. Hispanic households. The Company also owns and operates a full-power television station and related production facilities in Puerto Rico. The Company produces Spanish-language programming for use on its network and for sale in foreign countries and sells advertising time on behalf of its owned and operated television stations and affiliates. The Company also holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish language news service distributed in Latin America, the United States and Europe (see Note 4).

BASIS OF PRESENTATION

On December 30, 1994 (the "Consummation Date"), Telemundo consummated a financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan"). Pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adjusted its assets and liabilities to their estimated fair values upon consummation of the reorganization. The period prior to the Consummation Date is presented on a historical cost basis without giving effect to the reorganization and is separated by a line. For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization (see Note 9).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Telemundo and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's 42% owned investee, TeleNoticias, is accounted for by the equity method (see Note 4).

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

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

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

_______________________________________________________________________________

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

BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portion of reorganization value not attributable to specific tangible assets of the Company at the time of the reorganization and are being amortized on a straight-line basis over periods ranging from 10 to 40 years. Accumulated amortization was $2,592,000 at December 31, 1995. Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets is attributable primarily to FCC broadcast licenses ($81,994,000 at December 31, 1995, net of accumulated amortization). On an ongoing basis, the Company will continue to review the carrying value of broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets and if such review indicates that the value may not be fully recoverable, the carrying value will be reduced to its estimated fair value.

REVENUE RECOGNITION

Revenue is derived primarily from the sale of advertising time on a network, national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. During 1995, 1994 and 1993, no customer accounted for more than 10 percent of the Company's commercial air time revenue.

PER COMMON SHARE INFORMATION

Net loss per share for the year ended December 31, 1995 is calculated by dividing the net loss by the weighted average number of shares outstanding during the period. Conversion of stock options and warrants are not included in the computation to the extent that stock options and warrants are antidilutive. As a result of the effects of the reorganization, per share information and weighted average number of shares outstanding for 1994 and 1993 are not applicable and therefore have been omitted from the accompanying consolidated financial statements.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board issued Statement 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt FAS 121 in the first quarter of 1996 and, based on current circumstances, does not believe the adoption will have a material effect on the consolidated financial statements.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

RECLASSIFICATIONS

Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

2.  ACQUISITION AND REFINANCING

On February 26, 1996, Telemundo completed the acquisition of a 74.5% interest in a joint venture ("Video 44"), which owns WSNS-TV, Channel 44 in Chicago, which has been the Company's largest affiliated station (the "Acquisition"). The purchase price for the Acquisition was approximately $45 million. On February 26, 1996, the Company also completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes due 2006 (the "New Senior Notes"), the proceeds of which were used primarily for the Acquisition and to repurchase $116,705,500 principal amount of its 10.25% Senior Notes (the "10.25% Notes"), representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes, tendered in a repurchase offer which commenced on November 27, 1995 (the "Repurchase"). A Supplemental Indenture covering the 10.25% Notes also became operative on February 26, 1996. The Supplemental Indenture contains amendments to the indenture governing the 10.25% Notes which had been consented to by holders of a majority of the outstanding principal amount of the 10.25% Notes pursuant to a consent solicitation. For its latest fiscal year ended December 31, 1995, Video 44 had net revenue of $17.6 million, operating income of $5.4 million (after depreciation and amortization of $2.0 million), and net income of $5.3 million (no income taxes were provided as Video 44 is a partnership).

The New Senior Notes were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum. The New Senior Notes require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date will bear interest at a rate of 10.5% per annum on their principal amount at maturity. The approximately $175 million of gross proceeds were used for the Acquisition, the Repurchase, the consent solicitation, related fees and expenses, and for general corporate purposes, including reducing the amount outstanding under the Company's credit facility by $5.0 million. The loss on extinguishment of the 10.25% Notes was approximately $16 million and will be reflected in the Company's consolidated financial statements for the three months ended March 31, 1996.

3. PROPERTY AND EQUIPMENT


December 31                                                 1995           1994

Land . . . . . . . . . . . . . . . . . . . . . .     $ 4,161,000    $ 4,161,000
Buildings. . . . . . . . . . . . . . . . . . . .      15,975,000     15,975,000
Broadcast equipment, antennas and transmitters .      34,319,000     29,046,000
Satellite transponder. . . . . . . . . . . . . .       6,999,000      6,999,000
Leasehold improvements . . . . . . . . . . . . .       8,026,000      6,593,000
                                                     -----------    -----------
                                                      69,480,000     62,774,000
Less accumulated depreciation and amortization .      (8,942,000)             -
                                                     -----------    -----------

                                                     $60,538,000    $62,774,000
                                                     -----------    -----------
                                                     -----------    -----------


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

4. INVESTMENT IN TELENOTICIAS

The Company, through one of its wholly-owned subsidiaries, Telemundo News Network, Inc. ("TNNI"), holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish-language news service distributed in Latin America, the United States and Spain, and accounts for its interest in the partnership using the equity method. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5.0 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to the partnership including the use of a news studio in the Company's network operations center. The Company is required to make cash contributions of up to $10 million through TeleNoticias' sixth year of operations, which ends in 2000. The Company has made cash contributions totalling $8.2 million through December 31, 1995 (which includes $5.4 million contributed in 1994), and anticipates the remaining $1.8 million will be required during 1996. Losses of $6.4 and $1.3 million in 1995 and 1994 were realized on the Company's investment in TeleNoticias and it is expected that losses will continue.
There can be no assurance that once the Company and its partners have made all required capital contributions to TeleNoticias, that TeleNoticias will have sufficient capital or operating income to continue its business in its present form. The auditors' report accompanying the 1995 audited financial statements of TeleNoticias was accompanied by additional comments concerning substantial doubt about TeleNoticias' ability to continue as a going concern.

On October 16, 1995, TNNI filed an action in New York Supreme Court, New York County against its partners to address certain corporate governance issues affecting TeleNoticias. In its complaint, TNNI asserts a cause of action for breach of a stockholders agreement, a cause of action for a declaration that TNNI has the right to nominate the President of TeleNoticias, a cause of action for a declaration that certain "board" resolutions are invalid, and a cause of action for breach of fiduciary duty. Certain of the defendants have asserted counterclaims against TNNI for injunctive and declaratory relief as well as for damages in an unliquidated amount. In an order issued January 11, 1996, the Court, among other things, denied the cross motions seeking injunctive relief.

The partners are engaged in discussions in connection with seeking a resolution of their disagreements regarding TeleNoticias. Such discussions have included a number of possible alternatives, including a resolution of the dispute regarding management of TeleNoticias, a winding up of the partnership, and a purchase by one or more of the partners of the interests of the other partners. In connection with these discussions, the Company has had conversations with a number of organizations with respect to replacing some or all of the other TeleNoticias partners. The Company does not contemplate entering into any transaction relating to the replacement of any of the partners of TeleNoticias if, as a result, the Company would have materially greater financial commitments to TeleNoticias than it presently has with respect thereto. The Company believes, but there can be no assurance, that the outcome of the litigation, or the impact of any restructuring or winding up of TeleNoticias, will not result in a material adverse effect on the Company or its ability to acquire quality news programming.

Condensed financial information for TeleNoticias is as follows:


                                                            1995           1994
                                                    ------------    -----------
Current assets . . . . . . . . . . . . . . . . .    $  3,295,000   $  1,873,000
Property and equipment, net and other assets . .       6,799,000      7,241,000
Current liabilities. . . . . . . . . . . . . . .       2,945,000      1,994,000
Partners' capital. . . . . . . . . . . . . . . .       7,149,000      7,120,000
Net revenue. . . . . . . . . . . . . . . . . . .       8,706,000        522,000
Operating loss . . . . . . . . . . . . . . . . .     (14,832,000)    (3,188,000)
Net loss . . . . . . . . . . . . . . . . . . . .     (14,272,000)    (3,154,000)


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

5.  ACCRUED EXPENSES AND OTHER


December 31                                                 1995           1994
--------------------------------------------------------------------------------

Accrued compensation and commissions . . . . . .     $ 3,980,000    $ 3,865,000
Accrued agency commissions . . . . . . . . . . .       5,004,000      4,334,000
Accrued reorganization costs . . . . . . . . . .       1,722,000      5,677,000
Other accrued expenses . . . . . . . . . . . . .       8,665,000      9,428,000
                                                     -----------    -----------

                                                     $19,371,000    $23,304,000
                                                     -----------    -----------
                                                     -----------    -----------


6.  LONG-TERM DEBT

Subsequent to the date of these financial statements the Company's debt was refinanced (see Note 2).


December 31                                                 1995           1994
--------------------------------------------------------------------------------

10.25% Notes . . . . . . . . . . . . . . . . . .    $102,035,000   $100,524,000
Revolving credit facility. . . . . . . . . . . .       5,997,000        200,000
                                                    ------------   ------------
                                                     108,032,000    100,724,000
Less: current portion. . . . . . . . . . . . . .               -              -
                                                    ------------   ------------
                                                    $108,032,000   $100,724,000
                                                    ------------   ------------
                                                    ------------   ------------


As described in Note 9, the Predecessor debt was exchanged for cash, debt and securities pursuant to the Plan. Significant terms of the reorganized Company's debt agreements are as follows:

        10.25% NOTES: The 10.25% Notes were recorded at their fair value of $100,524,000 at December 31, 1994, reflecting an effective interest rate of 13.34%, based upon market trading activity at the time of consummation. The 10.25% Notes are unsecured obligations of the Company with an outstanding aggregate principal amount of $116,889,000 bearing interest from December 31, 1994, payable semi-annually, and maturing December 30, 2001. On February 26, 1996, the Company completed the sale of $192 million in aggregate principal amount of New Senior Notes, the proceeds of which were used primarily for the Acquisition and to repurchase $116,705,500 principal amount of the 10.25% Notes tendered in the Repurchase, representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes. A Supplemental Indenture covering the 10.25% Notes also became operative on February 26, 1996. The Supplemental Indenture contains amendments to the indenture governing the 10.25% Notes which had been consented to by holders of a majority of the outstanding principal amount of the 10.25% Notes pursuant to a consent solicitation, which conform certain covenants generally to those relating to the New Senior Notes.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

        REVOLVING CREDIT FACILITY: The Revolving Credit Facility ("Credit Facility") allows for borrowings up to $20 million, subject to the Company's maintenance of an adequate accounts receivable borrowing base, which was maintained at December 31, 1995. Interest accrues at a rate of prime plus 1.75% (10.25% at December 31, 1995 and 1994 and averaged 10.58% for all of 1995). Minimum annual interest during 1995 and 1996 is $360,000. The agreement expires December 30, 1999 and is cancelable at the Company's option prior to expiration upon payment of an early termination fee, except during the first 60 days of 1998 or 1999 when the agreement may be terminated without incurring an early termination fee. The Company is required to pay a fee of 0.5% per annum based on the average unborrowed portion of the Credit Facility. The Company is also required to pay other annual fees and expenses in connection with the borrowing agreement. The Credit Facility is secured by substantially all assets of the Company, excluding those of Video 44, and does not require compensating balances.

The 10.25% Notes, the New Senior Notes, and Credit Facility agreements contain certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on Telemundo and its subsidiaries certain limitations or prohibitions on: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness of another; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries in order to secure debt; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company with any person or other entity; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

Interest paid was $12,810,000, $645,000 and $428,000 for the years ended 1995, 1994 and 1993, respectively. As a result of the reorganization, only cash interest payments for capital leases were made during 1994 and 1993.

7. INCOME TAXES

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of:



                                                                                    Predecessor
                                                                         ----------------------------
Year Ended December 31                                       1995             1994             1993
-----------------------------------------------------------------------------------------------------

Puerto Rico (a). . . . . . . . . . . . . . . . . . .   $3,379,000       $3,279,000       $3,195,000
Federal and state income and franchise . . . . . . .      140,000          110,000          156,000
                                                       ----------       ----------       ----------

                                                       $3,519,000       $3,389,000       $3,351,000
                                                       ----------       ----------       ----------
                                                       ----------       ----------       ----------


(a) Represents a provision for withholding tax related to intercompany interest.

The Company paid $1,534,000, $1,260,000 and $1,025,000 for withholding taxes related to its operations in Puerto Rico in 1995, 1994 and 1993, respectively. In addition, the Company paid federal and state income and franchise taxes of $190,000, $173,000 and $153,000 in 1995, 1994 and 1993, respectively.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The tax effects comprising the Company's net deferred taxes as of December 31, 1995 and 1994 are as follows:



December 31                                                          1995                1994
-----------------------------------------------------------------------------------------------

Deferred Tax Assets:
    Net operating loss carryforwards ("NOLs"). . . . . .     $ 76,514,000        $ 71,445,000
    Capital loss carryforward. . . . . . . . . . . . . .        8,827,000           8,827,000
    Amortization of FCC broadcast licenses-Predecessor .       30,886,000          32,824,000
    Other. . . . . . . . . . . . . . . . . . . . . . . .        2,744,000           3,211,000
                                                             ------------        ------------
                                                              118,971,000         116,307,000
                                                             ------------        ------------

Deferred Tax Liabilities:
    Amortization of FCC broadcast licenses and other . .      (35,178,000)        (36,189,000)
    Accelerated depreciation . . . . . . . . . . . . . .       (1,773,000)         (1,647,000)
                                                             ------------        ------------
                                                              (36,951,000)        (37,836,000)
                                                             ------------        ------------

Net deferred tax asset . . . . . . . . . . . . . . . . .       82,020,000          78,471,000
Valuation allowance. . . . . . . . . . . . . . . . . . .      (82,020,000)        (78,471,000)
                                                             ------------        ------------

Net deferred tax . . . . . . . . . . . . . . . . . . . .     $          -        $          -
                                                             ------------        ------------
                                                             ------------        ------------


Limitations imposed by Section 382 of the Internal Revenue Code will limit the amount of NOLs and capital loss carryforwards which will be available to offset future U.S. taxable income to approximately $6,600,000 annually, or a total of $92,400,000 during the permitted carryover period, except in certain circumstances. The limitations only apply to the Company's U.S. NOLs and capital loss carryforwards incurred before December 31, 1994.

As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, including its NOLs (which are limited in any given year), a valuation allowance has been established to offset the existing net deferred tax asset.


The Company has NOLs expiring as follows:

                                                                 Commonwealth of
                        U.S.                                       Puerto Rico
       ---------------------------------               ---------------------------------

      2002 . . . . . . .   $ 19,472,000                 1996 . . . . . . .   $ 5,550,000
      2003 . . . . . . .     43,317,000                 1997 . . . . . . .     4,958,000
      2004 . . . . . . .     31,103,000                 1998 . . . . . . .     5,973,000
      2005 . . . . . . .      6,262,000                 1999 . . . . . . .     5,657,000
      2006 . . . . . . .     31,799,000                 2000 . . . . . . .     3,402,000
      2007 . . . . . . .     26,942,000                 2001 . . . . . . .     1,931,000
      2008 . . . . . . .      8,676,000                                      -----------
      2010 . . . . . . .     13,121,000(a)                                   $27,471,000
                            ------------                                     ------------
                           $180,692,000                                      ------------
                            ------------
                            ------------


(a)  Not limited by Section 382 of the Internal Revenue Code.

The Company also has state tax NOLs in various jurisdictions.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

8. WARRANTS

Pursuant to the Plan, 639,750 warrants were issued and outstanding at December 31, 1994, entitling the holders of each warrant to purchase one share of Series A common stock at $7 per share. These warrants are exercisable from December 30, 1994 and expire on December 30, 1999. There were 639,550 warrants outstanding at December 31, 1995.

Also pursuant to the Plan, 416,667 warrants were issued to Reliance Group Holdings, Inc. ("RGH") and its affiliates. Each warrant entitles the holder to purchase one share of Series A common stock at $7.19 per share and the warrants are exercisable in three equal annual installments commencing December 30, 1995, expiring five years from the date they become exercisable.

The warrants contain certain antidilutive provisions in the event of a change in the Company's capitalization.

9. CHAPTER 11 REORGANIZATION

On June 8, 1993 (the "Petition Date"), certain holders of the outstanding 13 5/8% subordinated debentures and the indenture trustee for such debentures filed an involuntary petition for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The involuntary petition was filed against Telemundo and did not include its subsidiaries. On July 30, 1993, the Company consented to the entry of an order for relief under the Bankruptcy Code. On July 20, 1994, the Bankruptcy Court entered an order confirming the Company's second amended plan of reorganization (the "Plan").
The reorganization was consummated on December 30, 1994 (the "Consummation Date") and is reflected in the accompanying consolidated financial statements as if the consummation occurred on December 31, 1994, which is not significantly different than operations through December 30, 1994.

Under the terms of the Plan, the following occurred: (a) an aggregate of $31,348,000 in cash, $88,668,000 in principal amount of 10.25% Notes, 8,550,000 shares of Series A and B common stock of reorganized Telemundo and 639,750 warrants to purchase Series A common stock were issued in satisfaction of bondholder and general unsecured creditor claims; (b) $7.0 million was paid to settle all claims relating to an unfavorable long-term lease; and (c) $219,000 in cash and $28,220,000 in 10.25% Notes were issued and the Company received $2,639,000 from a co-defendant as part of a settlement of litigation. Under the Plan, pre-existing equity interests were canceled. The existing stockholders were given rights to purchase 1,450,000 shares of Series A common stock. Reliance Group Holdings, Inc. and its affiliates agreed to acquire Series A common stock not acquired by other stockholders for which commitment they received 416,667 warrants to purchase Series A common stock.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

Reorganization items are items associated with chapter 11 proceedings that were incurred subsequent to July 29, 1993 and consisted of the following:



                                                                                Predecessor
                                                                  ------------------------------
      Year ended December 31                                              1994              1993
      ------------------------------------------------------------------------------------------
      Professional fees. . . . . . . . . . . . . . . . . . . .    $ (6,365,000)     $ (1,850,000)
      Contract cancellation costs. . . . . . . . . . . . . . .      (3,479,000)                -
      Other costs. . . . . . . . . . . . . . . . . . . . . . .      (1,101,000)         (928,000)
      Litigation settlement. . . . . . . . . . . . . . . . . .        (668,000)                -
      Interest income. . . . . . . . . . . . . . . . . . . . .         967,000           235,000
                                                                   ------------      ------------
                                                                   (10,646,000)       (2,543,000)
      Revaluation of Assets and Liabilities. . . . . . . . . .      86,901,000                 -
                                                                   ------------      ------------
                                                                  $ 76,255,000      $ (2,543,000)
                                                                   ------------      ------------
                                                                   ------------      ------------


On the Consummation Date, Telemundo adopted fresh start reporting in accordance with SOP 90-7. The fresh start reporting equity value of $70 million was determined by the Company with the assistance of its financial advisors using certain financial analyses, including discounted future cash flows. The significant factors considered were analyses of publicly available information of other companies believed to be comparable to the Company, industry, economic and overall market conditions, and historical and projected performance of the Company.

Under fresh start reporting, the reorganization value of the entity has been allocated to the reorganized company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets were included in "Broadcast Licenses and Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" in the accompanying consolidated balance sheet as of December 31, 1994.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The effects of the Plan and fresh start reporting on the Company's consolidated balance sheet as of December 31, 1994 are as follows (in thousands):




                                                                               Adjustments to Record
                                                                               Consummation of Plan
                                                                 ------------------------------------------------
                                                                  Discharge of
                                                  Predecessor      Liabilities                                      Reorganized
                                                Balance Sheet       Subject to          Equity     Fresh          Balance Sheet
                                                Dec. 31, 1994       Settlement        Infusion     Start          Dec. 31, 1994
                                                -------------     ------------        --------     -----          -------------

ASSETS:
Current assets:
  Cash and cash equivalents. . . . . . . . .      $  20,352     $  (28,928) (a)     $10,426 (b)   $     -             $  1,850
  Accounts receivable, less allowance
    for doubtful accounts. . . . . . . . . .         47,673              -                -             -               47,673
  Television programming . . . . . . . . . .         12,410              -                -             -               12,410
  Prepaid expenses and other . . . . . . . .          6,296              -                -             -                6,296
                                                   ---------     ----------          -------       -------             --------
    Total current assets . . . . . . . . . .         86,731        (28,928)          10,426             -               68,229
Property and equipment - net . . . . . . . .         68,665              -                -        (5,891) (c)          62,774
Television programming . . . . . . . . . . .          3,172              -                -             -                3,172
Other assets . . . . . . . . . . . . . . . .            909              -                -             -                  909
Investment in TeleNoticias . . . . . . . . .          4,148              -                -             -                4,148
Broadcast licenses and reorganization
  value in excess of identifiable assets . .              -              -                -        92,792  (d)          92,792
                                                   ---------     ----------          -------       -------             --------
                                                  $ 163,625     $  (28,928)         $10,426       $86,901             $232,024
                                                   ---------     ----------          -------       -------             --------
                                                   ---------     ----------          -------       -------             --------


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Current liabilities:
  Accounts payable . . . . . . . . . . . . .      $   7,308     $        -          $     -       $     -             $  7,308
  Accrued expenses and other . . . . . . . .         20,567              -                -         2,737  (d)          23,304
  Television programming obligations . . . .          5,292              -                -             -                5,292
                                                   ---------     ----------          -------       -------             --------
Total current liabilities. . . . . . . . . .         33,167              -                -         2,737               35,904
Long-term debt . . . . . . . . . . . . . .              200        100,524  (a)           -             -              100,724
Capital lease obligations. . . . . . . . . .          7,263              -                -             -                7,263
Television programming obligations . . . . .            763              -                -             -                  763
Other liabilities. . . . . . . . . . . . .           15,960              -                -         1,410  (d)          17,370
Liabilities subject to settlement under
  chapter 11 proceedings (including
    debt in default) . . . . . . . . . . . .        319,784       (319,784) (a)

Common stockholders' equity
(deficiency) . . . . . . . . . . . . . . . .       (213,512)       190,332  (a)      10,426 (b)    82,754  (e)          70,000
                                                   ---------     ----------          -------       -------             --------
                                                  $ 163,625     $  (28,928)         $10,426       $86,901             $232,024
                                                   ---------     ----------          -------       -------             --------
                                                   ---------     ----------          -------       -------             --------


(a) To record discharge of liabilities subject to settlement pursuant to the
    Plan: (i) cash distribution of $31,348,000, issuance of $88,668,000 in 10.25% Notes and issuance of 8,550,000 shares of Series A and B common stock valued at $7 per share ($59,850,000) in satisfaction of bondholder and general unsecured creditor claims, (ii) cash distribution of $219,000, issuance of $28,220,000 in 10.25% Notes and receipt of $2,639,000 from a co-defendant as part of a settlement of litigation, and (iii) $130,482,000 gain from the discharge of liabilities subject to settlement. Pursuant to the provisions of SOP 90-7, the $88,668,000 in 10.25% Notes issued to bondholders and general unsecured creditors and the $28,220,000 in 10.25% Notes issued as part of a settlement of litigation were recorded at their fair values of $76,254,000 and $24,270,000, respectively, based upon market trading activity at the time of consummation, reflecting an effective interest rate of 13.34%.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

    Cash of $907,000 and 10.25% Notes of $9,211,000 distributed represented interest accretion from January 31, 1994 through December 30, 1994, pursuant to the Plan.

    The Plan also provided for the payment of $7.0 million to settle all claims relating to an unfavorable long-term lease, which payment was made in June 1994.

(b) To record cash received from existing stockholders for Series A common stock as part of the consummation of the Plan (1,450,000 shares at $7.19 per share).

(c) To record the effect of adjusting carrying value to fair market value in accordance with fresh start reporting.

(d) To record broadcast licenses and reorganization value in excess of amounts allocable to identifiable net assets in accordance with fresh start reporting and accrue for additional reorganization costs.

(e) To record the fresh start reorganization equity value at $70,000,000.


10. EMPLOYEE RETIREMENT AND INCENTIVE PLANS

The Company maintains a qualified defined contribution retirement and savings plan for its U.S. employees. The contributions for this plan totalled $520,000, $499,000 and $1,406,000 in 1995, 1994 and 1993, respectively.

Pursuant to the Plan, the Company adopted the 1994 Stock Plan (the "Stock Plan") whereby key employees may be granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock. Options to acquire 600,000 of these shares were granted on the Consummation Date with an exercise price of $7 per share which become exercisable upon the attainment of certain earnings targets, exercisable for a maximum term of 10 years. 500,000 of these options issued to a former officer were canceled in 1995 and the remaining 100,000 options have not become exercisable as the earnings targets were not met. The former officer was issued separate options to purchase 150,000 shares of Series A common stock with an exercise price of $7 per share, exercisable from January 1, 1996 through December 31, 1998.

During 1995, pursuant to the Stock Plan, the Company issued options to purchase 572,500 shares of Series A common stock to officers of the Company. The exercise price of these options range from $10 per share to $13 per share and one-quarter of the options vest annually upon the Company attaining certain earnings targets. Any of these options that have not vested at the end of nine years from the grant date will vest at that time if the officer is still employed by the Company. An additional 100,000 options were issued in 1995 to officers at an exercise price of $14.625 per share, one-third of which vest annually from 1998 to 2000 and are not subject to the Company attaining earnings targets. The Stock Plan is administered by a committee of the Company's board of directors.

Stock option information is as follows:


                                           Number of Shares   Option Price Range
                                           ----------------   ------------------
Shares under option at December 31, 1994           600,000                   $7
Granted                                            822,500         $7 - $14.625
Became exercisable                                       -                    -
Canceled                                          (500,000)                  $7
                                                   -------
Shares under option at December 31, 1995           922,500         $7 - $14.625
                                                   -------
                                                   -------


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

11. CONTINGENCIES AND COMMITMENTS

The Company is involved in a number of actions and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated financial position or results of operations (see Note 4).

The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1995, future minimum rental payments under such leases are as follows:


                                                 Operating        Capital
                                                  Leases          Leases
                                               -----------     -----------

1996 . . . . . . . . . . . . . . . . . . .     $ 2,803,000     $ 1,203,000
1997 . . . . . . . . . . . . . . . . . . .       2,371,000       1,234,000
1998 . . . . . . . . . . . . . . . . . . .       1,917,000       1,271,000
1999 . . . . . . . . . . . . . . . . . . .       1,328,000       1,380,000
2000 . . . . . . . . . . . . . . . . . . .         895,000       1,380,000
2001 and later . . . . . . . . . . . . . .       1,009,000       3,335,000
                                               -----------     -----------

Total minimum lease payments . . . . . . .     $10,323,000       9,803,000
Less amount representing interest. . . . .     -----------      (2,491,000)
                                               -----------     -----------
Present value of minimum lease payments. .
(includes current portion of $650,000) . .                     $ 7,312,000
                                                               -----------
                                                               -----------


Rent expense was $4,440,000, $2,711,000 and $3,600,000 in 1995, 1994 and 1993,
respectively.

Certain of the Company's affiliation agreements, which typically last two to five years, provide for compensation to affiliates.

The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation aggregating $2,105,000, $1,559,000 and $175,000 for 1996, 1997 and 1998, respectively. These agreements provide for additional compensation based upon the achievement of certain performance targets and certain agreements may be terminated in 1997 if certain performance targets are not met.

12. TRANSACTIONS WITH AFFILIATES

The Company paid approximately $1,225,000, $1,125,000 and $1,053,000 in 1995,
1994 and 1993, respectively, to a broadcast television station affiliate, in which the President and Chief Executive Officer of the Company has a financial interest.

Reliance Insurance Company, a subsidiary of RGH, provided the Company with certain insurance coverage for 1994 and 1993, at an aggregate cost to the Company of approximately $910,000 which was paid in 1993.

In connection with the reorganization, the Company paid approximately $204,000 and $150,000 in 1994 and 1993, respectively, to a law firm in which a director of the Company is a partner. The payments were for services rendered prior to the director becoming a member of the board.

Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

13.  FINANCIAL INSTRUMENTS

Pursuant to the Financial Accounting Standard Board Statement 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, the estimated fair values of the Company's financial instruments are summarized as follows:


                                                      December 31, 1995
                                                ------------------------------
                                                Carrying Amount    Fair Value
                                                ---------------   ------------
Cash and cash equivalents. . . . . . . . . .      $  3,199,000   $  3,199,000
Long-term debt:
  10.25% Notes . . . . . . . . . . . . . . .       102,035,000    118,047,000
  Credit facility. . . . . . . . . . . . . .         5,997,000      5,997,000


The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value because of the immediate maturity of these financial instruments. The Credit Facility approximates fair value as it is a variable rate instrument. Estimated fair value for the 10.25% Notes is based upon the amount of 10.25% Notes tendered in the Repurchase and the actual consideration paid to the holders in the Repurchase, which includes amounts paid pursuant to the consent solicitation (see Note 2).


14. SELECTED QUARTERLY FINANCIAL DATA

(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          1995 Quarter
                                                   ------------------------------------------------------------
                                                      First       Second        Third       Fourth         Year
                                                   --------      -------      -------      -------     --------

Net revenue. . . . . . . . . . . . . . . . .      $ 34,895      $43,540      $41,413      $49,300     $169,148
                                                   --------      -------      -------      -------     --------
                                                   --------      -------      -------      -------     --------

Operating income (loss). . . . . . . . . . .      $ (5,189)     $ 3,505      $ 3,475      $12,588     $ 14,379
                                                   --------      -------      -------      -------     --------
                                                   --------      -------      -------      -------     --------

Net income (loss). . . . . . . . . . . . . .      $(11,124)     $(2,444)     $(2,540)     $ 6,020     $(10,088)
                                                   --------      -------      -------      -------     --------
                                                   --------      -------      -------      -------     --------

Net income (loss) per share (a). . . . . . .        $(1.11)      $(0.24)      $(0.25)        $.55       $(1.01)
                                                   --------      -------      -------      -------     --------
                                                   --------      -------      -------      -------     --------

Common stock price range (b):
High . . . . . . . . . . . . . . . . . . . .        $9.625      $15.875       $16.75       $17.75
Low. . . . . . . . . . . . . . . . . . . . .        $7.375      $  8.50       $13.75       $13.75



(a) Weighted average shares outstanding for the fourth quarter is adjusted for the incremental shares attributed to dilutive outstanding options and warrants to purchase common stock.

(b) Commencing January 3, 1995, the Company's Series A common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol TLMD. The Company's warrants trade on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol TLMDW.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------



                                                                          1994 Quarter
                                                  ------------------------------------------------------------
                                                    First       Second       Third       Fourth         Year
                                                  --------     --------     -------      -------     --------

Net revenue. . . . . . . . . . . . . . . . .      $ 37,974     $ 49,094     $ 44,739     $ 52,087     $183,894
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

Operating income (loss). . . . . . . . . . .      $ (4,998)    $  5,354     $  2,004     $ 10,816     $ 13,176
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

Income (loss) before extraordinary
  items. . . . . . . . . . . . . . . . . . .      $ (7,330)    $  2,908     $   (551)    $ 89,022     $ 84,049
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

Net income (loss)**. . . . . . . . . . . . .      $ (7,330)    $  2,908     $   (551)    $219,504     $214,531
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

Net income (loss) per share. . . . . . . . .      $      *     $      *     $      *     $      *     $      *
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
Common stock price range (a):
High . . . . . . . . . . . . . . . . . . . .
Low  . . . . . . . . . . . . . . . . . . . .


* Net income (loss) per share is not applicable as the Company has been recapitalized and adopted fresh start reporting as of December 31, 1994 (see Note 9).

** Prior to 1995, net income for the year and for the fourth quarter was significantly impacted by certain nonrecurring income and expense items related to the Company's emergence from Chapter 11 bankruptcy proceedings (see Note 9).

(a) Commencing January 3, 1995, the Company's Series A common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol TLMD. The Company's warrants trade on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol TLMDW. During 1994 the Company's then existing common stock was traded in the over-the-counter market and was quoted in the National Association of Securities Dealers Electronic Bulletin Board. The common stock price range is not applicable as the Company has been recapitalized as of December 31, 1994 (see Note 9).

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Telemundo Group, Inc.:

We have audited the accompanying consolidated balance sheets of Telemundo
Group, Inc. (the "Company") and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in common stockholders' equity (deficiency) and of cash flows for the year ended December 31, 1995 (Successor Company operations) and for each of the two years in the period ended December 31, 1994 (Predecessor Company operations). Our audit also included the consolidated financial statement schedule listed in Item 14. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of TeleNoticias del Mundo, L.P. ("TeleNoticias"), the Company's investment in which is accounted for by use of the equity method. The Company's investment of $897,000 and $4,148,000 in TeleNoticias' net assets at December 31, 1995 and 1994, respectively, and net loss of $6,355,000 and $1,314,000 from its investment in TeleNoticias for the respective years then ended are included in the accompanying consolidated financial statements. The financial statements of TeleNoticias were audited by other auditors whose report (which as to 1995 was accompanied by additional comments concerning substantial doubt about TeleNoticias' ability to continue as a going concern, the effect of which, in our opinion, is not material in relation to the consolidated financial statements) has been furnished to us, and our opinion, insofar as it relates to the amounts included for TeleNoticias, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

As discussed in Notes 1 and 9 to the consolidated financial statements, on July 20, 1994, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on December 30, 1994. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "FINANCIAL REPORTING FOR ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 9.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 (Successor Company operations) and for each of the two years in the period ended December 31, 1994 (Predecessor Company operations) in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/ Deloitte & Touche LLP
Miami, Florida

March 22, 1996