Form 10-K, Exhibit 13
period 1995-12-31
TELEMUNDO GROUP INC
filed 1996-03-28
CIK 806083

                             TELENOTICIAS DEL MUNDO, L.P.

                   FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND
                   FOR THE PERIOD FROM INCEPTION (JULY 20, 1994) TO
                                  DECEMBER 31, 1994
                                    TOGETHER WITH
                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors of
     Telenoticias del Mundo, L.P.:

We have audited the accompanying balance sheets of Telenoticias del Mundo, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994 and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1995 and the period from inception (July 20, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telenoticias del Mundo, L.P. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from inception (July 20, 1994) to December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 8 to the financial statements, the Partnership has incurred significant losses since inception. Additionally, the Partners have postponed their required capital contributions, which raises substantial doubt as to the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Arthur Andersen LLP

Miami, Florida,

February 23, 1996.

                             TELENOTICIAS DEL MUNDO, L.P.


                                    BALANCE SHEETS

                              DECEMBER 31, 1995 AND 1994



                                        ASSETS



                                                     1995           1994
                                                -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents                     $   911,151    $ 1,175,324
  Accounts receivable, net of
     allowance for doubtful accounts
     of $148,693 in 1995 and $26,000
     in 1994                                      1,567,280        153,899
  Inventories                                       194,820        235,805
  Due from affiliates                               202,346         14,664
  Other current assets                              419,248        293,473
                                                -----------    -----------
              Total current assets                3,294,845      1,873,165

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $1,702,956 in 1995 and
  $188,922 in 1994                                6,254,129      6,558,192

CONSTRUCTION IN PROGRESS                                  -        227,392

OTHER ASSETS                                        545,213        455,685
                                                -----------    -----------

              Total assets                      $10,094,187    $ 9,114,434
                                                -----------    -----------
                                                -----------    -----------



                                     (Continued)

                             TELENOTICIAS DEL MUNDO, L.P.


                                    BALANCE SHEETS

                              DECEMBER 31, 1995 AND 1994

                                     (Continued)


                          LIABILITIES AND PARTNERS' CAPITAL


                                                    1995           1994
                                                -----------    -----------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses        $  2,271,661   $  1,177,887
  Due to affiliates                                 441,541        642,740
  Customer deposits                                  72,244         29,041
  Deferred revenues                                 159,997        144,367
                                               ------------   ------------
              Total current liabilities           2,945,443      1,994,035
                                               ------------   ------------
COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (ACCUMULATED DEFICIT):
  General Partner's Capital-
     Telenoticias del Mundo, Inc.                    71,486         71,203

  Limited Partners' Capital
  (Accumulated Deficit)-
     Reuter LATAM News, Inc.                        847,728     (1,311,368)
     Telemundo News Network, Inc.                   847,728      4,084,132
     Antena 3 International, Inc.                 2,690,901      2,138,216
     Artear Argentina Corporation                 2,690,901      2,138,216
                                               ------------   ------------

              Total partners' capital             7,148,744      7,120,399
                                               ------------   ------------
              Total liabilities
              and partners' capital            $ 10,094,187   $  9,114,434
                                               ------------   ------------
                                               ------------   ------------




                    The accompanying notes to financial statements are an integral part of these statements.

                             TELENOTICIAS DEL MUNDO, L.P.


                               STATEMENTS OF OPERATIONS

                       FOR THE YEAR ENDED DECEMBER 31, 1995 AND

                   FOR THE PERIOD FROM INCEPTION (JULY 20, 1994) TO

                                  DECEMBER 31, 1994


                                                    1995           1994
                                                -----------    -----------
REVENUES:
  Production revenues                          $  5,501,590   $    455,917
  Cable subscriber revenues                       1,944,301         66,133
  Advertising revenues                            1,138,614          -
  Barter Syndication revenues                       121,250          -
                                               ------------   ------------
                                                  8,705,755        522,050
                                               ------------   ------------

COSTS AND EXPENSES:
  Personnel and freelancers                      10,646,983      2,086,962
  Breaking news and series                          733,737        210,944
  Services                                          961,175         46,106
  Satellite                                       3,753,655        249,437
  Marketing and sales                               732,323        358,267
  News bureaus (includes personnel
   and freelancers expenses)                      2,721,939        200,833
  Other operating expenses                        2,288,898        355,454
  Depreciation and amortization                   1,698,817        202,079
                                               ------------   ------------
                                                 23,537,527      3,710,082
                                               ------------   ------------

              Loss from operations              (14,831,772)    (3,188,032)

OTHER INCOME                                        560,117         34,189
                                               ------------   ------------

              Net loss                         $(14,271,655)  $ (3,153,843)
                                               ------------   ------------
                                               ------------   ------------


                    The accompanying notes to financial statements
                      are an integral part of these statements.

                             TELENOTICIAS DEL MUNDO, L.P.


                           STATEMENTS OF PARTNERS' CAPITAL

                       FOR THE YEAR ENDED DECEMBER 31, 1995 AND

                   FOR THE PERIOD FROM INCEPTION (JULY 20, 1994) TO

                                  DECEMBER 31, 1994



                                             General
                                             Partner                Limited Partners
                                        ----------------   ----------------------------------
                                          Telenoticias                          Telemundo
                                           del Mundo,        Reuter LATAM      News Network,
                                              Inc.            News, Inc.             Inc.
                                        ----------------   ---------------    --------------
BALANCE at July 20, 1994 (inception)       $    -            $     -           $     -

Capital contributions                         102,742              -             5,395,500

Net loss                                      (31,539)        (1,311,368)       (1,311,368)
                                           ----------          ---------         ---------
BALANCE at December 31, 1994                   71,203         (1,311,368)        4,084,132

Capital contributions                         143,000          8,093,250         2,697,750

Net loss                                     (142,717)        (5,934,154)       (5,934,154)
                                           ----------          ---------         ---------
BALANCE at December 31, 1995               $   71,486        $   847,728       $   847,728
                                           ----------          ---------         ---------
                                           ----------          ---------         ---------



                                                  Limited Partners
                                     ---------------------------------------
                                           Antena 3             Artear
                                        International,         Argentina
                                              Inc.            Corporation          Total
                                     -------------------  ------------------    ------------
BALANCE at July 20,1994 (inception)        $    -             $    -           $     -

Capital contributions                       2,388,000          2,388,000        10,274,242

Net loss                                     (249,784)          (249,784)       (3,153,843)
                                           ----------          ---------        ----------

BALANCE at December 31, 1995                2,138,216          2,138,216         7,120,399

Capital contributions                       1,683,000          1,683,000        14,300,000

Net loss                                   (1,130,315)        (1,130,315)      (14,271,655)
                                           ----------          ---------        ----------
BALANCE at December 31, 1995               $2,690,901         $2,690,901       $ 7,148,744
                                           ----------          ---------        ----------
                                           ----------          ---------        ----------


                    The accompanying notes to financial statements
                      are an integral part of these statements.

                             TELENOTICIAS DEL MUNDO, L.P.


                               STATEMENTS OF CASH FLOWS

                       FOR THE YEAR ENDED DECEMBER 31, 1995 AND

                   FOR THE PERIOD FROM INCEPTION (JULY 20, 1994) TO

                                  DECEMBER 31, 1994


                                                     1995           1994
                                                 -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                     $(14,271,655)  $ (3,153,843)

  Adjustments to reconcile net loss to
     cash used in operating activities-
        Depreciation                              1,514,070        188,922
        Amortization of other assets                184,747         13,157
        Provision for doubtful accounts             122,693         26,000
        Increase in accounts receivable          (1,536,074)      (179,899)
        Decrease (increase) in inventories           40,985       (235,805)
        Increase in other current assets           (125,775)      (293,473)
        Increase in other assets                     (6,797)          (693)
        Increase in accounts payable              1,093,774      1,177,888
          and accrued expenses
        Increase in customer deposits                43,203         29,042
        Increase in deferred revenues                15,630        144,367
                                                 -----------    -----------
              Net cash used in operating
                 activities                     (12,925,199)    (2,284,337)
                                                 -----------    -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                             (982,615)    (6,974,506)
  Deferred cost                                    (267,478)      (468,151)
                                                 -----------    -----------
              Net cash used in investing
                activities                       (1,250,093)    (7,442,657)
                                                 -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions                          14,300,000     10,274,242
  (Decrease) increase in due to
     affiliates, net                               (388,881)       628,076
                                                 -----------    -----------

              Net cash provided by
                financing activities             13,911,119     10,902,318
                                                 -----------    -----------

              Net (decrease) increase in
                cash and cash equivalents          (264,173)     1,175,324


CASH AND CASH EQUIVALENTS, beginning of period    1,175,324          -
                                                 -----------    -----------

CASH AND CASH EQUIVALENTS, end of period       $    911,151   $  1,175,324
                                                 -----------    -----------
                                                 -----------    -----------



                    The accompanying notes to financial statements
                      are an integral part of these statements.

                             TELENOTICIAS DEL MUNDO, L.P.


                            NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1995 AND 1994




(1) BACKGROUND AND ORGANIZATION:

Telenoticias del Mundo, L.P. ("Telenoticias" or the "Partnership") is organized as a limited partnership between Telemundo News Network, Inc. ("Telemundo"), Reuter LATAM News, Inc. ("Reuters"), Antena 3 International, Inc. ("Antena 3"), Artear Argentina Corporation ("Artear") as limited partners (the "Partners", collectively) and Telenoticias del Mundo, Inc. ("Telenoticias, Inc."), the general partner.

Telenoticias was established on July 20, 1994 as a limited partnership under the laws of the State of Delaware. Telenoticias produces 24-hour network news from studios in Hialeah, Florida. The Partnership broadcasts 24-hour network news, consisting of continuous news, business, sports and international weather segments, which are presented in half-hour wheel format segments. Telenoticias broadcasts extensive live coverage of breaking world news events.

Allocations of profit and loss are based on percentage interests in the Partnership, which is owned by the Partners in percentages equal to their limited partnership percentages, as follows: Telemundo, 41.58%; Reuters, 41.58%; Antena 3, 7.92%; Artear, 7.92%; and Telenoticias Inc., 1%.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (a) CASH AND CASH EQUIVALENTS-

For the purpose of the statement of cash flows, the Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    (b) INVENTORIES-

Inventories mainly consist of decoders used by affiliates to receive and unscramble Telenoticias' broadcast signal. Inventories are recorded at cost using the specific identification method, which results in values not materially different from the net realizable value of such inventories.

    (c) OTHER CURRENT ASSETS-

Other current assets mainly consist of prepaid expenses, employee accounts receivable and short-term deposits. Blank tapes are recorded at cost and are amortized on a straight-line basis over five months. Employee accounts receivable represent advances made to employees to facilitate the coverage of news events. During coverage of an event, the advance is charged to the appropriate expense accounts.

    (d) PROPERTY AND EQUIPMENT-

Property and equipment is recorded at cost. Depreciation and amortization are recorded using the straight-line method over the useful lives of the assets. Improvements and significant repairs that extend the useful life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

    (e) CONSTRUCTION IN PROGRESS-

Construction in progress consists of equipment for the Main Control Room, not placed in service at December 31, 1994, since the Main Control Room was still under construction. When the assets were placed in service, they were classified as property and equipment, at which point depreciation and amortization commenced.

    (f) OTHER ASSETS-

Other assets consist mainly of organizational costs, software costs, shared cost of Telemundo computer equipment and the cost of certain music and graphics packages. Amortization is recorded using the straight-line method over the assets' useful lives which range from 24 to 60 months.

    (g) INCOME TAXES-

Under the provisions of the Internal Revenue Code and applicable state tax laws, the Partnership is not subject to taxation. The tax consequences of Telenoticias' operations accrue to the Partners. Certain items, principally depreciation and start-up costs, may be treated differently on the Partnership's informational income tax return than for financial statement purposes. Therefore, net income or loss as shown on the financial statements may not be the same as that reported on the informational tax return.

    (h) REVENUE RECOGNITION-

The Partnership's main sources of revenues are production, cable subscriber and advertising revenues. Production revenue is recognized in equal monthly installments based on contract terms. Cable subscriber revenues are recognized in equal monthly installments based on contract terms with the cable operators. Advertising revenues are recognized when spots are aired.

    (i) BARTER TRANSACTIONS-

Telenoticias has barter transactions with an unrelated party in which advertising time is exchanged for magazine advertisement. Amounts are recorded at the estimated fair value of the product or service received. Barter revenue is recorded when commercials are broadcast, and expenses are recorded when the magazine issues the advertisement. If the advertisement is received prior to the broadcast of the commercial, a liability is recorded. Likewise, if the commercial is broadcast first, a receivable is recorded.

    (j) RECLASSIFICATIONS-

Certain 1994 balances have been reclassified to conform with the 1995 financial statement presentation.

(3) PROPERTY AND EQUIPMENT:

Property and equipment as of December 31 consists of the following:

                                 Estimated
                                Useful Life        1995          1994
                                -----------        ----          ----
   Broadcasting equipment         5 years      $ 7,412,525   $ 6,651,706
   Computer equipment             5 years          300,751        63,895
   Furniture and fixtures         5 years          175,226         8,445
   Automobiles                    4 years           68,583        86,963
                                               -----------   -----------
                                                 7,957,085     6,747,114
   Less- Accumulated
     depreciation                               (1,702,956)     (188,922)
                                               -----------   -----------
                                               $ 6,254,129   $ 6,558,192
                                               -----------   -----------
                                               -----------   -----------



(4) PARTNERSHIP CAPITAL:

The Partnership's profits and losses accrue to the Partners based on the percentages established in the Agreement of Limited Partnership of Telenoticias del Mundo, L.P. (the "Agreement"). Deficits in the Partners' equity accounts are to be funded pursuant to the Agreement. Reuters and Telemundo each shall contribute up to an aggregate amount of $10,000,000 during the first six years of the Partnership. Artear and Antena 3 each shall contribute up to $8,000,000 during the first six years of the Partnership. As of December 31, 1995, Reuters and Telemundo each have contributed, $8,093,250 and Artear and Antena 3 each have contributed $4,071,000.

(5) CONCENTRATION OF CREDIT RISK:

Telenoticias entered into a program license agreement with Telemundo on September 16, 1994. The revenues provided by this agreement were $5,291,667 and $437,500, in 1995 and 1994, respectively. This represents approximately 58% and 84% of total operating revenues, in 1995 and 1994, respectively.

(6) RELATED PARTY TRANSACTIONS:

As part of the Agreement, the Partners provide certain services and facilities to the Partnership at no cost. The value of these services is not reflected in the accompanying financial statements. These services and facilities include the use of the Hialeah studio; satellite transponder time; field equipment; uplink facilities; the license to use certain material belonging to the Partners; and the use of office facilities.

During September 1994, the Partnership purchased from Telemundo certain equipment at a cost of $3,262,502. The terms and conditions of the sale were disclosed in the Agreement and approved by the Partners.

The Partnership has entered into the following major distribution, marketing and service agreements with the Partners:

    PROGRAM LICENSE AGREEMENT - The Partnership entered into a Program Licensing Agreement with Telemundo. Under this Agreement, Telemundo has the right to broadcast Telenoticias programs to Telemundo Stations and to viewers directly in private dwellings by means of television broadcast transmissions for six years. Telemundo will pay a base fee of $5,000,000 in the first year, increasing by $500,000 in each subsequent year. Production revenues recorded by the Partnership under this agreement were $5,291,667 and $437,500, in 1995 and 1994, respectively.

    DISTRIBUTION AGREEMENT - The Partnership entered into two-year distribution agreements with both Artear and Antena 3. Under these agreements, Artear and Antena 3 were appointed as the sole and exclusive agents of Telenoticias for the marketing of the 24-hour news service to over-the-air broadcast, closed circuit, cable and satellite-delivered television systems in Argentina and Spain, respectively. Under the terms of these agreements, Telenoticias will pay each party $50,000 a year as a marketing fee, and commission on aggregate gross sales revenue, based on a sliding scale between 7%-13%. Telenoticias is guaranteed minimum aggregate gross sales revenues from each agreement of $500,000 for the first broadcast year and $900,000 for the second broadcast year. Antena 3 had no sales during the year ended 1995, due to the Telecommunication laws in Spain. Antena 3 is obligated to pay, net of commissions, a guaranteed sales amount of $472,063. Artear met its guaranteed sales amount for the first broadcast year.

    SERVICES AGREEMENT - Telenoticias entered into a Service Agreement with Antena 3, wherein the Partnership agreed to purchase certain services for a period of six years. The minimum monthly price for these services will be $12,850, during the first year of the Agreement, plus a 5% increase every year thereafter. The Partnership will also pay for certain specialty services as costs are incurred.

    SATELLITE USE ARRANGEMENT - Commencing in December 1994, the Partnership entered into an arrangement with Reuters for the sale of a satellite transponder at a monthly rate of $50,000.

Financial statement accounts with related-party balances as of December 31, were as follows:




                                                                                    Telenoticias,
        1995             Reuters      Telemundo        Artear         Antena 3          Inc.
--------------------    ---------    -----------     ----------      ----------    ---------------
Accounts receivable    $    -         $  24,184     $ 347,871       $     -           $    -
Due from affiliates         -              -             -             201,346           1,000
Due to affiliates        129,245        210,364       101,932             -                -
Accrued expenses and
   accounts payable       20,000        155,000        61,638           34,738             -
Sales                       -         5,291,667       632,470             -                -
Expense                1,023,031      1,243,472       396,969          212,997             -
Other income                -              -             -             472,063             -


       1994
--------------------

Due from affiliates    $  13,664      $    -        $    -          $     -           $  1,000
Due to affiliates           -           642,740          -                -                -
Accounts receivable         -            20,833          -                -                -
Accrued expenses and
   accounts payable         -           266,619          -                -                -
Sales                       -           455,917        43,300             -                -
Expense                   50,000      1,304,280          -                -                -




(7) COMMITMENTS:

The Partnership has entered into four lease agreements. The terms of the agreements are as follows:

    DEDICATED LINE - Monthly lease agreement with an unrelated party for the use of two dedicated lines at a monthly rate of $62,306. The Partnership has guaranteed minimum usage of 51 hours of nondedicated lines at an hourly rate of approximately $440.

    NEWS VIDEO SERVICE - A one-year lease expiring November 14, 1996 with an unrelated party for $453,000.

    WIRE SERVICE - A one-year lease expiring December 1, 1996 with an unrelated party for $216,424.

    VIDEO FASHION SERVICE - A one-year lease ending July 1, 1996 for $80,080.

(8) SUBSEQUENT EVENTS:

On January 8, 1996, as a result of the dispute between the Partner's over the Presidency of the Partnership, the Partners entered into an agreement whereby the Partners agreed to postpone any required additional capital contributions due from the respective Partners until the third business day after the date on which any Partner provides written notice terminating such postponement. Due to significant losses incurred from operations, the Partnership is dependent upon the Partner's capital support to continue as a viable entity. Therefore, postponement of capital support from the partners raises questions as to the Partnership's ability to continue as a going concern.