Form 10-K, Exhibit 13
period 1996-12-31
TELEMUNDO GROUP INC
filed 1997-04-01
CIK 806083

Contents



TELEMUNDO GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Amounts in thousands, except per share data)


STATEMENT OF OPERATIONS DATA:
										   Predecessor
									  ---------------------------------
Year Ended December 31                            1996         1995         1994       1993        1992
-----------------------------------------------------------------------------------------------------------
Net revenue..................................    $202,713      $169,148     $183,894   $177,809    $153,572

EBITDA (a)...................................      42,603        26,021       23,980     28,066      21,338

Operating income.............................      29,292        14,379       13,176     16,597      10,823

Reorganization items.........................           -            -        76,255     (2,543)          -
Interest expense - net of interest income....     (18,920)      (14,489)        (645)   (24,411)    (35,739)
Loss from investment in TeleNoticias.........      (3,120)       (6,355)      (1,314)         -           -
Loss on disposal of TeleNoticias.............      (2,441)            -            -          -           -
Income (loss) before extraordinary item......      (1,179)      (10,088)      84,049    (14,059)    (26,743)
Extraordinary item - extinguishment of debt..     (17,243)            -      130,482          -           -

Net income (loss) (b)........................     (18,422)      (10,088)     214,531    (14,059)    (26,743)

Net income (loss) per share:
  Loss before extraordinary item.............      $ (.12)       $(1.01)
  Extraordinary item.........................       (1.71)            -
						    ------        ------
  Net loss...................................      $(1.83)       $(1.01)         (c)         (c)         (c)
						    ======        ======      ======      ======      ======

Dividends declared on common shares..........            -             -           -           -           -
						    ======        ======      ======      ======      ======


BALANCE SHEET DATA:

                                                                                       Predecessor
									  ----------------------------------
December 31                                      1996          1995         1994         1993       1992
------------------------------------------------------------------------------------------------------------
 Working capital............................     $ 44,769      $ 36,395    $  32,325    $  65,691   $ 51,657
Broadcast licenses and reorganization value
  in excess of amounts allocable to
  identifiable assets, net..................      132,831        90,200       92,792            -          -
 Total assets...............................      295,560       224,459      232,024      169,657    148,564
Long-term debt (liabilities subject to
  settlement prior to 1994).................      179,695       108,032      100,724      326,784    304,183
Common stockholders' equity (deficiency)....       42,893        60,251       70,000     (214,816)  (200,757)

(a)  EBITDA (earnings before interest, taxes, depreciation and amortization) is operating income before depreciation and amortization.  Although EBITDA is not intended to represent cash flow or any other measure of financial performance under generally accepted accounting principles, the Company believes it is helpful in understanding cash flow generated from operations that is available for debt service, taxes, working capital requirements and capital expenditures.
(b)  Prior to 1995, net income (loss) was significantly impacted in certain years by nonrecurring income and expense items related to the Company's financial restructuring (see Note 9 of "Notes to Consolidated Financial Statements").
(c)  Net income (loss) per share is not applicable as the Company was recapitalized and adopted fresh start reporting as of December 31, 1994 (see Note 9 of "Notes to Consolidated Financial Statements").


TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION
___________________________________________________________________________

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On December 30, 1994, Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company"), consummated a financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan"). The period prior to the consummation of the Plan is presented on a historical cost basis without giving effect to the reorganization and is separated by a line. For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization. (See Note 9 of "Notes to Consolidated Financial Statements").

On February 26, 1996, the Company completed the acquisition of a 74.5% interest in Video 44, which owns WSNS-TV, Channel 44 in Chicago. The acquisition was accounted for under the purchase method of accounting. (See Note 2 of "Notes to Consolidated Financial Statements").

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes, to which note references relate. Except for historical information contained herein, certain matters discussed herein are forward looking disclosures that involve risks and uncertainties, including (without limitation) those risks associated with the availability of programming, the impact of competition, the effect of economic and market conditions, litigation, the impact of current or pending legislation and regulation, and other risks detailed from time to time in the Company's Security and Exchange Commission reports.

RESULTS OF OPERATIONS

Net revenue for each of the three years in the period ended December 31, 1996 was as follows:

                                                        								 Predecessor
                                                  							      --------------
			                      Year Ended          Year Ended           Year Ended
                     			 December 31         December 31         December 31
                            				1996  Change        1995  Change        1994
                     			 ---------------------------------------------------
Net Commercial Air Time:
  Continental U.S.:
    Network and
      National Spot.... $ 82,728,000   22%  $ 67,938,000  (16)%  $ 81,313,000
    Local..............   47,167,000   21%    38,888,000  (11)%    43,600,000
                      			------------        ------------         ------------
                     			 129,895,000   22%   106,826,000  (14)%   124,913,000

  Puerto Rico..........   43,741,000   16%    37,830,000    2%     37,232,000
                      			------------        ------------         ------------
			                       173,636,000  20%    144,656,000   (11)%  162,145,000
Other Revenue..........    29,077,000  19%     24,492,000    13%    21,749,000
                       	------------        ------------         ------------
                      			$202,713,000  20%   $169,148,000  (8)%   $183,894,000
                      			============        ============         ============


The increase in network and national spot revenue in 1996 is the result of the continued growth in the overall Spanish-language television market, the acquisition of WSNS-TV in Chicago, enhanced sales efforts and changes in audience share. Excluding the impact of WSNS, which is reflected in the financial statements effective February 27, 1996, network and national spot revenue would have increased by 13% for 1996. The decrease in network and national spot revenue in 1995 was the result of an overall decline in audience share throughout 1994, which continued through February 1995.
A change in audience share typically has a delayed impact on revenue. The impact of the decline in audience share was in part offset by the growth in the overall Spanish-language television advertising market.

The increase in local revenue in 1996 is the result of a significant increase at KVEA (Los Angeles), increases at other major owned and operated stations, and the acquisition of WSNS. Excluding the impact of WSNS, local revenue would have increased by 7% for the year. The decline in local revenue for 1995 was the result of the ratings decline, which most significantly impacted KVEA.

The Company's average share of the weekday Spanish-language television network audience for the first through fourth quarters of 1996 was 26%, 23%, 23% and 21%, respectively, and was 22%, 24%, 25% and 26%, respectively, for the first through fourth quarters of 1995.

The increase in commercial air time revenue in Puerto Rico in 1996 is the result of an increase in WKAQ's prime time audience share, enhanced sales efforts, and growth in the overall market, due in part to political advertising. The increase in 1995 was the result of WKAQ's dominant audience share in a market which grew slightly.

Other revenue increased in 1996 primarily due to sales of blocks of broadcast time to independent programmers and the acquisition of WSNS. Excluding the impact of WSNS, other revenue would have increased by 9%. Other revenue increased in 1995 primarily due to increased sales of blocks of broadcast time, offset in part by a decrease in international program sales. Sales of blocks of broadcast time on a network and national basis accounted for 65% of total other revenue for both 1996 and 1995.

Direct operating costs increased $8.4 million or 11% in 1996, which primarily reflects an increase in programming costs, as well as costs attributable to WSNS. Excluding WSNS, direct operating expenses would have increased by 8%. The $12.3 million or 14% decrease in 1995 primarily resulted from reductions in the cost of programming in certain time periods.

Selling, general and administrative expenses, other than network and corporate, increased $5.6 million or 16% in 1996, which was primarily the result of the acquisition of WSNS. Excluding WSNS, selling, general and administrative expenses would have increased by 2%.

Network expenses, which represent costs associated with the network operations center as well as sales, marketing and other network costs not allocated to specific television stations, increased by $3.0 million or 12% in 1996.
The 1996 results are impacted by the provision of $3.8 million to the allowance for doubtful accounts relating to a particular client, the payment terms of whose current receivable balance as well as future business is currently being negotiated. Network expensesdecreased by $2.7 million or 9% in 1995 which was the result of the implementation of certain cost saving measures, including staff reductions in response to the decline in revenue, offset in part by the increase in the cost of the Nielsen national Hispanic television ratings service.

Corporate expenses decreased by $29,000 in 1996 which was primarily a result of an increase in executive incentive compensation more than offset by other expense savings. Corporate expenses decreased by $411,000 or 9% in 1995, which reflected cost saving measures.

As a result of the revenue and expense items discussed above, operating income before depreciation and amortization ("EBITDA") increased by $16.6 million or 64% in 1996 and increased $2.0 million or 9% in 1995.

Depreciation and amortization expense increased $1.7 million or 14% in 1996 which primarily reflects the addition of WSNS.

As of December 31, 1994, the Company completed its reorganization to which the following nonrecurring income and expense items relate:

     (i) As a result of the application of "fresh start" reporting upon emergence from bankruptcy, the Company adjusted its assets and liabilities to their estimated fair value as of December 30, 1994 pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The resulting increase in the Company's net assets of $86.92.8 million is included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.

     (ii) In accordance with SOP 90-7, the legal, professional and other costs and expenses related to the reorganization totalling $11.6 million are included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.
     (iii) Also pursuant to SOP 90-7, included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994 is interest income of $967,000 earned on cash balances that would have otherwise been used to make scheduled principal and interest payments on debt in default and to pay prepetition liabilities.
     (iv) An extraordinary gain from debt forgiveness of $130.5 million is reported in the consolidated statement of operations for the year ended December 31, 1994, which represents the total amount of liabilities discharged in the reorganization, including accrued interest and unamortized discount, reduced by the amount of distributions to holders of such the predecessor's liabilities. The distributions, which are described in Note 9 to the consolidated financial statements, included cash, new debt, shares of common stock and warrants to purchase common stock.

Interest expense, net of interest income, for 1996 totalled $18.9 million as compared to $14.5 million and $645,000 for 1995 and 1994, respectively. Interest expense for 1996 includes (i) interest accrued and accreted on the 10.5% Senior Notes due 2006 (the "New Senior Notes") from February 26, 1996, which were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum, (ii) amortization of deferred issuance costs for the New Senior Notes, (iii) interest and fees associated with the Company's revolving credit facility, and (iv) interest accrued and accreted on the 10.25% Senior Notes (the "10.25% Notes") which were outstanding during the period (approximately 99.8% of which were tendered in a repurchase offer on February 26, 1996). Interest expense was offset by $304,000 of interest income in 1996. Interest expense for 1995 primarily represents interest on the Company's 10.25% Notes, and is offset by $268,000 of interest income. No interest had been accrued on any of the Company's outstanding debt in 1994 as the Company was in reorganization.

Net loss from investment in TeleNoticias of $3.1 million, $6.4 million and $1.3 million for 1996, 1995 and 1994, respectively, represents the Company's 42% share of TeleNoticias' net loss and related costs (see further discussion in Liquidity and Sources of Capital).

In addition, the loss on disposal of TeleNoticias of $2.4 million resulted from the disposal of the Company's interests in TeleNoticias on June 26, 1996 (see further discussion in Liquidity and Sources of Capital).

The income tax provision recorded in each of the periods relates to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to foreign operations, and certain federal and state income and franchise taxes. The Company is in a net operating loss for federal tax purposes. The Company's use of its net operating and capital loss carryforwards, incurred prior to December 31, 1994, are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be limited each year subsequent to December 310, 1994.

Minority interest represents distributions to the 25.5% partner in Video 44, which is based on a minimum preferred distribution to such partner.

The extraordinary loss on extinguishment of debt in 1996 represents the difference between (i) the cost of repurchasing the 10.25% Notes pursuant to the tender offer, including related fees and expenses, together with the consent fee associated with amending the 10.25% Note indenture, and (ii) the net book value of the repurchased 10.25% Notes. The 10.25% Notes were originally recorded at their fair value, which was less than the principal amount, reflecting an effective interest rate of 13.34%.

LIQUIDITY AND SOURCES OF CAPITAL

The Company's cash flows from operating activities were $22.6 million for 1996 as compared to $11.6 million for 1995 and $8.1 million for 1994. The increase in 1996 is the result of the improvement in operating income before depreciation and amortization and the net effect of changes in certain asset and liability accounts, including WSNS's initial working capital requirements. The increase in 1995 was the result of an increase in operating income and the net effect of changes in certain asset and liability accounts, including a greater decrease of accounts receivable.

The Company had working capital of $44.8 million at December 31, 1996. The Company did not have any borrowings outstanding under its $20 million revolving credit facility at December 31, 1996.

On February 26, 1996, Telemundo completed the acquisition of a 74.5% interest in Video 44, which owns WSNS-TV, Channel 44 in Chicago, which had been the Company's largest affiliated station (the "Acquisition"). The purchase price was $45.9 million, including costs and liabilities associated with the Acquisition. On February 26, 1996, the Company also completed the sale of $192 million in aggregate principal amount of New Senior Notes, the proceeds of which were used primarily for the Acquisition and to repurchase $116.7 million principal amount of its 10.25% Notes, representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes, tendered in a repurchase offer which commenced on November 27, 1995
(the "Repurchase").

The Repurchase, the issuance of the New Senior Notes and the amendment of the 10.25% Notes indenture were designed to enhance the Company's operating and financial flexibility by, among other things, removing the near-term amortization requirements of the 10.25% Notes, and amending certain covenants relating to the 10.25% Notes to conform generally to the covenants relating to the New Senior Notes.

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

Capital expenditures of approximately $9.1 million were made during 1996 for the replacement or upgrading of equipment at all operations, including WSNS, expanding production capabilities and upgrading facilities. The Company anticipates that capital expenditures of approximately $9.6 million will be made during 1997.

From July 1994 through June 1996, Telemundo held a 42% interest in Telenoticias del Mundo, L.P. ("TeleNoticias"), an international Spanish-language news service. On June 26, 1996, Telemundo acquired the remaining 58% interest in TeleNoticias from its former partners for approximately $5.1 million (the "Purchase"). Contemporaneous with the Purchase, the company sold substantially all of the assets and certain liabilities of TeleNoticias to CBS Inc. ("CBS") (the "Sale"). The total consideration for the Sale was $5.0 million in cash and a $1.25 million note from CBS, which bears no interest and is payable five years after the closing date, which was recorded at its present value of $750,000. The consideration for the Sale included $1.0 million cash consideration paid by CBS which is held in escrow for any post-closing adjustments that may occur. These transactions, when combined with the Company's net investment in TeleNoticias, comprised of capital contributions and advances made and losses recognized in the operations of TeleNoticias through the date of Sale, resulted in a loss on disposal of TeleNoticias of $2.4 million.

In addition, Telemundo and CBS entered into a number of agreements relating to news activities, including an agreement under which CBS will produce the Company's nightly national newscasts for a period of five years at a cost which is less than the license fee which the Company had paid to TeleNoticias for such newscasts. The Company also entered into other agreements including the rental of the TeleNoticias studio facility in the Company's network operations center to CBS, the provision of certain technical and other services by the Company to CBS, and the provision of certain other news services by CBS to the Company.

These agreements generate net expense savings and additional sources of income for the Company, some of which were reinvested in ongoing operations, including programming and promotion initiatives. As a result of such reinvestment, the net impact from the agreements on the Company's 1996 operating results is not material.

In connection with the TeleNoticias Purchase, all outstanding disputes relating to the litigation among Telemundo and its former partners were resolved, including the dismissal of the October 16, 1995 legal action commenced by Telemundo in New York State Court relating to certain corporate governance and other issues.

The Company's principal sources of liquidity are cash from operations and a revolving credit facility. The facility provides for borrowings of up to $20 million and is subject to an accounts receivable borrowing base. The entire amount was available at December 31, 1996. The Company plans on financing interim cash needs through cash generated from operations and, if necessary, the revolving credit facility. The Company does not anticipate the need to obtain any additional financing to fund operations for the foreseeable future.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

										 Predecessor
										 ------------
Year Ended December 31                             1996           1995           1994
---------------------------------------------------------------------------------------------
Net revenue...................................     $202,713,000   $169,148,000   $183,894,000
                                          						   ------------   ------------   ------------
Costs and expenses:
  Direct operating costs......................       86,994,000     78,609,000     90,914,000
  Selling, general and administrative
    expenses other than network and corporate.       39,910,000     34,270,000     35,688,000
  Network expenses............................       28,835,000     25,848,000     28,501,000
  Corporate expenses..........................        4,371,000      4,400,000      4,811,000
  Depreciation and amortization...............       13,311,000     11,642,000     10,804,000
						                                             ------------   ------------   ------------
						                                              173,421,000    154,769,000    170,718,000
						                                             ------------   ------------   ------------

Operating income..............................       29,292,000     14,379,000     13,176,000

Reorganization items..........................                -              -     76,255,000
Interest expense - net of interest income of
  $304,000 in 1996 and $268,000 in 1995.......      (18,920,000)   (14,489,000)      (645,000)
Loss from investment in TeleNoticias..........       (3,120,000)    (6,355,000)    (1,314,000)
Loss on disposal of TeleNoticias..............       (2,441,000)             -              -
Other income (expense)........................           14,000       (104,000)       (34,000)
Income (loss) before income taxes, minority
  interest and extraordinary item.............        4,825,000     (6,569,000)    87,438,000
Income tax provision..........................       (3,879,000)    (3,519,000)    (3,389,000)
Minority interest.............................       (2,125,000)             -              -
                                          						   ------------   ------------   ------------
Income (loss) before extraordinary item.......       (1,179,000)   (10,088,000)    84,049,000
Extraordinary item - extinguishment of debt...      (17,243,000)             -    130,482,000
                                         						   -------------  ------------   ------------

Net income (loss)                                  $(18,422,000)  $(10,088,000)  $214,531,000
                                           					   ============   ============   ============

Net income (loss) per share:
  Loss before extraordinary item                        $  (.12)        $(1.01)
  Extraordinary item..........................            (1.71)             -
                                                  						-------         ------
  Net loss....................................           $(1.83)        $(1.01)             *
						                                                 	=======         ======          =====
Weighted average shares outstanding...........       10,054,493     10,000,035              *
						                                             ============   ============          =====


* Net income (loss) per share is not applicable as the Company was recapitalized and adopted fresh start reporting as of December 31, 1994
   (see Note 9).

See notes to consolidated financial statements


TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Assets                                    December 31   1996             1995
-------------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalent............................  $  12,587,000     $ 3,199,000
  Accounts receivable, less allowance for doubtful
    accounts of $5,943,000 and $2,650,000.............     51,824,000      45,801,000
    Television programming............................     14,062,000      13,063,000
    Prepaid expenses and other........................      7,685,000       4,537,000
                                                 							 ------------     -----------
	 Total current assets................................     86,158,000      66,600,000
Property and equipment, net...........................     64,532,000      60,538,000
Television programming ...............................      4,588,000       3,195,000
Other assets..........................................      7,451,000       2,175,000
Investment in and receivable from TeleNoticias........              -       1,751,000
Broadcast licenses and reorganization value in
  excess of amounts allocable to iidentifiable assets,
  net.................................................    132,831,000      90,200,000
                                                 							 ------------    ------------

                                                  						 $295,560,000    $224,459,000
                                                 							 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------

Current liabilities:
  Accounts payable....................................   $  8,831,000    $  7,318,000
    Accrued expenses and other........................     27,484,000      19,371,000
    Television programming obligations................      5,074,000       4,370,000
							                                                  ------------    ------------
	Total current liabilities.....................            41,389,000      31,059,000
Long-term debt........................................    179,695,000     108,032,000
Capital lease obligations.............................      5,945,000       6,662,000
Television programming obligations....................        442,000         552,000
Other liabilities.....................................     19,950,000      17,903,000
                                                 							 ------------    ------------
							                                                   247,421,000     164,208,000
							                                                  ------------    ------------

Minority interest.....................................      5,246,000               -
                                                 							 ------------    ------------

Contingencies and commitments

Common stockholders' equity:
  Series A common stock, $.01 par value,
    14,388,394 shares authorized, 6,621,983 and
    5,933,865 shares outstanding at December 31, 1996
    and 1995..........................................         66,000          59,000
  Series B common stock, $.01 par value,
    5,611,606 shares authorized, 3,530,232 and
    4,066,335 shares outstanding at December 31, 1996
    and 1995..........................................         36,000          41,000
Additional paid-in capital............................     71,301,000      70,239,000
Retained earnings (deficit)...........................    (28,510,000)    (10,088,000)
                                                 							 ------------    ------------
							                                                    42,893,000      60,251,000
							                                                  ------------    ------------

                                                  						 $295,560,000    $224,459,000
							                                                  ============    ============

See notes to consolidated financial statements

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)
                  				        Number of
     			                     		 Shares                              Common
                             Outstanding                            Stock
	                   -----------------------------------  -----------------------------
                                                              								                                                     Common
                            				 Series A   Series B             Series A  Series B      Additional      Retained   Stockholders'
                				   Common    Common     Common     Common    Common    Common         Paid-In       Earnings         Equity
               				    Stock     Stock      Stock      Stock     Stock     Stock         Capital       (Deficit)     (Deficiency)
            			      ----------- --------   --------  ---------  --------  --------    ------------  -------------  -------------
Balance, 12/31/93    37,042,924        -          -  $ 370,000  $      -  $      -    $245,768,000  $(460,954,000) $(214,816,000)
Net income.......             -        -          -          -         -         -               -    214,531,000    214,531,000
Elimination of former
equity interests..  (37,042,924)       -          -   (370,000)        -         -    (245,768,000)   246,423,000        285,000
Common stock issued in
  the restructuring and
  application of fresh
  start reporting...         -   4,388,394   5,611,606       -     44,000    56,000     69,900,000              -    70,000,000
			                  -----------  ---------   ---------  ---------  --------  --------     ------------  -------------  ------------

Balance, 12/31/94.           -   4,388,394   5,611,606          -    44,000    56,000       69,900,000              -    70,000,000
Net loss................     -           -           -          -         -         -                -    (10,088,000)  (10,088,000)
Stock option
  transactions (a)......     -           -           -          -         -         -          338,000              -       338,000
Warrant conversions.....     -         200           -          -         -         -            1,000              -         1,000
Stock conversions.......     -   1,545,271  (1,545,271)         -    15,000   (15,000)               -              -             -
            			    -----------   ---------   ---------  ---------  --------  --------     ------------  -------------  ------------

Balance, 12/31/1995.....     -      33,865   4,066,335          -    59,000    41,000       70,239,000    (10,088,000)   60,251,000
Net loss................     -           -           -          -         -         -                -    (18,422,000)  (18,422,000)
Issuance of stock
  pursuant to exercise
  of stock options......     -     150,000           -          -     2,000         -        1,048,000              -     1,050,000

Warrant conversions.....     -       2,015           -          -         -         -           14,000              -        14,000
Stock conversions.......     -     536,103    (536,103)         -     5,000    (5,000)               -              -             -


              		    -----------   ---------   ---------  ---------  --------   -------     ------------  -------------  ------------

Balance, 12/31/96.....       -    6,621,983   3,530,232          -  $ 66,000  $ 36,000     $ 71,301,000  $ (28,510,000) $ 42,893,000
			                 ===========   =========   =========  =========  ========  ========     ============  =============  ============

(a) Effect of the cancellation and issuance of options to a former officer.

See notes to consolidated financial statements



TELEMUNDO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

											    Predecessor
											    -----------
Year Ended December 31                                 1996               1995              1994
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................     $(18,422,000)      $(10,088,000)     $214,531,000
Charges not affecting cash:
    Depreciation and amortization.................       13,311,000         11,642,000        10,804,000
    Fresh start revaluation.......................                -                  -       (86,901,000)
    Interest accretion............................        4,559,000          1,511,000                 -
    Loss from investment in TeleNoticias..........        3,120,000          6,355,000         1,314,000
    Loss on disposal of TeleNoticias..............        2,441,000                  -                 -
    Extraordinary item - extinguishment of debt...       17,243,000                  -      (130,482,000)
Changes in assets and liabilities:
    Accounts receivable...........................       (6,023,000)         1,872,000        (4,532,000)
    Television programming........................       (2,392,000)          (676,000)         (250,000)
    Television programming obligations............          594,000         (1,133,000)         (866,000)
    Accounts payable and accrued expenses and
    other.........................................        8,181,000          2,112,000         4,465,000
                                          						       ------------       ------------
                                                							  22,612,000         11,595,000      $  8,083,000
                                         				 		       ------------       ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:


Acquisition of Video 44, net of cash acquired.....      (43,973,000)                 -                 -
Additions to property and equipment...............       (9,125,000)        (6,719,000)      (12,550,000)
Investment in TeleNoticias........................       (1,704,000)        (3,104,000)       (5,462,000)
Disposal of TeleNoticias, net.....................       (2,769,000)                 -                 -
                                          						       ------------       ------------      ------------
                                                 							(57,571,000)        (9,823,000)      (18,012,000)
                                          						       ------------       ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Net proceeds from issuance of New Senior Notes....      169,981,000                  -                 -
Repurchase of 10.25% Notes, consent fee and
  related costs...................................     (118,993,000)                 -                 -
Proceeds from exercise of stock options and
  warrants........................................        1,065,000                  -                 -
Payments of obligations under capital leases......         (642,000)          (517,000)         (594,000)
Borrowings under credit facility..................        8,012,000          6,013,000           200,000
Payments under credit facility....................      (13,993,000)          (216,000)                -
Payments of liabilities relating to consummation
  of the Plan.....................................       (1,083,000)        (5,703,000)      (35,928,000)
Proceeds from common stock issued pursuant to
  the Plan........................................                -                  -        10,426,000
                                           						       ------------       ------------      ------------
                                                  						 44,347,000           (423,000)      (25,896,000)
                                           						       ------------       ------------      ------------
Increase (decrease) in cash and cash equivalents..        9,388,000          1,349,000       (35,825,000)
Cash and cash equivalents, beginning of year......        3,199,000          1,850,000        37,675,000
                                           						       ------------       ------------      ------------

Cash and cash equivalents, end of year............     $ 12,587,000       $  3,199,000      $  1,850,000
                                          						       ============       ============      ============

Non-cash investing activities:
  Note receivable and escrow deposit associated
  with disposal of TeleNoticias, net of accrued
  liabilities.....................................     $    879,000       $          -      $          -
	                                          					       ============       ============      ============

See notes to consolidated financial statements



TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
___________________________________________________________________________


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Telemundo Group, Inc. ("Telemundo") and its subsidiaries (collectively the "Company") is a Spanish-language television broadcast network, that owns and operates stations in the continental United States. The Company acquires and produces Spanish-language television programming for its broadcast network and syndicates programming to other broadcasters. The Company's sales force sells advertising time on behalf of its owned television stations and affiliates. In addition, the Company owns and operates a television station and related production facilities in Puerto Rico. Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company"), is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24-hours per day to its owned and operated stations and affiliates, which serve 59 markets in the United States, including the 32 largest Hispanic markets, and reaches approximately 85% of all U.S. Hispanic households.
The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico. The Company produces Spanish-language programming for use on its network and for sale in foreign countries and sells advertising time on behalf of its owned and operated television stations and affiliates.

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Telemundo and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's 42% investment in Telenoticias del Mundo, L.P. ("TeleNoticias") had been accounted for by the equity method until June 26, 1996, when substantially all of the assets and certain liabilities of TeleNoticias were sold to CBS Inc. ("CBS")
(see Note 4).

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

DEPRECIATION AND AMORTIZATION

Property and equipment is depreciated by the straight-line method over estimated useful lives as follows:

	Buildings...........................    40 Years
	Antennas and Transmitters...........    20 Years
	Other Broadcast Equipment...........    3 to 7 Years
	Furniture and Fixtures..............    5 to 7 Years
	Automobiles and Trucks..............    4 Years
	Leasehold Improvements..............    Life of Lease

BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portions of reorganization value and Video 44 purchase price not attributable to specific tangible assets estimated value at the time of the reorganization and the purchase and are being amortized on a straight-line basis over periods ranging from 10 to 40 years. Accumulated amortization was $6.7 million at December 31, 1996. Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets is attributable primarily to FCC broadcast licenses ($118.3 million net of accumulated amortization at December 31, 1996).
The Company evaluates the recoverability of its investment in such intangible assets in relation to anticipated cash flows on an undiscounted basis. If the estimated future cash flows are projected to be less than the carrying value, an impairment write-down would be recorded.

REVENUE RECOGNITION

Revenue is derived primarily from the sale of advertising time on a network, national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. The Company reviews the collectibility of its accounts receivable and adjusts its allowance for doubtful accounts accordingly. During 1996, 1995 and 1994, no customer accounted for more than 10% of the Company's commercial air time revenue.

PER COMMON SHARE INFORMATION

Net loss per share for the years ended December 31, 1996 and 1995 is calculated by dividing the net loss by the weighted average number of shares outstanding during the period. Conversion of stock options and warrants are not included in the computation to the extent that stock options and warrants are antidilutive. As a result of the effects of the reorganization, per share information and weighted average number of shares outstanding for 1994 are not applicable and therefore have been omitted from the accompanying financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

2.   ACQUISITION AND REFINANCING

On February 26, 1996, Telemundo completed the acquisition of a 74.5% interest in a joint venture ("Video 44"), which owns WSNS-TV, Channel 44 in Chicago, which had been the Company's largest affiliated station (the "Acquisition"). The purchase price for the Acquisition was approximately $44.6 million of cash and $1.3 million of costs and liabilities associated with the Acquisition. The allocation of the $45.9 million purchase price among property and equipment, broadcast licenses and other assets was based upon estimated fair market values. The operations of Video 44 are consolidated with those of the Company and the interest, subject to a minimum preferred distribution, attributable to the partner which owns the remaining 25.5% of the venture is reflected in the accompanying financial statements as minority interest.

On February 26, 1996, the Company also completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes due 2006 (the "New Senior Notes"), the proceeds of which were used primarily for the Acquisition and to repurchase $116.7 million principal amount of its 10.25% Senior Notes
(the "10.25% Notes"), representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes, tendered in a repurchase offer which commenced on November 27, 1995 (the "Repurchase"). A supplemental indenture covering the 10.25% Notes also became operative on February 26, 1996. The supplemental indenture contains amendments to the indenture governing the 10.25% Notes which conform generally to the covenants relating to the New Senior Notes and had been consented to by holders of a majority of the outstanding principal amount of the 10.25% Notes pursuant to a consent solicitation. The Repurchase resulted in an extraordinary loss of $17.2 million in 1996.

The New Senior Notes were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum. The New Senior Notes require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date will bear interest at a rate of 10.5% per annum on their principal amount at maturity. The $175.2 million of gross proceeds were used for the Acquisition, the Repurchase, the consent solicitation, related fees and expenses, and for general corporate purposes, including reducing the amount outstanding under the Company's credit facility by $5.0 million.

The following summarized, unaudited pro forma results of operations for the year ended December 31, 1996 and 1995, assume the Acquisition, the Repurchase and the issuance of the New Senior Notes occurred as of the beginning of the respective years. Items associated with TeleNoticias (see
Note 4) are excluded from the pro forma amounts, including the "Loss from investment in TeleNoticias" and the "Loss on disposal of TeleNoticias" which are reflected in the Company's Consolidated Statements of Operations.

Year Ended December 31                            1996                1995
--------------------------------------------------------------------------

Net revenue.............................  $205,215,000        $186,771,000
Income (loss) before extraordinary item.     3,764,000          (5,682,000)
Net loss................................   (13,479,000)        (21,705,000)

Per share:
  Income (loss) before extraordinary
    item................................          $.37               $(.57)
  Net loss..............................        $(1.34)             $(2.17)


3.   PROPERTY AND EQUIPMENT

December 31                                       1996                1995
--------------------------------------------------------------------------

Land...................................    $ 4,727,000         $ 4,161,000
Buildings..............................     18,965,000          15,975,000
Machinery andBroadcast and other
  equipment............................     43,463,000          34,319,000
Satellite transponder..................      6,999,000           6,999,000
Leasehold improvements                       9,436,000           8,026,000
                                   					   -----------         -----------
                                   					    83,590,000          69,480,000

Less accumulated depreciation and
  amortization.........................    (19,058,000)         (8,942,000)
                                    					   -----------         -----------
                                   					   $64,532,000         $60,538,000
                                   					   ===========         ===========


4.   INVESTMENT IN TELENOTICIAS

From July 1994 through June 1996, Telemundo held a 42% interest in TeleNoticias, an international Spanish-language news service. On June 26, 1996, Telemundo acquired the remaining 58% interest in TeleNoticias from its former partners for approximately $5.1 million (the "Purchase"). Contemporaneous with the Purchase, the Company sold substantially all of the assets and certain liabilities of TeleNoticias to CBS (the "Sale"). The total consideration for the Sale was $5.0 million in cash and a $1.25 million note from CBS, which bears no interest and is payable five years after the closing date, which was recorded at its present value of $750,000. The consideration for the sale included $1.0 million cash consideration paid by CBS which is held in escrow as a reserve for any post-closing adjustments that may occur. These transactions, when combined with the Company's net investment in TeleNoticias, comprised of capital contributions and advances made and losses recognized in the operations of TeleNoticias through the date of Sale, resulted in a loss on disposal of TeleNoticias of $2.4 million.

In addition, Telemundo and CBS entered into a number of agreements relating to news activities, including an agreement under which CBS will produce the Company's nightly newscasts for a period of five years. The Company also entered into other agreements including the rental of the TeleNoticias studio facility in the Company's network operations center to CBS, the provision of certain technical and other services by the Company to CBS, and the provision of certain other news services by CBS to the Company.

In connection with the Purchase, all outstanding disputes among Telemundo and its former partners were resolved, including the dismissal of the October 16, 1995 legal action commenced by Telemundo in New York State Court relating to certain corporate governance and other issues.

5.  ACCRUED EXPENSES AND OTHER

December 31                                        1996              1995
-------------------------------------------------------------------------

Accrued compensation and commissions.....   $ 6,495,000       $ 3,980,000
Accrued agency commissions...............     6,164,000         5,004,000
Accrued reorganization costs.............       490,000         1,722,000
Accrued interest expense.................     5,040,000                 -
Other accrued expenses...................     9,295,000         8,665,000
                                   					    -----------       -----------
                                   					    $27,484,000       $19,371,000
                                   					    ===========       ===========

6.    LONG-TERM DEBT

December 31                                        1996              1995
-------------------------------------------------------------------------

New Senior Notes........................   $179,521,000                 -
10.25% Notes............................        159,000       102,035,000
Revolving credit facility...............         15,000         5,997,000
                                   					   ------------      ------------
                                   					    179,695,000       108,032,000
Less current portion....................              -                 -
                                   					   ------------      ------------
                                   					   $179,695,000      $108,032,000
                                   					   ============      ============

Significant terms of the Company's debt agreements are as follows:

New Senior Notes: On February 26, 1996, the Company completed the sale of $192 million in aggregate principal amount of the New Senior Notes which are unsecured obligations of the Company. The New Senior Notes were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum. The New Senior Notes require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date will bear interest at a rate of 10.5% per annum on their principal amount at maturity. The principal balance is due in its entirety on February 26, 2006.

10.25% Notes: The 10.25% Notes were recorded at their fair value of $100,524,000 (principal amount of $116,889,000) at December 31, 1994, reflecting an effective interest rate of 13.34%, based upon market trading activity at the time of consummation of the Plan. The 10.25% Notes are unsecured obligations of the Company bearing interest from December 31, 1994, payable semi-annually, and maturing December 30, 2001. On February 26, 1996, the Company completed the sale of $192 million in aggregate principal amount of New Senior Notes, the proceeds of which were used primarily for the Acquisition and to repurchase $116,705,500 principal amount of the 10.25% Notes tendered in the Repurchase, representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes.

Revolving Credit Facility: The Revolving Credit Facility ("Credit Facility") provides for borrowings of up to $20 million and is subject to an accounts receivable borrowing base. The entire amount was available at December 31, 1996. Interest accrues at a rate of prime plus 1.75% (10% and 10.25% at December 31, 1996 and 1995, respectively, and averaged 10% for all of 1996 and 10.58% for all of 1995). The agreement expires December 30, 1999 and is cancelable at the Company's option prior to expiration upon payment of an early termination fee, except during the first 60 days of 1998 or 1999 when the agreement may be terminated without incurring an early termination fee. The Company is required to pay a fee of 0.5% per annum based on the average unborrowed portion of the Credit Facility. The Company is also required to pay other annual fees and expenses in connection with the borrowing agreement. The Credit Facility is secured by substantially all U.S. assets of the Company and does not require compensating balances.

The New Senior Notes, the 10.25% Notes, and Credit Facility agreements contain certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on Telemundo and its subsidiaries certain limitations or prohibitions on: (i) the incurrance of indebtedness or the guarantee or assumption of indebtedness of another;
(ii) the creation or incidence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

Interest paid was $8,667,000, $12,810,000 and $645,000 for the years ended 1996, 1995 and 1994, respectively. As a result of the reorganization, only cash interest payments for capital leases were made during 1994 (see Note 9).

7.   INCOME TAXES

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of:

                                                	 						      Predecessor
                                                 							      -----------
Year Ended December 31             1996             1995             1994
-------------------------------------------------------------------------

Puerto Rico (a)............  $3,473,000       $3,379,000       $3,279,000
Federal, state and other...     406,000          140,000          110,000
                     			     ----------       ----------       ----------
                     			     $3,879,000       $3,519,000       $3,389,000
                     			     ==========       ===========      ==========

(a) Represents a provision for withholding tax related to intercompany interest.

The Company paid $1,790,000, $1,534,000 and $1,260,000 for withholding taxes related to its operations in Puerto Rico in 1996, 1995 and 1994, respectively. In addition, the Company paid federal and state income and franchise and foreign withholding taxes of $514,000, $190,000 and $173,000 in 1996, 1995 and 1994, respectively.

The tax effects comprising the Company's net deferred taxes as of December 31, 1996 and 1995 are as follows:

December 31                                             1996            1995
----------------------------------------------------------------------------

Deferred Tax Assets:
  Net operating loss carryforwards ("NOLs")..... $84,459,000     $76,324,000
  Capital loss carryforward.....................   8,827,000       8,827,000
  Amortization of FCC broadcast
    licenses - Predecessor......................  28,948,000      30,886,000
  Other.........................................   7,998,000       2,970,000
                                          						------------     -----------
                                          						 130,232,000     119,007,000
                                          						------------     -----------
 Deferred Tax Liabilities:
  Amortization of FCC broadcast licenses.....    (50,443,000)    (35,178,000)
  Accelerated depreciation...................     (1,743,000)     (1,621,000)
                                           						------------    ------------
                                          						 (52,186,000)    (36,799,000)
                                           						------------    ------------

Net deferred tax asset.......................   78,046,000      82,208,000
Valuation allowance..........................  (78,046,000)    (82,208,000)
                                    					      ------------    ------------

Net deferred tax............................. $          -    $          -
                                    					      ============    ============


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

As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, including its NOLs, a valuation allowance has been established to offset the existing net deferred tax asset.

The Company has NOLs expiring as follows:


                                  							Commonwealth of
             				U.S.                      Puerto Rico
		     ------------------------       -----------------------
		     2002....... $ 19,472,000       1997...... $  4,958,000
		     2003.......   43,317,000       1998......    5,973,000
		     2004.......   31,103,000       1999......    5,657,000
		     2005.......    6,262,000       2000......    3,402,000
		     2006.......   31,799,000       2001......    1,931,000
		     2007.......   26,942,000       2002......      313,000
							                                          ------------
		     2008.......    8,676,000                   $22,234,000
		     2010.......   12,334,000(a)               ============
		     2011.......   24,114,000(a)
              				 $204,019,000
				               ============

(a)  Not limited by Section 382 of the Internal Revenue Code.

The Company also has state tax NOLs in various jurisdictions.

The Company's 1994 and 1995 federal income tax returns have been recently selected for examination by the Internal Revenue Service. Assessments, if any, are not expected to have a material adverse effect on the financial results.

8.   WARRANTS

Pursuant to the Plan, 639,75048 warrants were issued, entitling the holders of each warrant to purchase one share of Series A common stock at $7 per share. These warrants are all exercisable from December 30, 1994 and expire on December 30, 1999. There were 637,535 warrants outstanding at December 31, 1996. Also pursuant to the Pplan, 416,667 warrants were issued to Reliance Group Holdings, Inc. and its affiliates which are all outstanding. Each warrant entitles the holder to purchase one share of Series A common stock at $7.19 per share and the warrants are exercisable in three equal annual installments commencing December 30, 1995, expiring five years from the date they become exercisable. The warrants contain certain customary antidilutive provisions in the event of a change in the Company's capitalization.

9.   CHAPTER 11 REORGANIZATION

On June 8, 1993 (the "Petition Date"), certain holders of the outstanding
13 5/8% subordinated debentures and the indenture trustee for such debentures filed an involuntary petition for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York
(the "Bankruptcy Court"). The involuntary petition was filed against Telemundo and did not include its subsidiaries. On July 30, 1993, the Company consented to the entry of an order for relief under the Bankruptcy Code. On July 20, 1994, the Bankruptcy Court entered an order confirming the Company's second amended plan of reorganization. The reorganization was consummated on December 30, 1994 and is reflected in the accompanying financial statements as if the consummation occurred on December 31, 1994, which is not significantly different than operations through December 30, 1994.

Under the terms of the Plan, the following occurred: (a) an aggregate of $31,348,000 in cash, $88,668,000 in principal amount of 10.25% Notes, 8,550,000 shares of Series A and B common stock of reorganized Telemundo and 639,750 warrants to purchase Series A common stock were issued in satisfaction of bondholder and general unsecured creditor claims;
(b) $7.0 million was paid to settle all claims relating to an unfavorable long-term lease; and (c)$219,000 in cash and $28,220,000 in 10.25% Notes were issued, and the Company received $2,639,000 from a co-defendant, as part of a settlement of litigation. Under the Plan, pre-existing equity interests were canceled. The existing stockholders were given rights to purchase 1,450,000 shares of Series A common stock. Reliance Group Holdings, Inc. and its affiliates agreed to acquire Series A common stock not acquired by other stockholders for which commitment they received 416,667 warrants to purchase Series A common stock.

Reorganization items are items associated with chapter 11 proceedings that were incurred subsequent to July 29, 1993 and consisted of the following:

                           						           Predecessor
                                   						   -----------
	 Year ended December 31                           1994
	 -----------------------------------------------------

	 Professional fees......................  $ (6,365,000)
	 Contract cancellation costs............    (3,479,000)
	 Other..................................    (1,101,000)
	 Litigation settlement..................      (668,000)
	 Interest income........................       967,000
                                  						  -------------
                                   						   (10,646,000)
	 Revaluation of Assets and Liabilities..    86,901,000
                                   						  -------------
                                   						  $ 76,255,000
                                   						  =============

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

Under fresh start reporting, the reorganization value of the entity has been allocated to the reorganized company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets were included in "Broadcast Licenses and Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" in the accompanying consolidated balance sheets.

10.   EMPLOYEE RETIREMENT AND INCENTIVE PLANS

The Company maintains qualified defined contribution retirement and savings plans for its U.S. employees and a defined benefit plan for its Puerto Rico employees. The contributions to these plans totalled $527,000, $520,000 and $499,000, in 1996, 1995, and 1994, respectively.

Pursuant to the Plan, the Company adopted a Stock Plan (the "Stock Plan") whereby key employees may be granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock, exercisable for a maximum term of 10 years. The Stock Plan is administered by a committee of the Company's board of directors. Options to acquire 600,000 of these shares were granted on the Consummation Date with an exercise price of $7 per share which become exercisable upon the attainment of certain earnings targets. 500,000 of these options issued to a former officer were canceled in 1995 and the remaining 100,000 options did not become exercisable as the earnings targets were not met. The former officer was issued separate options to purchase 150,000 shares of Series A common stock with an exercise price of $7 per share exercisable from January 1, 1996 through December 31, 1998. These options were exercised on August 23, 1996. During 1995, the Company issued options to purchase 572,500 shares of Series A common stock to officers of the Company. The exercise price of these options is $10 per share and one-quarter of the options vest annually upon the Company attaining certain earnings targets. Any of these options that have not vested at the end of nine years from the grant date will vest at that time if the officer is still employed by the Company. An additional 100,000 options were issued in 1995 to officers at an exercise price of $14.625 per share, are not subject to the Company attaining certain earnings targets, and vest in three installments through 2000.

During 1996, the Company issued options to purchase 75,000 and 10,000 shares of Series A common stock with exercise prices of $23.375 and $29.875 per share, respectively, to officers of the Company. One-third of the options vest annually upon the Company attaining certain earnings targets and any of these options that have not vested at the end of nine years from the grant date will vest at that time if the officers are still employed by the Company.

In June 1996, subject to approval of the Company's stockholders, the Company adopted the 1996 Non-Employee Director Stock Option Plan ("Director Plan") whereby each non-management director will receive an annual grant of options to purchase 2,500 shares of the Company's Series A Common Stock. Stock issued pursuant to the Director Plan shall not exceed 100,000 shares. The exercise price shall be equal to the fair market value of the Company's underlying common stock at the date of grant, one-third of the granted options vest on each anniversary date and extend for a period of ten years. The Company issued options to purchase 20,000 shares of Series A common stock on June 12, 1996 at an exercise price of $24.75.

The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), requires use of option valuation models that were not developed for valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

However, pro forma information regarding net income and earnings per share is required by FASB 123, and accordingly has been determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 2001, and 2002, respectively: risk-free interest rates of 5.0%, 6.5% and 6.6%; no dividend yields; a volatility factor of the expected market price of the Company's common stock of .41; and a weighted-average expected life of the option of 6 years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information assuming the implementation of the fair value method of FASB 123 follows:


                           					            1996              1995
                                 					 ----------      ------------

Pro forma income (loss) before
extraordinary item.................... $  (2,485,00)     $(11,978,000)
Extraordinary item....................  (17,243,000)                -
                                    					------------     ------------

Net income (loss)..................... $(19,728,000)     $(11,978,000)
	                            			       -------------     ------------

Pro forma net income (loss) per share:
Loss before extraordinary item........        $(.25)           $(1.20)
Extraordinary item....................        (1.71)                -
                                    					      -----            ------
Net loss..............................       $(1.96)           $(1.20)
                                    					     ======            ======



A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                            1996                               1995                                 1994
              --------------------------------    --------------------------------     --------------------------------
                                 Weighted Average                    Weighted Average                     Weighted Average
	              Number of Shares  Exercise Price    Number of Shares  Exercise Price     Number of Shares  Exercice Price
Shares under
option at
beginning of
year...........   822,500           $10.53             600,000         $ 7.00                     -            $    -
Granted........   105,000            24.26             822,500          10.09               600,000           7.00
Exercised......  (150,000)            7.00                   -              -                     -               -
Canceled or
lapsed.........         -                -            (600,000)          7.00                     -               -
              		 --------           ------             -------         ------               -------          ------

Shares under
option at end
of year........  777,500           $14.52              822,500         $10.09               600,000          $ 7.00
             		  =======                               =======                              =======
Exercisable
at end
of year........  143,125           $10.13              150,000         $ 7.00                     -               -

Weighted-average
fair value
of options
granted during
the year........                   $13.08                              $ 5.44                                     -

Exercise prices for options outstanding as of December 31, 1996 ranged from
$10.00 to $29.875.   The weighted average remaining contractual life of
those options is 8.4 years.

11.   CONTINGENCIES AND COMMITMENTS

The Company and its subsidiaries are involved in a number of actions and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1996, future minimum rental payments under such leases are as follows:

                                  					     Operating            Capital
                               			  		       Leases              Leases
                                 					     ----------            -------

      1997..............................   $ 3,360,000         $ 1,234,000
      1998..............................     2,793,000           1,271,000
      1999..............................     2,296,000           1,380,000
      2000..............................     1,544,000           1,380,000
      2001..............................       719,000           1,380,000
      2002 and later....................       338,000           1,955,000
                                   					   -----------         -----------

      Total minimum lease payments......   $11,050,000           8,600,000
                                           ===========
      Less amount representing interest.                        (1,930,000)
					                                                       			-----------
      Present value of minimum lease
      payments(includes current portion
      of $725,000)......................                       $ 6,670,000
							                                                        ===========

Rent expense was $5,264,000, $4,440,000 and $2,711,000 in 1996, 1995 and
1994, respectively.

Certain of the Company's affiliation agreements, which typically last two to five years, provide for compensation to affiliates.

The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation aggregating $2,313,000 and $277,000 for 1997 and 1998, respectively. These agreements provide for additional compensation based upon the achievement of certain performance targets.

The Company has contracted for certain audience measurement services in the U.S. and Puerto Rico. The Company is committed to pay $7,908,000, $7,708,000, $7,625,000, $7,308,000, and $230,000 in 1997, 1998, 1999, 2000
and 2001, respectively.

The Company has certain programming and news production contracts in which the Company is committed to pay $12,529,000, $5,197,000, $5,092,000 and
$5,214,000 in 1997, 1998, 1999 and 2000, respectively.

12.    TRANSACTIONS WITH AFFILIATES

The Company paid approximately $1,350,000, $1,225,000 and $1,125,000 in 1996,
1995 and 1994, respectively, to a broadcast television station affiliate, in which the President and Chief Executive Officer of the Company has a financial interest.

In February 1996 the Company completed the offering of its New Senior Notes in which Alex. Brown & Sons Incorporated was a co-manager and received an underwriting fee. A director of the Company is a Managing Director of Alex. Brown & Sons Incorporated.

Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

13.   FINANCIAL INSTRUMENTS

Pursuant to the Financial Accounting Standard Board Statement No. 107, "Disclosures about Fair Values of Financial Instruments," the estimated fair values of the Company's financial instruments are summarized as follows:

                                December 31, 1996        December 31, 1995
                        			-------------------------  ------------------------
           			                Carrying   Fair         Carrying     Fair
                              Amount     Value        Amount       Value
		                         -------------------------  ------------------------
Cash and cash equivalents.$ 12,587,000 $ 12,587,000  $  3,199,000 $  3,199,000
Accounts receivable.......  54,441,000   54,441,000    45,801,000   45,801,000
  Long-term debt:.........
  New Senior Notes........ 179,521,000  190,080,000             -            -
  10.25% Notes............     159,000      183,000   102,035,000  118,047,000
  Credit facility.........      15,000       15,000     5,997,000    5,997,000

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value because of the short-term maturity of these financial instruments. The revolving credit facility approximates fair value because it is a variable rate instrument. Estimated fair value for the 10.5% Notes is based upon market prices at December 31, 1996. Estimated fair value for the 10.25% Notes is based upon the face amount of such Notes.

14.    SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

(in thousands, except per share data)

				                                    	1996 Quarter
                	   -------------------------------------------
                   	 First      Second       Third     Fourth(a)     Year
		                  -------     -------      -------   -------  ---------

     Net revenue... $ 38,267    $54,311      $51,002   $59,133  $ 202,713
		                  ========    =======      =======   =======  =========
     Operating income
     (loss)........ $ (3,246)   $ 8,474      $ 8,099   $15,965  $  29,292
     Income(loss)   ========    =======      =======   =======  =========
     before
     extraordinary
     item........   $ (9,691)   $(2,190)     $ 1,428   $ 9,274  $ (1,179)
		                  ========    =======      =======   =======  ========
     Net income
     (loss)........ $(26,934)   $(2,190)     $ 1,428   $ 9,274  $(18,422)
		                  ========    =======      =======   =======  ========
     Net income
     (loss)per share
     (b)........... $  (2.69)   $  (.22)     $   .13   $   .83  $  (1.83)
		                  ========    =======      =======   =======  ========
     Common stock
     price range(c):
       High.. ......  $  19.00   $ 25.625      $35.375    $  34.50
       Low..........  $  13.75   $  17.00      $ 20.50    $ 26.375


                      			        		1995 Quarter
			                 ---------------------------------------
			                 First     Second         Third     Fourth       Year
			                 -----     ------       -------    -------   --------

     Net revenue... $ 34,895  $43,540      $41,413    $49,300   $169,148
			                 =======   =======      =======    =======   ========
     Operating income
     (loss)........ $( 5,189) $ 3,505      $ 3,475    $12,588   $ 14,379
			                 ========  =======      =======    =======   ========
     Net income
     (loss).......  $(11,124) $(2,444)     $(2,540)   $ 6,020   $(10,088)
			                 ========  =======      =======    =======   ========
     Net income
     (loss)
     per share(b).. $  (1.11) $  (.24)     $  (.25)   $   .55   $ (1.01)
			                 ========  =======      =======    =======   =======
     Common stock
     price range(c):
       High......... $ 9.625  $15.875      $ 16.75    $ 17.75
       Low.......... $ 7.375  $  8.50      $ 13.75    $ 13.75

[FN]
(a) Includes the impact of a significant additional provision to the allowance for doubtful accounts and adjustments to certain expense accruals. The net impact of these was a reduction in earnings of $1.0 million.


(b) Weighted average shares outstanding for the third and fourth quarters of 1996 and the fourth quarter of 1995 is adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock.

(c) The Company's Series A common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol TLMD. The Company's warrants trade on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol TLMDW.


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Telemundo Group, Inc.:

We have audited the accompanying consolidated balance sheets of Telemundo Group, Inc. ("the Company") and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in common stockholders' equity (deficiency) and of cash flows for each of the two years in the period ended December 31, 1996 (Successor
Company operations) and for the year ended December 31, 1994
(Predecessor Company operations). Our audit also includes the consolidated financial statement schedule listed in item 14. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of TeleNoticias del Mundo, L.P. ("TeleNoticias"), the Company's investment in which is accounted for by use of the equity method for 1995 and 1994. The Company's investment in TeleNoticias of $897,000 at December 31, 1995 and net loss of $6,355,000 and $1,314,000 from its investment in TeleNoticias for the year ended December 31, 1995 and 1994, respectively, are included in the accompanying consolidated financial statements. The financial statements of TeleNoticias for 1995 and 1994 were audited by other auditors whose report (which as to 1995 contains substantial doubt as to TeleNoticias'ability to continue as a going concern, the effect of which, in our opinion, is not material in relation to the consolidated financial statements) has been furnished to us, and in our opinion insofar as it relates to the amount included for TeleNoticias, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statment presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

As discussed in Notes 1 and 9 to the consolidated financial statements, on July 20, 1994, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on December 30, 1994. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 9.

In our opinion, based on our audits and the report of the other auditor, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 (Successor Company operations) and for the year ended December 31, 1994 (Predecessor Company operations) in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche, LLP
Miami, Florida
March 31, 1997

		 Telemundo Executive Officers and Directors
	      -----------------------------------------------

Roland A. Hernandez                       Leon D. Black
President and                             Chairman of the Board
Chief Executive Officer, Director         Apollo Management, L.P.

Jose C. Cancela                           Guillermo Bron
Executive Vice President                  Director
					  Bastion Capital Fund, L.P.

Stephen J. Levin                          Alan Kolod
Executive Vice President                  Director
					  Moses & Singer

Donald J. Tringali                        Barry W. Ridings
Executive Vice President                  Director
					  Alex. Brown & Sons Incorporated

Peter J. Housman II                       Bruce H. Spector
Chief Financial Officer and Treasurer     Director
					  Apollo Advisors, L.P.

Stuart Livingston                         Daniel D. Villanueva
Senior Vice President,                    Director
Operations and Business Affairs           Bastion Capital Fund, L.P.

Osvaldo F. Torres                         Edward M. Yorke
Associate General Counsel and Secretary   Director
					  Apollo Management, L.P.

					  David E. Yurkerwich
					  Director
					  Peterson Consulting LLC

		   Telemundo Investor Information
		   ------------------------------

FORM 10-K

A copy of the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission will be furnished free of charge (except for exhibits) to any security holder upon written request to:

Vincent L. Sadusky
Telemundo Group, Inc.
2290 West 8th Avenue
Hialeah, Florida 33010
or by calling  (305) 889-7068

Stock Transfer Agent and Warrant Agent        Independent Auditors

First Union National Bank of North           Deloitte & Touche LLP
Carolina                                     Miami, Florida
Charlotte, North Carolina

10.25% Senior Notes Trustee                  10.5% Senior Notes Trustee

Bankers Trust Company                        Bank of Montreal Trust Company
New York, New York                           New York, New York


As of March 26, 1997 there were 223 holders of record of the Company's Series A common stock and 14 holders of record of the Company's Series B common stock (which amounts do not include the number of stockholders whose shares are held of record by brokerage houses, but include each brokerage house as one stockholder). The Company estimates there are in excess of 500 beneficial shareholders.

The Company has not paid cash dividends on any of its common stock and has no present intention of doing so. Certain loan provisions prohibit or restrict the amount of dividends that the Company may pay.

The Company's Series A common stock trades on The Nasdaq National Market tier of the Nasdaq Stock Market under the symbol TLMD. The Company's warrants trade on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol TLMDW.






3834