Form 10-K405, Exhibit 13
period 1997-12-31
TELEMUNDO GROUP INC
filed 1998-03-31
CIK 806083

EXHIBIT 13.1

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:

                                                                                                         Predecessor
                                                                                                   ----------------------
     YEAR ENDED DECEMBER 31                                     1997         1996         1995        1994         1993
-------------------------------------------------------------------------------------------------------------------------

     Net revenue ........................................   $ 197,588    $ 202,713    $ 169,148    $ 183,894    $ 177,809

     Operating income ...................................      16,114       29,292       14,379       13,176       16,597

     Reorganization items ...............................           -            -            -       76,255       (2,543)
     Interest expense - net of interest income ..........     (20,849)     (18,920)     (14,489)        (645)     (24,411)
     Loss from investment in and disposal of TeleNoticias           -       (5,561)      (6,355)      (1,314)           -
     Income (loss) before extraordinary item ............     (13,444)      (1,179)     (10,088)      84,049      (14,059)
     Extraordinary item - extinguishment of debt ........           -      (17,243)           -      130,482            -

     Net income (loss) (a) ..............................     (13,444)     (18,422)     (10,088)     214,531      (14,059)

     Basic net loss per share:
         Loss before extraordinary item .................   $   (1.32)   $    (.12)   $   (1.01)
         Extraordinary item .............................           -        (1.71)           -
                                                            ---------    ---------    ---------
         Net loss .......................................   $   (1.32)   $   (1.83)   $   (1.01)         (a)          (a)
                                                            =========    =========    =========    =========    =========
     Dividends declared on common shares ................           -            -            -            -            -
                                                            =========    =========    =========    =========    =========

BALANCE SHEET DATA:

                                                                                                   Predecessor
                                                                                                   -----------
      DECEMBER 31                                      1997        1996        1995        1994        1993
--------------------------------------------------------------------------------------------------------------
Working capital .................................   $  44,576   $  44,769   $  35,541   $  32,325   $  65,691
Broadcast licenses and reorganization value
   in excess of amounts allocable to identifiable
   assets, net ..................................     128,366     132,831      90,200      92,792           -
Total assets ....................................     290,086     295,560     224,459     232,024     169,657
Long-term debt (liabilities subject to settlement
    prior to 1994) ..............................     189,081     179,695     108,032     100,724     326,784
Common stockholders' equity (deficiency) ........      29,909      42,893      60,251      70,000    (214,816)

(a) Prior to 1995, net income (loss) was significantly impacted in certain years by nonrecurring income and expense items related to the Company's financial restructuring. The Company was recapitalized and adopted fresh start reporting as of December 31, 1994. Consequently, for the years prior to 1995, the Company is referred to as the Predecessor and net income
     (loss) per share is not applicable.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes. Except for historical information contained herein, certain matters discussed are forward looking disclosures that involve risks and uncertainties, including (without limitation) those risks associated with the effect of economic conditions; the Company's outstanding indebtedness and leverage; restrictions imposed by the terms of the Company's indebtedness; changes in advertising revenue which are caused by changes in national and local economic conditions, the relative popularity of the Company's programming, the demographic characteristics of the Company's markets and other factors outside the Company's control; future capital requirements; the impact of competition, including its impact on market share and advertising revenue in each of the Company's markets; the loss of key employees; the modification or termination of network affiliation agreements; the availability of cost-effective programming; the impact of litigation; the impact of current or pending legislation and regulations, including Federal Communications Commission ("FCC") rulemaking proceedings; and other factors which may be described from time to time in filings of the Company with the Securities and Exchange Commission.

PROPOSED MERGER TRANSACTION

On July 17, 1997 the Company announced the retention of the investment banking firm Lazard Freres & Co. LLC ("Lazard") to assist the Company in pursuing discussions with potential strategic programming partners for purposes of expanding its programming options and enhancing stockholder value. Lazard contacted a number of parties whom it had identified as likely to have an interest in a potential transaction with the Company, and over the next several months information was exchanged with these parties, discussions with Company management took place and negotiations with the Company's advisors ultimately ensued. On November 24, 1997 the Company announced that it had entered into a definitive agreement with a venture formed by Sony Pictures Entertainment Inc., Liberty Media Corporation, Apollo Investment Fund III, L.P. and Bastion Capital Fund, L.P. (such venture, the "Purchaser") pursuant to which the Purchaser will acquire all of the common stock of the Company in a cash merger transaction (the "Merger") for $44 per share, plus, subject to certain conditions, an additional amount if the Merger is not completed by July 30, 1998. The proposed transaction, which is expected to close in the summer of 1998, is subject to the approval of Company stockholders (for which a related preliminary proxy statement was filed with the Securities and Exchange Commission on February 18,
1998) and the FCC, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as well as the receipt by the Purchaser of the financing required to consummate the Merger (the Purchaser has received commitments from financial institutions and its stockholders in an amount sufficient to fund the Merger). As a result of the various conditions to the completion of the Merger, there can be no assurance that the Merger will be consummated.

Under certain circumstances, the Company may terminate the Merger and accept a proposal determined by its Board of Directors to be superior, from a financial point of view to the stockholders of the Company (other than stockholders affiliated with the Purchaser or their affiliates), to the Merger, subject to the payment of a termination fee of $15 million to the Purchaser and the reimbursement of up to an aggregate of $2.5 million in expenses incurred by the Purchaser in connection with the Merger. The Purchaser will be required to pay a termination fee of $17.5 million to the Company if, solely as a result of the failure of the Purchaser to obtain an FCC order regarding the transfer of the Company's broadcast licenses which is satisfactory to the Purchaser, the Merger has not been consummated on or before December 31, 1998 and the Merger is at such time or thereafter terminated by either the Company or the Purchaser.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

YEAR 2000 ISSUE

The Company has developed plans, utilizing internal resources, to ensure its information systems are capable of properly utilizing dates beyond December 31, 1999 (the "Year 2000" issue). During the past year, the Company upgraded or replaced many of its accounting and traffic computer systems, including the conversion to new software which is Year 2000 compliant, at a total cost of approximately $450,000. Additionally, the Company has evaluated its other principal computer systems and determined they are substantially Year 2000 compliant. The Company is also seeking to work with its relevant customers, suppliers and other service providers to ensure their systems are Year 2000 compliant. Although the impact on the Company caused by the failure of its significant customers, suppliers and other service providers to achieve Year 2000 compliance in a timely and effective manner is uncertain, the Company's business and results of operations could be materially adversely affected by such failure.

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 26, 1996, the Company completed the acquisition of a 74.5% interest in Video 44, which owns WSNS-TV, Channel 44 in Chicago. The acquisition was accounted for under the purchase method of accounting (see Note 3 of "Notes to Consolidated Financial Statements").

RESULTS OF OPERATIONS

Net revenue for each of the three years in the period ended December 31, 1997 was as follows:

                                          YEAR ENDED                   YEAR ENDED                      YEAR ENDED
                                         DECEMBER 31                  DECEMBER 31                      DECEMBER 31
                                             1997         CHANGE          1996            CHANGE           1995
                                        --------------- ----------- -----------------   -----------  ----------------
Net Commercial Air Time:
  Continental U.S.:
   Network and National Spot...........   $  82,828,000       - %     $  82,741,000          22%        $  67,938,000
  Local ...............................      41,572,000     (12)%        47,345,000          22%           38,888,000
                                          -------------               -------------                     -------------
                                            124,400,000      (4)%       130,086,000          22%          106,826,000

  Puerto Rico .........................      44,012,000       1 %        43,741,000          16%           37,830,000
                                          -------------               -------------                     -------------
                                            168,412,000      (3)%       173,827,000          20%          144,656,000

  Other Revenue .......................      29,176,000       1 %        28,886,000          18%           24,492,000
                                          -------------               -------------                     -------------
                                          $ 197,588,000      (3)%     $ 202,713,000          20%        $ 169,148,000
                                          =============               =============                     =============

The increase in network and national spot revenue in 1997 is the result of the continued growth in the overall Spanish-language television market and the acquisition of WSNS-TV in Chicago, offset by a decline in audience share. Excluding the impact of WSNS, which is reflected in the financial statements effective February 27, 1996, network and national spot revenue would have decreased by 1% in 1997. The increase in network and national spot revenue in 1996 was the result of the growth in the overall Spanish-language television market, the acquisition of WSNS-TV, and increases in audience share for the relevant ratings periods. Excluding the impact of WSNS, network and national spot revenue would have increased by 13% in 1996.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

The decrease in local revenue in 1997 is primarily the result of the decline in audience share which impacted all stations, most significantly KVEA-Los Angeles and WSCV-Miami. Local revenue was also impacted by the operations of WSNS being included for the entire year in 1997. Excluding the impact of WSNS, local revenue would have decreased by 14%. The increase in local revenue in 1996 was the result of an increase at KVEA-Los Angeles and other major owned and operated stations, related to increases in audience shares for the relevant ratings periods, and the acquisition of WSNS. Excluding the impact of WSNS, local revenue would have increased by 7% in 1996.

The Company's average share of the weekday Spanish-language television network audience for each of the first through fourth quarters of 1997 was 18% and was 26%, 23%, 23% and 21%, respectively, for the first through fourth quarters of 1996. A change in audience share typically has a delayed impact on revenue.

The Company believes that the decline in audience share previously noted has been in part the consequence of difficulties encountered in acquiring and developing programming to compete effectively with its principal competitor's prime-time programming. The Company determined that it would likely be able to compete more effectively by allying itself with one or more strategic partners who could provide it with the programming, capital and other resources to aggressively pursue the U.S. Spanish-language television audience. This resulted in the search for potential strategic programming partners for purposes of expanding programming options and enhancing stockholder value as discussed under "Proposed Merger Transaction".

The increase in commercial air time revenue in Puerto Rico in 1997 is the result of WKAQ maintaining its dominant audience share in a market which grew slightly. The increase in 1996 was the result of an increase in WKAQ's prime time audience share and growth in the overall market, due in part to political advertising.

Other revenue increased in 1997 primarily as a result of an increase in international program sales and the impact of WSNS, which was offset by the decline in sales of blocks of broadcast time to independent programmers. Excluding the impact of WSNS, other revenue would have decreased by 1%. Other revenue increased in 1996 primarily due to sales of blocks of broadcast time and the acquisition of WSNS. Excluding the impact of WSNS, other revenue would have increased by 9% in 1996.

Direct operating costs increased $6.3 million or 7% in 1997, which primarily reflects an increase in programming and production expenses, including those at WKAQ, and the impact of including the costs of WSNS for the entire year. Excluding the impact of WSNS, direct operating costs would have increased by 6%. The $8.4 million or 11% increase in 1996 primarily reflected an increase in programming costs, as well as costs attributable to WSNS. Excluding WSNS, direct operating expenses would have increased by 8% in 1996.

Selling, general and administrative expenses, other than network and corporate, decreased $1.2 million or 3% in 1997, which is primarily the result of the Company undertaking cost reduction efforts, particularly at the station group, and was offset in part by the impact of the acquisition of WSNS. Excluding WSNS, selling, general and administrative expenses would have decreased by 4%. The $5.6 million or 16% increase in 1996 primarily reflected the acquisition of WSNS. Excluding WSNS, selling, general and administrative expenses would have increased by 2% in 1996.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

Network expenses, which represent costs associated with the network operations center as well as sales, marketing and other network costs not allocated to specific television stations, increased by $1.8 million or 6% in 1997 which primarily reflects increases in advertising and promotion costs. Network expenses increased by $3.0 million or 12% in 1996 primarily as a result of an increase to the allowance for doubtful accounts.

Corporate expenses increased by $511,000 in 1997 which is primarily a result of a full year of compensation and operating expenses associated with an additional corporate office and increased legal costs, offset in part by a decrease in executive incentive compensation. Corporate expenses decreased by $29,000 in 1996, which was primarily a result of an increase in executive incentive compensation more than offset by other expense savings.

Depreciation and amortization expense increased by $627,000 or 5% in 1997 which reflects an increase in fixed asset additions and the impact of a full year of WSNS. Depreciation and amortization expense increased $1.7 million or 14% in 1996 which was primarily the result of the addition of WSNS.

Merger related expenses include investment banking, legal, accounting and other costs incurred through December 31, 1997 for services provided to the Company in connection with the Merger.

Interest expense, net of interest income, in 1997 totaled $20.8 million as compared to $18.9 million and $14.5 million in 1996 and 1995, respectively. Interest expense in 1997 and 1996 includes (i) interest accrued and accreted on the 10.5% Senior Notes due 2006 (the "10.5% Senior Notes"), which were issued on February 26, 1996 at a discount and were structured to produce a yield to maturity of 10.5% per annum, (ii) amortization of deferred issuance costs for the 10.5% Notes, (iii) interest and fees associated with the Company's revolving credit facility, and (iv) interest accrued and accreted on the 10.25% Senior Notes (the "10.25% Notes") (approximately 99.8% of which were tendered in a repurchase offer on February 26, 1996). Interest expense was offset by $303,000 and $304,000 of interest income in 1997 and 1996, respectively. Interest expense in 1995 primarily represents interest on the Company's 10.25% Notes, and is offset by $268,000 of interest income.

Net loss from investment in TeleNoticias of $3.1 million and $6.4 million in 1996 and 1995, respectively, represented the Company's 42% share of TeleNoticias' net loss and related costs. In addition, the loss on disposal of TeleNoticias of $2.4 million in 1996 resulted from the disposal of the Company's interests in TeleNoticias on June 26, 1996 (see Note 4 of "Notes to Consolidated Financial Statements").

The income tax provision recorded in each of the periods relates to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to foreign operations, and certain state income and franchise taxes. The Company is in a net operating loss position for federal tax purposes. The Company's use of its net operating and capital loss carryforwards, incurred prior to December 31, 1994, are subject to certain limitations imposed by
Section 382 of the Internal Revenue Code and their use will be limited.

Minority interest represents distributions to the 25.5% partner in Video 44, which is based on a minimum preferred distribution to such partner.

The extraordinary loss on extinguishment of debt in 1996 is related to the repurchase of 10.25% Notes.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

LIQUIDITY AND SOURCES OF CAPITAL

The Company's cash flows from operating activities were $486,000 for 1997 as compared to $24.7 million for 1996 and $11.6 million for 1995. The decrease in 1997 is the result of a decrease in operating income before depreciation and amortization and the net effect of changes in certain asset and liability accounts. The increase in 1996 was the result of the improvement in operating income before depreciation and amortization and the net effect of changes in certain asset and liability accounts, including WSNS's initial working capital requirements.

The Company had working capital of $44.6 million at December 31, 1997, compared to $44.8 million at December 31, 1996.

Capital expenditures of approximately $11.2 million were made during 1997 for the replacement and upgrading of equipment, expanding production capabilities and upgrading facilities.

The Company's principal sources of liquidity are cash from operations and a revolving credit facility. The facility provides for borrowings of up to $20 million, subject to an accounts receivable borrowing base which was maintained during all of 1997. At December 31, 1997, the Company had $3.8 million in borrowings outstanding under the facility and a $1.2 million standby letter of credit which was issued to secure an office lease, leaving $15.0 million available. The Company plans on financing interim cash needs through cash generated from operations and the revolving credit facility. The Company does not anticipate the need to obtain any additional financing to fund operations.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31                                            1997             1996              1995
-------------------------------------------------------------------------------------------------------------
Net revenue ...............................................   $ 197,588,000    $ 202,713,000    $ 169,148,000
                                                              -------------    -------------    -------------
Costs and expenses:
    Direct operating costs ................................      93,297,000       86,994,000       78,609,000
    Selling, general and administrative expenses other than
       network and corporate ..............................      38,707,000       39,910,000       34,270,000
    Network expenses ......................................      30,650,000       28,835,000       25,848,000
    Corporate expenses ....................................       4,882,000        4,371,000        4,400,000
    Depreciation and amortization .........................      13,938,000       13,311,000       11,642,000
                                                              -------------    -------------    -------------
                                                                181,474,000      173,421,000      154,769,000
                                                              -------------    -------------    -------------

Operating income ..........................................      16,114,000       29,292,000       14,379,000

Merger related expenses ...................................      (1,707,000)               -                -
Interest expense - net of interest income of $303,000 in
   1997, $304,000 in 1996 and $268,000 in 1995 ............     (20,849,000)     (18,920,000)     (14,489,000)
Loss from investment in TeleNoticias ......................               -       (3,120,000)      (6,355,000)
Loss on disposal of TeleNoticias ..........................               -       (2,441,000)               -
Other income (expense) ....................................           7,000           14,000         (104,000)
                                                              -------------    -------------    -------------
Income (loss) before income taxes, minority interest and
    extraordinary item ....................................      (6,435,000)       4,825,000       (6,569,000)
Income tax provision ......................................      (4,201,000)      (3,879,000)      (3,519,000)
Minority interest .........................................      (2,808,000)      (2,125,000)               -
                                                              -------------    -------------    -------------
Loss before extraordinary item ............................     (13,444,000)      (1,179,000)     (10,088,000)
Extraordinary item - extinguishment of debt ...............               -      (17,243,000)               -
                                                              -------------    -------------    -------------

Net loss ..................................................   $ (13,444,000)   $ (18,422,000)   $ (10,088,000)
                                                              =============    =============    =============

Net loss per share:
       Loss before extraordinary item .....................          $(1.32)          $ (.12)          $(1.01)
       Extraordinary item .................................               -            (1.71)               -
                                                                     ------           ------           ------
       Net loss ...........................................          $(1.32)          $(1.83)          $(1.01)
                                                                     ======           ======           ======

Weighted average shares outstanding .......................      10,163,000       10,054,000       10,000,000
                                                              =============    =============    =============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 ASSETS                                                              DECEMBER 31         1997            1996
-----------------------------------------------------------------------------------------------------------------
 Current assets:
     Cash and cash equivalents .................................................   $   2,378,000    $  12,587,000
     Accounts receivable, less allowance for doubtful accounts of $7,583,000
         and $5,943,000 ........................................................      54,155,000       51,824,000
     Television programming ....................................................      15,154,000       14,062,000
     Prepaid expenses and other ................................................       9,287,000        7,685,000
                                                                                   -------------    -------------
              Total current assets .............................................      80,974,000       86,158,000
 Property and equipment, net ...................................................      66,602,000       64,532,000
 Television programming ........................................................       6,779,000        4,588,000
 Other assets ..................................................................       7,365,000        7,451,000
 Broadcast licenses and reorganization value in excess of amounts allocable
     to identifiable assets, net ...............................................     128,366,000      132,831,000
                                                                                   -------------    -------------
                                                                                   $ 290,086,000    $ 295,560,000
                                                                                   =============    =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------

 Current liabilities:
     Accounts payable ..........................................................   $   7,726,000    $   8,831,000
     Accrued expenses and other ................................................      22,761,000       27,484,000
     Television programming obligations ........................................       5,911,000        5,074,000
                                                                                   -------------    -------------
             Total current liabilities .........................................      36,398,000       41,389,000
 Long-term debt ................................................................     189,081,000      179,695,000
 Capital lease obligations .....................................................       5,120,000        5,945,000
 Television programming obligations ............................................         399,000          442,000
 Other liabilities .............................................................      23,845,000       19,950,000
                                                                                   -------------    -------------
                                                                                     254,843,000      247,421,000
                                                                                   -------------    -------------

 Minority interest .............................................................       5,334,000        5,246,000
                                                                                   -------------    -------------
 Contingencies and commitments

 Common stockholders' equity:
   Series A common stock, $.01 par value, 14,388,394 shares authorized, 7,129,614
      and 6,621,983 shares outstanding at December 31, 1997 and 1996 ...........          71,000           66,000
   Series B common stock, $.01 par value, 5,611,606 shares authorized, 3,088,341
      and 3,530,232 shares outstanding at December 31, 1997 and 1996 ...........          31,000           36,000
 Additional paid-in capital ....................................................      71,761,000       71,301,000
 Accumulated deficit ...........................................................     (41,954,000)     (28,510,000)
                                                                                   -------------    -------------
                                                                                      29,909,000       42,893,000
                                                                                   -------------    -------------
                                                                                   $ 290,086,000    $ 295,560,000
                                                                                   =============    =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------

                                       NUMBER OF SHARES
                                           OUTSTANDING             COMMON STOCK
                                      ---------------------   ----------------------
                                      SERIES A    SERIES B    SERIES A     SERIES B      ADDITIONAL                     COMMON
                                       COMMON      COMMON       COMMON       COMMON        PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                        STOCK       STOCK        STOCK        STOCK        CAPITAL         DEFICIT       EQUITY
                                     ---------   ---------     -------       -------     -----------    ------------   -----------
Balance, December 31, 1994......     4,388,394   5,611,606     $44,000       $56,000     $69,900,000    $          -   $70,000,000
Net loss........................             -           -           -             -               -     (10,088,000)  (10,088,000)
Stock option transactions (a)...             -           -           -             -         338,000               -       338,000
Warrant conversions.............           200           -           -             -           1,000               -         1,000
Stock conversions...............     1,545,271  (1,545,271)     15,000       (15,000)              -               -             -
                                     ---------   ---------     -------       -------     -----------    ------------   -----------

Balance, December 31, 1995......     5,933,865   4,066,335      59,000        41,000      70,239,000     (10,088,000)   60,251,000
Net loss........................             -           -           -             -               -     (18,422,000)  (18,422,000)
Issuance of stock pursuant to
  exercise of stock options.....       150,000           -       2,000             -       1,048,000               -     1,050,000
Warrant conversions.............         2,015           -           -             -          14,000               -        14,000
Stock conversions...............       536,103    (536,103)      5,000        (5,000)              -               -             -
                                     ---------   ---------     -------       -------     -----------    ------------   -----------

Balance, December 31, 1996......     6,621,983   3,530,232      66,000        36,000      71,301,000     (28,510,000)   42,893,000
Net loss........................             -           -           -             -               -     (13,444,000)  (13,444,000)
Warrant conversions.............        65,740           -           -             -         460,000               -       460,000
Stock conversions...............       441,891    (441,891)      5,000        (5,000)              -               -             -
                                     ---------   ---------     -------       -------     -----------    ------------   -----------

Balance, December 31, 1997......     7,129,614   3,088,341     $71,000       $31,000     $71,761,000    $(41,954,000)  $29,909,000
                                     =========   =========     =======       =======     ===========    ============   ===========



(a) Effect of the cancellation and issuance of options to a former officer.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31                                                 1997               1996            1995
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.......................................................$(13,444,000)      $(18,422,000)   $(10,088,000)
Charges not affecting cash:
    Depreciation and amortization..............................  13,938,000         13,311,000      11,642,000
    Interest accretion.........................................   5,557,000          4,559,000       1,511,000
    Loss from investment in TeleNoticias ......................           -          3,120,000       6,355,000
    Loss on disposal of TeleNoticias...........................           -          2,441,000               -
    Minority interest..........................................   2,808,000          2,125,000               -
    Extraordinary item - extinguishment of debt................           -         17,243,000               -
Changes in assets and liabilities, net of effect of Acquisition:
    Accounts receivable........................................  (2,331,000)        (6,023,000)      1,872,000
    Television programming.....................................  (3,283,000)        (2,392,000)       (676,000)
    Television programming obligations.........................     794,000            594,000      (1,133,000)
    Accounts payable and accrued expenses and other............  (3,553,000)         8,117,000       2,112,000
                                                               ------------      -------------    ------------

      Cash flows provided from operating activities............     486,000         24,673,000      11,595,000
                                                               ------------      -------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Video 44, net of cash acquired..................           -        (43,973,000)              -
Additions to property and equipment............................ (11,156,000)        (9,125,000)     (6,719,000)
Investment in TeleNoticias.....................................           -         (1,704,000)     (3,104,000)
Disposal of TeleNoticias, net..................................           -         (2,769,000)              -
                                                               ------------      -------------    ------------

      Cash flows used in investing activities.................. (11,156,000)       (57,571,000)     (9,823,000)
                                                               ------------      -------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of 10.5% Notes......................           -        169,981,000               -
Repurchase of 10.25% Notes, consent fee and related costs......           -       (118,993,000)              -
Proceeds from exercise of stock options and warrants...........     460,000          1,065,000               -
Payments of obligations under capital leases...................    (727,000)          (642,000)       (517,000)
Borrowings under credit facility...............................   9,854,000          8,012,000       6,013,000
Payments under credit facility.................................  (6,025,000)       (13,993,000)       (216,000)
Payments to minority interest partner..........................  (2,720,000)        (2,061,000)              -
Payments of reorganization items, liabilities subject to
  settlement under Chapter 11 proceedings and other............    (381,000)        (1,083,000)     (5,703,000)
                                                               ------------      -------------    ------------

      Cash flows provided from (used in) financing activities..     461,000         42,286,000        (423,000)
                                                               ------------      -------------    ------------

Increase (decrease) in cash and cash equivalents............... (10,209,000)         9,388,000       1,349,000
Cash and cash equivalents, beginning of year...................  12,587,000          3,199,000       1,850,000
                                                               ------------      -------------    ------------

Cash and cash equivalents, end of year.........................$  2,378,000      $  12,587,000    $  3,199,000
                                                               ============      =============    ============

Non-cash investing activities:
    Note receivable and escrow deposit associated with
      disposal of TeleNoticias, net of accrued liabilities.....$          -      $     879,000    $          -
                                                               ============      =============    ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company"), is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24-hours per day to its owned and operated stations and affiliates, which serve 61 markets in the United States, including the 37 largest Hispanic markets, and reaches approximately 85% of all U.S. Hispanic households. The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico. The Company produces Spanish-language programming for use on its network and for sale in foreign countries and sells advertising time on behalf of its owned and operated television stations and affiliates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Telemundo and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's 42% investment in Telenoticias del Mundo, L.P. ("TeleNoticias") had been accounted for by the equity method until June 26, 1996, when substantially all of the assets and certain liabilities of TeleNoticias were sold. (see Note 4).

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers short-term investments with an original maturity of three months or less to be cash equivalents. Such short-term investments are carried at cost which approximates fair value.

TELEVISION PROGRAMMING

Television programming rights and the related obligations are recorded at gross contract prices. The costs of the rights are amortized on varying bases related to the license period, usage of the programs and management's estimate of revenue to be realized from each airing of the programs.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION

Property and equipment is depreciated by the straight-line method over estimated useful lives as follows:

                  Buildings........................ 40 Years
                  Antennas and transmitters........ 20 Years
                  Other broadcast equipment........ 3 to 7 Years
                  Furniture and fixtures........... 5 to 7 Years
                  Automobiles and trucks........... 4 Years
                  Leasehold improvements and
                      transponder.................. Shorter of Life of Lease or
                                                    Useful Life of Asset

BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portions of reorganization value and Video 44 purchase price not attributable to specific tangible assets at the time of the reorganization and the purchase, and are being amortized on a straight-line basis over periods ranging from 10 to 40 years. Accumulated amortization was $11.2 million at December 31, 1997. Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets is attributable primarily to FCC broadcast licenses ($115.3 million net of accumulated amortization at December 31, 1997). The Company evaluates the recoverability of its investment in such intangible assets in relation to anticipated cash flows on an undiscounted basis. If the estimated future cash flows were projected to be less than the carrying value, an impairment write-down would be recorded.

REVENUE RECOGNITION

Revenue is derived primarily from the sale of advertising time on a network, national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. The Company reviews the collectibility of its accounts receivable and adjusts its allowance for doubtful accounts accordingly. During 1997, 1996 and 1995, no customer accounted for more than 10% of the Company's revenue.

INCOME TAXES

Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the Company's financial statements or tax returns. A valuation allowance is recorded if it is more likely than not that a deferred tax asset will not be realized.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

PER COMMON SHARE INFORMATION

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is not presented as the effect of the 2,020,629 stock options and warrants is anti-dilutive.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

2.     PROPOSED MERGER TRANSACTION

On November 24, 1997 the Company announced that it had entered into a definitive agreement with a venture to be formed by Sony Pictures Entertainment Inc., Liberty Media Corporation, Apollo Investment Fund III, L.P. and Bastion Capital Fund, L.P. (such venture, the "Purchaser") pursuant to which the Purchaser will acquire all of the common stock of the Company in a cash merger transaction (the "Merger") for $44 per share, plus, subject to certain conditions, an additional amount if the Merger is not completed by July 30, 1998. The proposed transaction, which is expected to close in the summer of 1998, is subject to the approval of Company stockholders (for which a related preliminary proxy statement was filed with the Securities and Exchange Commission on February 18,
1998) and the Federal Communications Commission, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as well as the receipt by the Purchaser of the financing required to consummate the Merger (the Purchaser has received commitments from financial institutions and its stockholders in an amount sufficient to fund the Merger). As a result of the various conditions to the completion of the Merger, there can be no assurance that the Merger will be consummated. Merger related costs incurred during 1997 were $1.7 million.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------

In November 1997 after the announcement of the Merger, the Company and its directors were named as defendants in six purported class actions filed on behalf of Telemundo's public stockholders. The suits are virtually identical and allege that Telemundo and its directors violated fiduciary duties owed to Telemundo's public stockholders by entering into the merger agreement with the Purchaser. The Company's board of directors, relying upon the unanimous recommendation of a special committee of the board of directors comprised of directors who have no financial interest in the Purchaser or its affiliates, has determined that the Merger is fair to and in the best interests of the Company's public stockholders. The Company and its directors intend to vigorously defend the lawsuits, and believe that the outcome of the suits will not have a material adverse effect on the Company's consolidated financial statements.

3.       ACQUISITION AND REFINANCING

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

On February 26, 1996, the Company also completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes due 2006 (the "10.5% Senior Notes"), the proceeds of which were used primarily for the Acquisition and to repurchase $116.7 million principal amount of its 10.25% Senior Notes (the "10.25% Notes"). The repurchase resulted in an extraordinary loss of $17.2 million in 1996.

The following summarized, unaudited pro forma results of operations for the year ended December 31, 1996, assumes the Acquisition, the repurchase of the 10.25% Notes and the issuance of the 10.5% Senior Notes occurred as of the beginning of the year. Items associated with TeleNoticias (see Note 4) are excluded from the pro forma amounts, including the "Loss from investment in TeleNoticias" and the "Loss on disposal of TeleNoticias" which are reflected in the Company's Consolidated Statements of Operations.

YEAR ENDED DECEMBER 31                                             1996
-----------------------------------------------------------------------
Net revenue............................................     $205,215,000
Income before extraordinary item.......................        3,764,000
Net loss...............................................      (13,479,000)

Diluted earnings (loss) per share:
    Income before extraordinary item...................           $  .34
    Net loss...........................................           $(1.22)

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

4.       INVESTMENT IN TELENOTICIAS

From July 1994 through June 1996, Telemundo held a 42% interest in TeleNoticias, an international Spanish-language news service. On June 26, 1996, Telemundo acquired the remaining 58% interest in TeleNoticias from its former partners for approximately $5.1 million (the "Purchase"). Contemporaneous with the Purchase, the Company sold substantially all of the assets and certain liabilities of TeleNoticias for approximately $5.75 million, which resulted in a loss on disposal of TeleNoticias of $2.4 million.

 5.      PROPERTY AND EQUIPMENT

DECEMBER 31                                   1997           1996
-----------------------------------------------------------------

Land..................................$  4,727,000   $  4,727,000
Buildings.............................  19,333,000     18,965,000
Broadcast and other equipment.........  53,152,000     43,463,000
Satellite transponder.................   6,999,000      6,999,000
Leasehold improvements................  10,846,000      9,436,000
                                      ------------   ------------
                                        95,057,000     83,590,000
Less accumulated depreciation and
    amortization...................... (28,455,000)   (19,058,000)
                                      ------------   ------------
                                      $ 66,602,000   $ 64,532,000
                                      ============   ============

6.       ACCRUED EXPENSES AND OTHER

DECEMBER 31                                   1997           1996
-----------------------------------------------------------------

Accrued compensation and commissions..$  4,400,000   $  6,495,000
Accrued agency commissions............   5,969,000      6,164,000
Accrued reorganization costs..........           -        490,000
Accrued interest expense..............   5,040,000      5,040,000
Other accrued expenses................   7,352,000      9,295,000
                                      ------------   ------------
                                      $ 22,761,000   $ 27,484,000
                                      ============   ============
7.       LONG-TERM DEBT

DECEMBER 31                                   1997            1996
------------------------------------------------------------------

10.5% Senior Notes....................$185,073,000    $179,521,000
10.25% Notes..........................     165,000         159,000
Revolving credit facility.............   3,843,000          15,000
                                      ------------    ------------
                                       189,081,000     179,695,000
Less current portion..................           -               -
                                      ------------    ------------
                                      $189,081,000    $179,695,000
                                      ============    ============

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

Significant terms of the Company's debt agreements are as follows:

         10.5% SENIOR NOTES: On February 26, 1996, the Company completed the sale of $192 million in aggregate principal amount of the 10.5% Senior Notes which are unsecured obligations of the Company. The 10.5% Senior Notes were issued at a discount and were structured to produce a yield to maturity of 10.5% per annum. The 10.5% Senior Notes require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date will bear interest at a rate of 10.5% per annum on their principal amount at maturity. The principal balance is due in its entirety on February 26, 2006.

         10.25% NOTES: On December 30, 1994, the Company consummated a financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan") and issued the 10.25% Notes pursuant to the Plan. The 10.25% Notes were recorded at their fair value of $100,524,000 (principal amount of $116,889,000) at December 31, 1994, reflecting an effective interest rate of 13.34%, based upon market trading activity at the time of consummation of the Plan. The 10.25% Notes are unsecured obligations of the Company bearing interest from December 31, 1994, payable semi-annually, and maturing December 30, 2001. As discussed above, on February 26, 1996 the Company completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes, the proceeds of which were used primarily for the Acquisition and to repurchase $116,705,500 principal amount of the 10.25% Notes tendered in the repurchase offering, representing approximately 99.8% of the aggregate outstanding principal amount of the 10.25% Notes.

         REVOLVING CREDIT FACILITY: The Revolving Credit Facility ("Credit Facility") provides for borrowings of up to $20 million, which is subject to an accounts receivable borrowing base. Approximately $15.0 million was available at December 31, 1997 after giving effect to a $1.2 million standby letter of credit which was issued to secure an office lease. Interest accrues at a rate of prime plus 1.75% (10.25% and 10% at December 31, 1997 and 1996, respectively, and averaged 10.19% for 1997 and 10% for 1996). The agreement expires December 30, 1999 and is cancelable at the Company's option prior to expiration upon payment of an early termination fee, except under certain conditions. The Company is required to pay a fee of 0.5% per annum based on the average unborrowed portion of the Credit Facility and other annual fees and expenses. The Credit Facility is secured by substantially all U.S. assets of the Company and does not require compensating balances.

The 10.5% Senior Notes, 10.25% Notes, and Credit Facility agreements contain certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on the Company certain limitations or prohibitions on: (i) the incurrance of indebtedness or the guarantee or assumption of indebtedness of another; (ii) the creation or incidence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

The Purchaser has received commitments from financial institutions and its stockholders in an amount sufficient to fund the Merger. Terms of any new financing related to the Merger may require existing debt to be repaid. The Purchaser has not yet determined whether it will refinance the 10.5% Senior Notes and the 10.25% Notes. The Revolving Credit Facility will likely be refinanced if the Merger is consummated.

Interest paid was $14,312,000, $8,667,000 and $12,810,000 for the years ended 1997, 1996 and 1995, respectively.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

8.       INCOME TAXES

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of:

YEAR ENDED DECEMBER 31                        1997          1996          1995
------------------------------------------------------------------------------

Puerto Rico (a)...................      $3,794,000    $3,473,000    $3,379,000
Federal, state and other..........         407,000       406,000       140,000
                                        ----------    ----------    ----------
                                        $4,201,000    $3,879,000    $3,519,000
                                        ==========    ==========    ==========

(a) Represents a provision for withholding tax related to intercompany interest.

The Company paid $708,000, $1,790,000 and $1,534,000 for withholding taxes related to its operations in Puerto Rico in 1997, 1996 and 1995, respectively. In addition, the Company paid federal and state income and franchise and foreign withholding taxes of $289,000, $514,000 and $190,000 in 1997, 1996 and 1995,
respectively.

The tax effects comprising the Company's net deferred taxes as of December 31, 1997 and 1996 are as follows:

DECEMBER 31                                            1997               1996
------------------------------------------------------------------------------

Deferred Tax Assets:
  Net operating loss carryforwards ("NOLs")....$ 88,449,000       $ 84,459,000
  Capital loss carryforward....................   8,827,000          8,827,000
  Amortization of FCC broadcast licenses.......  27,009,000         28,948,000
  Other........................................   8,808,000          7,998,000
                                               ------------       ------------
                                                133,093,000        130,232,000
                                               ------------       ------------

Deferred Tax Liabilities:
  Amortization of FCC broadcast licenses....... (49,608,000)       (50,443,000)
  Accelerated depreciation.....................    (303,000)        (1,743,000)
                                               ------------       ------------
                                                (49,911,000)       (52,186,000)
                                               ------------       ------------

Net deferred tax asset.........................  83,182,000         78,046,000
Valuation allowance............................ (83,182,000)       (78,046,000)
                                               ------------       ------------

Net deferred tax...............................$          -       $          -
                                               ============       ============

Limitations imposed by Section 382 of the Internal Revenue Code limit the amount of NOLs and capital loss carryforwards which will be available to offset future U.S. taxable income to approximately $6,600,000 annually, or a total of $72,600,000 from 1998 through 2008, except in certain circumstances. The limitations only apply to $147,771,000 and $22,633,000 of the Company's U.S. NOLs and capital loss carryforwards, respectively, incurred before December 31, 1994. The Company has approximately $61,707,000 of additional U.S. NOLs that are not subject to limitations.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, including its NOLs, a valuation allowance has been established to offset the existing net deferred tax asset.

The Company has NOLs expiring as follows:

                                           COMMONWEALTH OF
        U.S.                                 PUERTO RICO
------------------------               -----------------------

2002.....   $ 19,472,000               1998.....   $ 5,973,000
2003.....     43,317,000               1999.....     5,657,000
2004.....     31,103,000               2000.....     3,402,000
2005.....      6,262,000               2001.....     1,931,000
2006.....     31,799,000               2002.....       313,000
2007.....     26,942,000               2004.....        39,000
2008.....      8,676,000                           -----------
2010.....     12,334,000                           $17,315,000
2011.....     22,444,000                           ===========
2012.....      7,129,000
            ------------
            $209,478,000
            ============

The Company also has state tax NOLs in various jurisdictions.

The Company's 1994 and 1995 federal income tax returns are currently under examination by the Internal Revenue Service ("IRS"). To date, the IRS has not communicated any proposed adjustments to the Company. Assessments, if any, are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

9.       COMMON STOCK AND WARRANTS

The Company has one class of Common Stock, $.01 par value, which is divided into Series A Common Stock and Series B Common Stock. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting of Stockholders, except that, under the Company's Restated Certificate of Incorporation, the majority of the Board of Directors will be elected by the holders of the Series B Common Stock. Series B Common Stock converts to Series A Common Stock upon sale to an unaffiliated party and upon certain other conditions.

Pursuant to the Plan, 639,750 warrants were issued, entitling the holders of each warrant to purchase one share of Series A common stock at $7 per share. These warrants are exercisable from December 30, 1994 and expire on December 30, 1999. There were 571,795 warrants outstanding at December 31, 1997. Also pursuant to the Plan, 416,667 warrants were issued to Reliance Group Holdings, Inc. and its affiliates ("Reliance"), which are all outstanding. Each warrant entitles the holder to purchase one share of Series A common stock at $7.19 per share and the warrants are exercisable in three equal annual installments commencing December 30, 1995, expiring five years from the date they become exercisable and all are currently exercisable. A complaint was filed against the Company by Reliance on March 2, 1998 alleging breach of a registration rights agreement relating to the warrants issued to Reliance. The Company does not believe it has breached the agreement and intends to contest the action vigorously. The warrants contain certain antidilutive provisions in the event of a change in the Company's capitalization. If the Merger is consummated, each warrant holder will receive, subject to any required withholding of taxes, a cash payment equal to the product of (i) the total number of shares then subject to each warrant multiplied by (ii) the excess of the merger consideration over the exercise price per share subject to each warrant. By virtue of the foregoing treatment of the warrants, all these warrants will cease to exist.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------

10.      EMPLOYEE RETIREMENT AND INCENTIVE PLANS

The Company maintains qualified defined contribution retirement and savings plans for its U.S. employees. The contributions to these plans totaled $549,000, $527,000 and $520,000 in 1997, 1996 and 1995, respectively.

Pursuant to the Plan, the Company adopted a Stock Plan (the "Stock Plan") whereby key employees may be granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock, exercisable for a maximum term of 10 years. The Stock Plan is administered by a committee comprised of independent members of the Company's board of directors.

During 1995, the Company issued options to purchase 672,500 shares of Series A common stock, with exercise prices ranging from $10.00 to $14.625 per share, which was their current fair market value, to officers of the Company. Also during 1995, a former officer was issued separate options to purchase 150,000 shares of Series A common stock with an exercise price of $7.00 per share, which were exercised on August 23, 1996.

During 1996, the Company issued options to purchase 90,000 shares of Series A common stock, with exercise prices ranging from $19.125 to $29.875 per share, which was their current fair market value to officers and a key employee of the Company.

During 1997, the Company issued options to purchase an additional 235,500 shares of Series A common stock, with exercise prices ranging from $24.375 to $33.75 per share, which was their current fair market value to officers and key employees of the Company. The options vest over various periods, and in certain cases, vesting is dependent on the Company achieving certain performance targets.

In 1996, the Company adopted the 1996 Non-Employee Director Stock Option Plan ("Director Plan") whereby each non-management director will receive an annual grant of options to purchase 2,500 shares of the Company's Series A Common Stock. Stock issued pursuant to the Director Plan may not exceed 100,000 shares. The exercise price shall be equal to the fair market value of the Company's underlying common stock at the date of grant, one-third of the granted options vest on each anniversary date and extend for a period of ten years. The Company issued options to purchase 20,000 shares of Series A common stock on each of June 12, 1996 and 1997 at an exercise price of $24.75 and $24.375, respectively.

Certain options issued pursuant to the Stock Plan and Director Plan will become immediately exercisable upon a "change of control transaction" (as defined in the respective stock option agreements). The consummation of the Merger would constitute a "change of control transaction" under certain of these agreements.

If the Merger is consummated, each holder of a then outstanding and unexercised option issued pursuant to the Company's Stock Plan or its Director Plan that entitles the holder thereof to purchase shares of common stock, whether or not such option is then presently exercisable, will be entitled to receive, in settlement of such option, subject to any required withholding of taxes, a cash payment equal to the product of (i) the total number of shares then subject to each such option MULTIPLIED by (ii) the excess of the merger consideration over the exercise price per share subject to each option. By virtue of the foregoing treatment of such options, all these options will cease to exist.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Company accounts for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. However, pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), and accordingly has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 2001, 2002 and 2003, respectively: risk-free interest rates of 5.0%, 6.5%, 6.6% and 5.5%; no dividend yields; a volatility factor of the expected market price of the Company's common stock of .41 for options granted during 1995 and 1996, and .31 for options granted during 1997; and a weighted-average expected life of the options of 6 years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information assuming the implementation of the fair value method of FAS 123 follows:

                                                      1997           1996           1995
                                              ------------   ------------    -----------
Pro forma loss before extraordinary item....  $(15,672,000)  $ (2,485,000)  $(11,470,000)
    Extraordinary item......................             -    (17,243,000)             -
                                              ------------   ------------    -----------
    Net loss................................  $(15,672,000)  $(19,728,000)  $(11,470,000)
                                              ============   ============   ============

Pro forma net loss per share:
    Loss before extraordinary item..........        $(1.54)        $ (.25)        $(1.15)
    Extraordinary item......................             -          (1.71)             -
                                                    ------         ------         ------
    Net loss................................        $(1.54)        $(1.96)        $(1.15)
                                                    ======         ======         ======

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                  1997                         1996                        1995
                                           --------------------      -----------------------      ----------------------
                                                       WEIGHTED                     WEIGHTED                    WEIGHTED
                                                       AVERAGE                       AVERAGE                    AVERAGE
                                           NUMBER OF   EXERCISE      NUMBER OF      EXERCISE      NUMBER OF    EXERCISE
                                            SHARES      PRICE         SHARES         PRICE        SHARES        PRICE
                                           ---------   --------      ---------      --------      ---------    ---------
Shares under option
  at beginning of year...................    782,500    $12.64        822,500         $10.09       600,000       $ 7.00
Granted..................................    255,500     30.10        110,000          24.02       822,500        10.09
Exercised................................          -         -       (150,000)          7.00             -            -
Canceled or lapsed.......................     (5,833)    21.36              -              -      (600,000)        7.00
                                           ---------                  -------                      -------

Shares under option
  at end of year.........................  1,032,167    $16.91        782,500         $12.64       822,500       $10.09
                                           =========                  =======                      =======

Exercisable at end of year...............    543,282    $11.98        143,125         $10.13       150,000       $ 7.00

Weighted-average fair value
  of options granted
  during the year........................               $12.48                        $13.08                     $ 5.44

Exercise prices for options outstanding as of December 31, 1997 ranged from $10.00 to $33.75 which represented the fair market value of the underlying stock at the date of grant. The weighted average remaining contractual life of those options is 8.0 years.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------


11.      CONTINGENCIES AND COMMITMENTS

The Company and its subsidiaries are involved in a number of actions and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated financial statements (See
Note 2).

The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1997, future minimum rental payments under such leases are as follows:

                                                 OPERATING         CAPITAL
                                                   LEASES          LEASES
                                                -----------      -----------
1998........................................... $ 3,720,000      $ 1,271,000
1999...........................................   3,327,000        1,380,000
2000...........................................   2,434,000        1,380,000
2001...........................................   1,650,000        1,380,000
2002...........................................   1,335,000        1,380,000
2003 and later.................................   4,849,000          575,000
                                                -----------      -----------

Total minimum lease payments................... $17,315,000        7,366,000
                                                ===========
Less amount representing interest..............                   (1,423,000)
                                                                 -----------
Present value of minimum lease payments
    (includes current portion of $823,000).....                  $ 5,943,000
                                                                 ===========


Rent expense was $3,881,000, $5,264,000 and $4,440,000 in 1997, 1996 and 1995,
respectively.

Certain of the Company's affiliation agreements, which typically last two to five years, provide for compensation to affiliates.

The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation aggregating $2,160,000, $2,175,000, $2,000,000 and $333,000 for 1998, 1999, 2000 and 2001 respectively. These agreements provide for additional compensation based upon the achievement of certain performance targets. In addition, each employment agreement provides for compensation in the event such officer's employment is terminated under certain circumstances.

The Company has contracted for certain audience measurement services in the U.S. and Puerto Rico. The Company is committed to pay $7,208,000, $7,625,000, $7,308,000 and $230,000 in 1998, 1999, 2000 and 2001, respectively.

The Company has certain programming and news production contracts for which the Company is committed to pay $10,989,000, $7,068,000, $6,964,000 and $1,750,000
in 1998, 1999, 2000 and 2001, respectively.

If, under certain conditions, the Company terminates the merger agreement with the Purchaser, the Company may be required to pay a termination fee of $15 million to the Purchaser and reimburse the Purchaser up to an aggregate of $2.5 million in expenses.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------

12.      TRANSACTIONS WITH AFFILIATES

The Company paid compensation pursuant to an affiliation agreement of approximately $1,433,000, $1,350,000 and $1,225,000 in 1997, 1996 and 1995,
respectively, to a broadcast television station affiliate, in which the President and Chief Executive Officer of the Company has a financial interest.

In February 1996, the Company completed the offering of its 10.5% Senior Notes in which BT Alex. Brown Incorporated was a co-manager and received an underwriting fee. A director of the Company is a Managing Director of BT Alex. Brown Incorporated.

Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

Apollo Investment Fund III, L.P. and Bastion Capital Fund, L.P., along with other entities, have ownership interests in the Purchaser in the proposed Merger transaction. Certain directors of the Company are affiliated with Apollo Investment Fund III, L.P. and Bastion Capital Fund, L.P., and these, or affiliated entities, are significant stockholders in the Company. The Company's board of directors, relying upon the unanimous recommendation of a special committee of the board of directors comprised of directors who have no financial interest in the Purchaser or its affiliates, has determined that the Merger is fair to and in the best interests of the Company's public stockholders.

13.      FINANCIAL INSTRUMENTS

Pursuant to the Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Values of Financial Instruments," the estimated fair values of the Company's financial instruments are summarized as follows:

                                    DECEMBER 31, 1997                  DECEMBER 31, 1996
                             ------------------------------      ----------------------------
                             CARRYING AMOUNT     FAIR VALUE      CARRYING AMOUNT  FAIR VALUE
                             ------------------------------      ----------------------------
Cash and cash equivalents.....$   2,378,000   $   2,378,000        $ 12,587,000  $ 12,587,000
Accounts receivable...........   54,155,000      54,155,000          51,824,000    51,824,000
Long-term debt:...............
    10.5% Senior Notes........  185,073,000     201,600,000         179,521,000   190,080,000
    10.25% Notes..............      165,000         183,000             159,000       183,000
    Credit facility...........    3,843,000       3,843,000              15,000        15,000

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents and accounts receivable approximates fair value because of the short-term maturity of these financial instruments. The revolving credit facility approximates fair value because it is a variable rate instrument. Estimated fair value for the 10.5% Notes is based upon market prices at December 31, 1997. Estimated fair value for the 10.25% Notes is based upon the face amount of such Notes.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

14.      SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        1997 QUARTER
                                       ------------------------------------------------
                                        FIRST       SECOND      THIRD         FOURTH        YEAR
                                      ---------    --------     -------       -------     --------
 Net revenue......................... $  39,100    $ 51,681     $48,646       $58,161     $197,588
                                      =========    ========     =======       =======     ========
 Operating income (loss)............. $  (5,254)   $  5,163     $ 3,674       $12,542     $ 16,114
                                      =========    ========     =======       =======     ========
 Net income (loss)................... $ (12,057)   $ (1,731)    $(3,385)      $ 3,729     $(13,444)
                                      =========    ========     =======       =======     ========
 Net income (loss) per share (a)..... $   (1.19)   $  (0.17)    $ (0.33)      $   .33     $  (1.32)
                                      =========    ========     =======       =======     ========
 Common stock price range (b):
      High........................... $  32.625    $ 28.875     $ 36.50       $42.375
      Low............................ $  27.375    $  18.50     $23.625       $31.375


                                                        1996 QUARTER
                                       ------------------------------------------------
                                        FIRST       SECOND      THIRD         FOURTH(c)     YEAR
                                      ---------    --------     -------       ---------   --------
 Net revenue......................... $  38,267    $ 54,311     $51,002       $59,133     $202,713
                                      =========    ========     =======       =======     ========
 Operating income (loss)............. $  (3,246)   $  8,474     $ 8,099       $15,965     $ 29,292
                                      =========    ========     =======       =======     ========
 Income (loss) before extraordinary
     item............................ $  (9,691)   $ (2,190)    $ 1,428       $ 9,274     $ (1,179)
                                      =========    ========     =======       =======     ========
 Net income (loss)................... $ (26,934)   $ (2,190)    $ 1,428       $ 9,274     $(18,422)
                                      =========    ========     =======       =======     ========
 Net income (loss) per share (a)..... $   (2.69)   $   (.22)    $   .13       $   .83     $  (1.83)
                                      =========    ========     =======       =======     ========
 Common stock price range (b):
      High........................... $   21.00    $ 25.625     $35.375      $  34.50
      Low............................ $   13.75    $  17.00     $ 20.50      $ 26.375


 (a) Weighted average shares outstanding for the third and fourth quarters of 1996 and the fourth quarter of 1997 is adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. Basic earnings per share for the third and fourth quarters of 1996 and the fourth quarter of 1997 was $.14, $.91 and $.37, respectively. Net income per share for the third and fourth quarters of 1996 have been restated to comply with FAS 128.

(b) The Company's Series A common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol TLMD. The Company's warrants (exclusive of the warrants issued to Reliance) trade on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol TLMDW.

(c) Includes the impact of a significant additional provision to the allowance for doubtful accounts and adjustments to certain expense accruals. The net impact of these was a reduction in earnings of $1.0 million.

TELEMUNDO GROUP, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------


To the Board of Directors and Stockholders of Telemundo Group, Inc.:

We have audited the accompanying consolidated balance sheets of Telemundo Group, Inc. (the "Company") and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audit also included the consolidated financial statement schedule listed in Item 14. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of TeleNoticias del Mundo L.P. ("TeleNoticias"), the Company's investment in which was accounted for by use of the equity method for 1996 and 1995. The Company's share of the net loss of $3,120,000 and $6,355,000 for the year ended December 31, 1996 and 1995, respectively, are included in the accompanying consolidated financial statements, see Note 4. The financial statements of TeleNoticias for 1996 and 1995 were audited by other auditors whose report (which as to 1995 contains substantial doubt as to TeleNoticias' ability to continue as a going concern, the effect of which, in our opinion, was not material in relation to the consolidated financial statements) has been furnished to us, and our opinion insofar as it relates to the amount included for TeleNoticias, was based solely on the report of such other auditors.

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

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period December 31, 1997 in conformity with general accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
New York, New York
March 19, 1998

                   TELEMUNDO EXECUTIVE OFFICERS AND DIRECTORS


ROLAND A. HERNANDEZ                               LEON D. BLACK
President and                                     Chairman of the Board
Chief Executive Officer, Director                 Apollo Management, L.P.

JOSE C. CANCELA                                   GUILLERMO BRON
Executive Vice President                          Director
                                                  Bastion Capital Fund, L.P.

STEPHEN J. LEVIN                                  ALAN KOLOD
Executive Vice President                          Director
                                                  Moses & Singer

DONALD J. TRINGALI                                BARRY W. RIDINGS
Executive Vice President                          Director
                                                  BT Alex. Brown Incorporated

PETER J. HOUSMAN II                               BRUCE H. SPECTOR
Chief Financial Officer and Treasurer             Director
                                                  Apollo Management, L.P.

STUART LIVINGSTON                                 DANIEL D. VILLANUEVA
Senior Vice President,                            Director
Operations and Business Affairs                   Bastion Capital Fund, L.P.

OSVALDO F. TORRES                                 EDWARD M. YORKE
Vice President, General Counsel                   Director
and Secretary                                     Apollo Management, L.P.

                                                  DAVID E. YURKERWICH
                                                  Director
                                                  Peterson Consulting LLC
                                       26

                         TELEMUNDO INVESTOR INFORMATION

FORM 10-K

A copy of the Company's 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission will be furnished free of charge (except for exhibits) to any security holder upon written request to:

                               Vincent L. Sadusky
                              Telemundo Group, Inc.
                              2290 West 8th Avenue
                             Hialeah, Florida 33010
                          or by calling (305) 889-7068

The Company's SEC filings are available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

 STOCK TRANSFER AGENT AND WARRANT AGENT         INDEPENDENT AUDITORS

 First Union National Bank of North Carolina    Deloitte & Touche LLP
 Charlotte, North Carolina                      New York, New York

 10.25% SENIOR NOTES TRUSTEE                    10.5% SENIOR NOTES TRUSTEE

 Bankers Trust Company                          Bank of Montreal Trust Company
 New York, New York                             New York, New York

As of March 26, 1998 there were approximately 100 holders of record of the Company's Common Stock and (which does not include the number of stockholders whose shares are held of record by brokerage houses, but includes each brokerage house as one stockholder).

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

                                       27