Form 10-K405/A, Exhibit 13
period 1997-12-31
TELEMUNDO GROUP INC
filed 1998-05-08
CIK 806083

                                                       Amendment to Exhibit 13.1


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Telemundo Group, Inc.

We have audited the accompanying consolidated balance sheets of Telemundo Group, Inc. (the "Company") and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of TeleNoticias del Mundo L.P. ("TeleNoticias"), the Company's investment in which was accounted for by use of the equity method for 1995. The Company's share of the net loss of $6,355,000 for the year ended December 31, 1995 is included in the accompanying consolidated financial statements, see Note 4. The financial statements of TeleNoticias for 1995 were audited by other auditors whose report (which contains substantial doubt as to TeleNoticias' ability to continue as a going concern, the effect of which, in our opinion, was not material in relation to the consolidated financial statements) has been furnished to us, and our opinion insofar as it relates to the amount included for TeleNoticias, was based solely on the report of such other auditors.

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

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with general accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
March 19, 1998

                                                       Amendment to Exhibit 13.1


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

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

Miami, Florida
 February 23, 1996