Form 10-K405, Exhibit 13
period 1998-12-31
TELEMUNDO GROUP INC
filed 1999-03-31
CIK 806083

EXHIBIT 13.1

                  COMPANY'S 1998 ANNUAL REPORT TO STOCKHOLDERS

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS)
                                                                                                                      REORGANIZATION
                                              COMPANY(S)                       PREDECESSOR(B)                         PREDECESSOR(C)
                                              ----------      ------------------------------------------------------  -------------
                                              AUGUST 13      JANUARY 1
                                                 TO              TO                            YEAR ENDED DECEMBER 31,
                                             DECEMBER 31,    AUGUST 12,      ------------------------------------------------------
                                                 1998           1998           1997            1996           1995           1994
                                             ------------    ----------      ---------      ---------      ---------      ---------
STATEMENT OF OPERATIONS DATA:
Net revenue ..............................     $  68,667      $ 124,671      $ 197,588      $ 202,713      $ 169,148      $ 183,894
Operating income .........................        17,075          3,595         16,121         29,306         14,275         13,142
Reorganization items .....................          --             --             --             --             --           76,255
Merger related expenses ..................          --           (5,506)        (1,707)          --             --             --
Interest expense--net ....................       (14,618)       (13,067)       (20,849)       (18,920)       (14,489)          (645)
Loss from investment in and
    disposal of TeleNoticias .............          --             --             --           (5,561)        (6,355)        (1,314)
Minority interest ........................          (606)        (1,898)        (2,808)        (2,125)          --             --
Income (loss) before
  extraordinary item .....................           472        (19,989)       (13,444)        (1,179)       (10,088)        84,049
Extraordinary item--
  extinguishment of debt .................          --             --             --          (17,243)          --          130,482
Net income (loss) ........................           472        (19,989)       (13,444)       (18,422)       (10,088)       214,531

Dividends declared on common
    shares ...............................          --             --             --             --             --             --

                                                   COMPANY(A)                                PREDECESSOR(B)
                                                   ----------         --------------------------------------------------------------
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital ..........................          $ 15,619          $ 44,177          $ 44,769          $ 35,541          $ 32,325
Broadcast licenses and
  other intangible assets, net ...........           650,907           128,366           132,831            90,200            92,792
Total assets .............................           771,398           290,086           295,560           224,459           232,024
Long-term debt ...........................           399,952           189,081           179,695           108,032           100,724
Common stockholders'
  equity .................................           214,485            29,909            42,893            60,251            70,000

(a) Historical financial data for Telemundo Holdings, Inc. ("Holdings") has not been provided for periods prior to August 13, 1998 as Holdings did not have any operations or account balances prior to the Merger (as defined).

(b) On August 12, 1998 TLMD Acquisition Co., a wholly-owned subsidiary of Holdings, acquired all the equity interests of Telemundo Group, Inc. ("Telemundo") and was merged with and into Telemundo, whereby Telemundo became a wholly-owned subsidiary of Holdings (the "Merger"). The purchase method of accounting was used to record assets acquired and liabilities assumed. As a result of the Merger and related transactions, the accompanying financial statements of the Predecessor (for purposes of the financial statements and related notes, the term "Predecessor" refers to Telemundo from January 1, 1995 to August 12, 1998) and the Company are not comparable in all material respects and are separated by a line, since the financial statements report financial position, results of operations, and cash flows of these two separate entities.

(c) In 1994, net income was significantly impacted by nonrecurring income and expense items related to Telemundo's financial restructuring. Telemundo was recapitalized and adopted fresh start reporting as of December 31, 1994. Consequently, Telemundo is referred to as the Reorganization Predecessor in 1994.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------

INTRODUCTION

On August 12, 1998, TLMD Acquisition Co., a wholly-owned subsidiary of Telemundo Holdings, Inc. ("Holdings", collectively with its subsidiaries, the "Company"), acquired all the equity interests of Telemundo Group, Inc. ("Telemundo") and was merged with and into Telemundo, with Telemundo being the surviving corporation and becoming a wholly-owned subsidiary of Holdings (the "Merger"). Holdings is owned 50.1% by Station Partners, LLC, 24.95% by Sony Pictures Entertainment Inc. ("Sony Pictures") and 24.95% by Liberty Media Corporation ("Liberty") (collectively, the "Purchaser"). Station Partners, LLC is owned 68% by Apollo Investment Fund III, L.P. ("Apollo Investment") and 32% by Bastion Capital Fund, L.P. ("Bastion").

The Company is one of two national Spanish-language television broadcast companies currently operating in the United States. The Company owns and operates seven full-power UHF stations serving the seven largest Hispanic Market Areas in the United States--Los Angeles, New York, Miami, San Francisco, Chicago, San Antonio and Houston. Four of these markets are among the five largest general Market Areas in the United States. ("Market Area" refers to Designated Market Area, a term developed by Nielsen Media Research, Inc. and used by the television industry to describe a geographically distinct television market). The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico.

Prior to the Merger, Telemundo produced or acquired and distributed its network programming through its network operations (the "Telemundo Network"), which provided programming 24-hours a day to Telemundo's stations and network affiliates. In connection with the Merger, the Company sold its network operations (the "Network Sale"), which consisted of substantially all of the programming and production assets and the related liabilities of the Telemundo Network, to Telemundo Network Group LLC (the "Network Company"), a company formed in connection with the Merger which is equally owned by a subsidiary of Sony Pictures and a subsidiary of Liberty. The Network Company entered into an affiliation agreement with the Company and related affiliation agreements with the Company's stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to the Company, and the Company and the Network Company pool and allocate advertising revenue pursuant to a revenue sharing arrangement. As a result, the Company is no longer required to bear the costs or expenses related to, or fund or make capital expenditures in connection with, the development of network programming or the operations of the Telemundo Network. Including the Company's stations, the Network Company currently serves 63 markets in the United States, including the 37 largest Hispanic markets, and reaches approximately 85% of all U.S. Hispanic households.

Pursuant to the Affiliation Agreement, the Company receives a formula-based allocation of advertising revenue (the "Compensation Pool") generated by the Company and the Network Company. The Compensation Pool consists of the following revenue sources (collectively, the "Aggregate Net Advertising Receipts"): (i) 61% of the net advertising revenue received by the Network Company pursuant to the sale of network advertising and block time (time made available for paid programming) and (ii) 100% of the net advertising revenue received by the Company (excluding WKAQ in Puerto Rico) from the sale of "spot" and local advertising time and local and national block time. The Compensation Pool is shared between the Company and the Network Company, with the Company's allocation based on the following formula: (i) 80% of the first $130 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130 million up to $230 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230 million. After the initial year, the threshold levels (i.e., $130 million and $230 million) will be increased 3% annually.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

The Affiliation Agreement provides that the Company will continue to incur non-network marketing/promotional expenditures, programming expenditures and capital expenditures for its stations. The Network Sale and the Affiliation Agreement will result in the Company incurring reduced overall programming and certain other costs from the levels historically incurred by the Predecessor. All network programming costs are now borne by the Network Company. As part of the Affiliation Agreement, each of the Network Company and the Company agreed, subject to various conditions, to incur certain programming, marketing/promotional and capital expenditures in the future. These expenditures may be reduced or eliminated based on financial tests, which assume such expenditures produce positive financial results (i.e., incremental revenue). The Company can also elect to incur a portion of such expenditures in a subsequent year. If the Company meets such financial tests and does not elect to defer a portion of such expenditures, the Company will incur levels of these non-network expenditures which are greater than non-network expenditures historically incurred by the Company's stations. Any such expenditures on the part of the Company are subject to the Network Company having incurred its respective expenditures.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes. Except for historical information contained herein, certain matters discussed are forward-looking disclosures that involve risks and uncertainties, including (without limitation) those risks associated with the effect of economic conditions; the Company's outstanding indebtedness and leverage; restrictions imposed by the terms of the Company's indebtedness; changes in advertising revenue which are caused by changes in national and local economic conditions, the relative popularity of the Network Company's and the Company's programming, the demographic characteristics of the Company's markets and other factors outside the Company's control; future capital requirements; the impact of competition, including its impact on market share and advertising revenue in each of the Company's markets; the loss of key employees; the modification or termination of the Affiliation Agreement; the impact of litigation; the impact of current or pending legislation and regulations, including Federal Communications Commission ("FCC") rulemaking proceedings; and other factors which may be described from time to time in filings of the Company with the Securities and Exchange Commission.

All statements, other than statements of historical facts, included in "Management's Discussion and Analysis of Results of Operations and Financial Condition" ("MD&A") and located elsewhere herein regarding the Company's operations, financial position and business strategy, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.

TRANSACTIONS AFFECTING COMPARABILITY OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

Pursuant to the Merger, Telemundo became a wholly-owned subsidiary of Holdings on August 12, 1998. The purchase method of accounting was used to record assets acquired and liabilities assumed. As a result of the Merger and related transactions, the accompanying financial statements of the Predecessor (for purposes of MD&A, the term "Predecessor" refers to Telemundo prior to the Merger and related transactions) and the Company are not comparable in all material respects and are separated by a line, since the financial statements to which MD&A relates, report financial position, results of operations and cash flows of these two separate entities.

On February 26, 1996, the Predecessor completed the acquisition of a 74.5% interest in Video 44, which owns WSNS-TV, Channel 44 in Chicago. The acquisition was accounted for under the purchase method of accounting (see Note 9 of "Notes to Consolidated Financial Statements").

RESULTS OF OPERATIONS

For the years ended December 31, 1997 and 1996 the Predecessor's results include the operations of the Telemundo Network and do not reflect Merger related transactions. Consequently, the results for the years ended December 31, 1997 and 1996 are not comparable to the 1998 periods, which reflect the Merger and related transactions, including

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

the impact of the Network Sale and the Affiliation Agreement from August 13, 1998 to December 31, 1998. Accordingly, MD&A for 1998 as compared to 1997 has been presented on a historical basis and has been supplemented with certain pro forma disclosures. The pro forma results of operations for years ended December 31, 1998 and 1997 include the pro forma impact of the Network Sale, the Affiliation Agreement, interest expense on the Company's new indebtedness, amortization of broadcast licenses and other intangible assets resulting from the Merger, Merger related financing costs and the impact of other Merger related transactions, as if these transactions had occurred on January 1, 1997. The pro forma results of operations for years ended December 31, 1998 and 1997 are not necessarily indicative of what would have occurred if the Merger and related transactions had taken place on January 1, 1997.

Net revenue for each of the three years in the period ended December 31, 1998 was as follows (in thousands):

                                           YEAR ENDED                     YEAR ENDED                    YEAR ENDED
                                           DECEMBER 31                    DECEMBER 31                   DECEMBER 31
                                            1998 (A)       CHANGE            1997        CHANGE             1996
                                           -----------     ------         -----------    ------         -----------
      Network and national spot..........    $ 65,219     (23)%             $ 84,297       -             $ 84,015
      Local..............................      92,145      10 %               84,115      (6)%             89,812
      Incremental revenue from
         Affiliation Agreement...........       8,011                              -                            -
      Other revenue......................      27,963      (4)%               29,176       1 %             28,886
                                             --------                       --------                     --------
      Net revenue........................    $193,338      (2)%             $197,588      (3)%           $202,713
                                             ========                       ========                     ========

(a) The aggregate of the period from August 13, 1998 to December 31, 1998 and the period from January 1, 1998 to August 12, 1998 (Predecessor) (the "1998 Combined Periods ").


The decrease in network and national spot revenue in 1998 is primarily the result of the Network Sale. Excluding network revenue, national spot revenue would have decreased by 6% in 1998. This was a result of a decline in overall average audience shares in the U.S., offset in part by the continued strong growth in the overall Spanish-language television market. In addition, several national spot advertisers had reallocated their advertising expenditures to network. The increase in network and national spot revenue in 1997 is the result of the continued growth in the overall Spanish-language television market in the U.S. and the acquisition of WSNS-Chicago, offset by a decline in audience share. Excluding the impact of WSNS, which is reflected in the financial statements effective February 27, 1996, network and national spot revenue would have decreased by 1% in 1997.

The increase in local revenue in 1998 is primarily the result of an increase at KVEA-Los Angeles and other major stations, where growth in the local Spanish-language television market led to increased local revenue. The increase in 1998 is also due to WKAQ-Puerto Rico maintaining its dominant audience share, coupled with growth in its overall market. The decrease in local revenue in 1997 is primarily the result of the decline in audience share which impacted all U.S. stations, most significantly KVEA and WSCV-Miami, offset in part by revenue growth at WKAQ. Local revenue was also impacted by the operations of WSNS being included for the entire year in 1997. Excluding the impact of WSNS, local revenue would have decreased by 7% in 1997.

The Company believes that the overall decline in U.S. audience share previously noted has been in part the consequence of difficulties the Predecessor encountered in acquiring and developing programming to compete effectively with its principal competitor's prime-time programming. Although there can be no assurance, the Company believes that as a result of the Merger and related transactions, it will likely be able to compete more effectively in the future with expanded programming options. Since the Network Sale, certain new programming has been introduced. However, programming provided by the Network Company thus far has not had the effect of improving overall audience shares. The Telemundo network's average share of the weekday Spanish-language

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

television network audience was 17%, 17%, 18% and 14% for the first through fourth quarters of 1998, respectively, and was 18% for each quarter of 1997. A change in audience share typically has a delayed impact on revenue.

Incremental revenue from the Affiliation Agreement represents the allocation of the Compensation Pool pursuant to the Affiliation Agreement in excess of revenue generated by the Company's U.S. stations.

Other revenue decreased in 1998 primarily due to a decrease in trade revenue and decreases in international program sales and affiliate representation revenue as a result of the Network Sale, offset in part by an increase in the sale of blocks of broadcast time to independent programmers. Other revenue increased in 1997 primarily as a result of an increase in international program sales and the impact of WSNS, which was offset by the decline in sales of blocks of broadcast time to independent programmers. Excluding the impact of WSNS, other revenue would have decreased by 1% in 1997. Other revenue may decline further in 1999, as the Company's stations replace certain time periods historically sold to independent programmers with network programming.

On a pro forma basis, net revenue would have increased by $10.4 million or 7% in 1998 due to an increase in network revenue included in the allocation of pooled revenue received pursuant to the Affiliation Agreement, as well as the increase in local revenue, decrease in national spot revenue and decrease in other revenue as discussed above.

Direct operating costs decreased by 8% for the 1998 Combined Periods from the prior year as a result of the Network Sale. Excluding those costs relating to the network, direct operating costs would have increased by 8% in 1998. This was primarily the result of an increase of $3.8 million in station programming and production expenses related to costs incurred to produce and acquire station programming including WKAQ. As discussed above, pursuant to the Affiliation Agreement, the Network Company bears all network programming costs. The Company will continue to incur non-network programming expenditures in connection with its stations, including all programming expenditures for WKAQ. Also as discussed above, pursuant to the Affiliation Agreement, the Company, through its stations, may be required to incur, under certain circumstances, levels of non-network programming expenditures which are greater than non-network programming expenditures historically incurred by the Company's stations. However, overall programming expenditures will be reduced from historical Predecessor levels as a result of the Network Company incurring all network programming costs. The $6.3 million or 7% increase in direct operating costs in 1997 primarily reflected an increase in programming and production expenses at the network and WKAQ, and the impact of including the costs of WSNS for the entire year. Excluding the impact of WSNS, direct operating costs would have increased by 6%.

Selling, general and administrative expenses other than network and corporate increased by 10% for the 1998 Combined Periods from the prior year. This was primarily the result of greater sales commissions related to the increase in revenue and an increase in general and administrative expenditures and advertising and promotional expenditures. As discussed above, pursuant to the Affiliation Agreement, the Company may be required to incur, under certain circumstances, levels of marketing and promotional expenditures which are greater than marketing and promotional expenditures historically incurred by the Company's stations. The $1.2 million or 3% decrease in selling, general and administrative expenses other than network and corporate in 1997 was primarily the result of the Company's cost reduction efforts, particularly at the station group, and was offset in part by the impact of the acquisition of WSNS. Excluding WSNS, selling, general and administrative expenses would have decreased by 4%.

Network expenses, which represent costs associated with the network sales force, network engineering and other technical network departments, network research, network sales support and business development, affiliate relations and network general and administrative costs, decreased by 39% for the 1998 Combined Periods from the prior year as a result of the Network Sale. Pursuant to the Network Sale, the Company will not incur these costs. The $1.8 million or 6% increase in 1997 primarily reflected increases in network advertising and promotion costs.

Corporate expenses increased by $1.2 million for the 1998 Combined Periods from the prior year which was primarily the result of an increase in executive performance-based compensation and additional legal costs. Corporate expenses increased by $518,000 in 1997 which is primarily a result of a full year of compensation and

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

operating expenses associated with an additional corporate office and increased legal costs, offset in part by a decrease in executive performance-based compensation.

Depreciation and amortization increased by $5.7 million for the 1998 Combined Periods from the prior year. This was primarily a result of the additional value of broadcast licenses and other intangible assets recorded as a result of applying the purchase method of accounting to the Merger. Depreciation and amortization expense increased by $627,000 or 5% in 1997 which reflected an increase in fixed asset additions and the impact of a full year of WSNS.

Merger related expenses include investment banking, legal, accounting and other costs incurred through August 12, 1998 for services provided to the Predecessor in connection with the Merger.

Interest expense for the period January 1 through August 12, 1998 and for the years 1997 and 1996 includes: (i) interest accrued and accreted on the 10.25% Senior Notes which were outstanding during such period (approximately 99.8% of which were tendered in a repurchase offer on February 26, 1996), (ii) interest accrued and accreted on the 10.5% Senior Notes due 2006 (the "10.5% Senior Notes") (approximately 99.9% of which were tendered in a repurchase offer on August 12, 1998), (iii) amortization of deferred issuance costs for the 10.5% Senior Notes, and (iv) interest and amortization of fees on the Predecessor's revolving credit facility (the "Old Credit Facility") which was terminated on August 12, 1998. Interest expense for the period August 13, 1998 through December 31, 1998 includes: (i) interest and amortization of fees accrued and paid on the new credit facilities providing for aggregate borrowings of up to $350.0 million (the "New Credit Facilities") at an average interest rate of 7.22% during such period, (ii) interest accreted on the $218.8 million aggregate principal amount at maturity 11.5% Senior Discount Notes Due 2008 which were issued at a discount and structured to produce a yield to maturity of 11.5% per annum (the "Senior Discount Notes"), (iii) amortization of deferred issuance costs for the New Credit Facilities and the Senior Discount Notes and (iv) interest accrued and accreted on the 10.5% Senior Notes. Interest expense was offset by interest income of $197,000 for the period August 13, 1998 to December 31, 1998, $180,000 for the period January 1, 1998 to August 12, 1998 and $303,000 and $304,000 for the years ended 1997 and 1996, respectively.

Net loss from investment in TeleNoticias of $3.1 million in 1996 represented the Predecessor's 42% share of Telenoticias del Mundo L.P.'s ("TeleNoticias") net loss and related costs. In addition, the loss on disposal of TeleNoticias of $2.4 million in 1996 resulted from the disposal of the Predecessor's interests in TeleNoticias on June 26, 1996 (see Note 10 of "Notes to Consolidated Financial Statements").

The income tax provision recorded in each of the periods related to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to intercompany interest, and certain federal and state income and franchise taxes. The Company is in a net operating loss position for federal income tax purposes. The Company's use of its net operating loss carryforwards ("NOLs") incurred prior to December 31, 1994 are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be limited. As a result of the Merger, NOLs incurred from January 1, 1995 to August 12, 1998 will also be subject to Section 382 limitations.

As a result of the Merger and related transactions, the Company recorded a net deferred tax liability of $82.4 million. This primarily represents the tax effect of approximately $457.0 million of FCC broadcast licenses and other identifiable intangible assets that will be expensed over periods extending up to 40 years for financial reporting purposes that have lower tax basis, and certain intangible assets that will not be deductible for tax purposes.

During 1998, the Internal Revenue Service ("IRS") completed an examination of the Predecessor's 1994 and 1995 federal income tax returns. Adjustments and assessments as a result of the audit are immaterial to the Company's consolidated financial position and results of operations. The adjustments did not result in any further limitation to the Company's available NOLs and certain disallowed deductions will be taken in tax returns subsequent to the 1994 and 1995 returns.

Minority interest represents the accounting impact of distributions to the 25.5% partner in Video 44, which is based on a minimum preferred distribution to such partner.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

The extraordinary loss on extinguishment of debt in 1996 is related to the repurchase of the 10.25% Senior Notes.

LIQUIDITY AND SOURCES OF CAPITAL

Cash flows provided from operating activities were $34.3 million for the 1998 Combined Periods as compared to the Predecessor's $486,000 and $24.7 million for 1997 and 1996, respectively. The increase is primarily the result of the increase in operating income before depreciation and amortization in the 1998 Combined Periods, which included the net effect of the Network Sale. In addition, changes in certain asset and liability accounts, including the collection of network operations receivables and the servicing of network operations liabilities which were retained as part of the Network Sale, also contributed to the increase. The decrease in 1997 was the result of a decrease in operating income before depreciation and amortization and the net effect of changes in certain asset and liability accounts.

The Company had working capital of $15.6 million at December 31, 1998.

Capital expenditures of approximately $10.1 million were made by the Company and the Predecessor during 1998 for the replacement and upgrading of equipment and upgrading of facilities. Of this amount, $3.5 million related to network operations. As a result of the Network Sale, the Company no longer has capital expenditure requirements with respect to network operations. As part of the Affiliation Agreement, each of the Network Company and the Company agreed, subject to various conditions, to incur certain capital expenditure levels which may be reduced based on financial tests. As a result of the continued conversion to digital television technology, the Company expects to incur capital expenditures of approximately $17.0 million in 1999.

The Predecessor's principal sources of liquidity were cash from operations and the Old Credit Facility. As a result of the Merger, the Company has a new capital structure which includes a $150 million revolving credit facility with a final maturity of September 30, 2005 (the "Revolving Credit Facility"). The Company plans on financing cash needs through cash generated from operations and the Revolving Credit Facility, under which there was $69 million outstanding at December 31, 1998. The Company does not presently anticipate the need to obtain any additional financing to fund operations.

The New Credit Facilities consist of a $25 million amortizing term loan with a final maturity of September 30, 2005 (the "Tranche A Term Loan"), a $175 million amortizing term loan with a final maturity of March 31, 2007 (the "Tranche B Term Loan") and the Revolving Credit Facility.

The Tranche A Term Loan amortizes quarterly beginning December 31, 1999 and the scheduled principal repayments increase each year. The Tranche B Term Loan requires equal quarterly principal repayments beginning December 31, 1999, with a $162.3 million balloon payment due March 31, 2007. The Revolving Credit Facility has scheduled annual reductions in availability beginning December 31, 2001.

The New Credit Facilities require mandatory prepayments under certain circumstances related to an asset sale, an equity issuance or the incurrence of additional indebtedness. In addition, the Company is required to prepay outstanding principal within 90 days of year end beginning December 31, 1999, an amount equal to 75% of excess cash flow (as defined in the New Credit Facilities) if the Company's ratio of total debt to EBITDA (as defined in the New Credit Facilities) is greater than or equal to five to one and 50% of excess cash flow if the Company's ratio of total debt to EBITDA is less than five to one, in each case less $5 million. The Company can prepay the New Credit Facilities at any time. Prepayments are allocated pro-rata to the Tranche A Term Loan and the Tranche B Term Loan in the inverse order of maturity.

Telemundo entered into two floating for fixed interest rate swap transactions, fixing a 5.145% London Interbank Offered Rates ("LIBOR") equivalent interest rate on $100 million principal amount, effective from September 29, 1998 to August 13, 2003 and a 5.135% LIBOR equivalent interest rate on $100 million principal amount, effective from December 10, 1998 to August 13, 2003. Pursuant to the New Credit Facilities, Telemundo is required to hedge the interest rate on 50% of the outstanding Tranche A and Tranche B Term Loans through August 13, 2000.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

--------------------------------------------------------------------------------

The Senior Discount Notes were issued at a substantial discount from their stated principal amount at maturity and were structured to produce a yield to maturity of 11.5% per annum. The Senior Discount Notes begin accruing cash interest on August 15, 2003. Interest becomes payable commencing February 15, 2004. The Senior Discount Notes will mature on August 15, 2008.

The New Credit Facilities require the Company to maintain certain financial ratios and, along with the Senior Discount Notes, impose on the Company certain limitations or prohibitions, including those relating to: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company; (v) the payment of dividends or the redemption or repurchase of any capital stock or subordinated indebtedness of the Company; (vi) change of control and (vii) investments and acquisitions.

The Company's interest income and expense are sensitive to changes in the general level of U.S. and certain European interest rates. In this regard, changes in these rates affect the interest earned on the Company's cash equivalents as well as interest paid on it's New Credit Facilities. To mitigate the impact of fluctuations in interest rates, the Company entered into fixed rate for LIBOR swap transactions, as discussed above.

YEAR 2000 ISSUE

The Company has developed plans, utilizing internal resources, to ensure its information systems are capable of properly utilizing dates beyond December 31, 1999. Since January 1, 1997, the Company has upgraded or replaced many of its accounting and traffic computer systems, including the conversion to new software which is Year 2000 compliant, at a total cost of approximately $450,000. Additionally, the Company has evaluated its other principal computer systems and other systems utilizing computer technology and based on its current assessments, which are largely based upon representations of third parties, has determined they are substantially Year 2000 compliant. Although the Company believes it is substantially Year 2000 compliant, it is currently in the process of testing its information systems directly in order to ensure compliance, which is expected to be completed by June 1, 1999. The Company does not expect to incur more than an additional $250,000 for preparation relating to the Year
2000 issue.

The Company is also seeking to work with its relevant customers, suppliers and other service providers, including the Network Company, to ensure their systems are Year 2000 compliant. If any of the Company's customers are not Year 2000 compliant, the Company could, among other things, experience delays in collections of accounts receivable or reduced demand for advertising time. Further, Year 2000 non-compliance by the Company's suppliers and other service providers could adversely affect the overall operations of the Company. The Company depends on the Network Company for the substantial majority of its programming. Any disruptions to the Network Company's programming transmission would directly impact the Company. Although the impact on the Company caused by the failure of its significant customers, suppliers and other service providers to achieve Year 2000 compliance in a timely and effective manner is uncertain, the Company's business and results of operations could be materially adversely affected by such failure. The amount of such potential impact has not been estimated. However, the Company does not believe that the most reasonably likely worst case Year 2000 scenario would significantly impact the Company's financial position. The Company will continuously monitor the need for a contingency plan as it acquires additional information regarding the Year 2000 compliance programs of its customers, suppliers and other service providers.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)
                                                                          COMPANY                    PREDECESSOR
                                                                        ------------      -----------------------------------------
                                                                        AUGUST 13 TO    JANUARY 1 TO       YEAR ENDED DECEMBER 31,
                                                                         DECEMBER 31,     AUGUST 12,      -------------------------
                                                                            1998            1998             1997            1996
                                                                        -------------   ------------      ---------       ---------
Net revenue ........................................................      $  68,667       $ 124,671       $ 197,588       $ 202,713
                                                                          ---------       ---------       ---------       ---------
Costs and expenses:
    Direct operating costs .........................................         22,109          63,861          93,297          86,994
    Selling, general and administrative expenses other than
       network and corporate .......................................         16,921          25,515          38,707          39,910
    Network expenses ...............................................              -          18,546          30,650          28,835
    Corporate expenses .............................................          1,922           4,130           4,875           4,357
    Depreciation and amortization ..................................         10,640           9,024          13,938          13,311
                                                                          ---------       ---------       ---------       ---------
                                                                             51,592         121,076         181,467         173,407
                                                                          ---------       ---------       ---------       ---------
Operating income ...................................................         17,075           3,595          16,121          29,306
Merger related expenses ............................................              -          (5,506)         (1,707)              -
Interest expense, net ..............................................        (14,618)        (13,067)        (20,849)        (18,920)
Loss from investment in TeleNoticias ...............................              -               -               -          (3,120)
Loss on disposal of TeleNoticias ...................................              -               -               -          (2,441)
                                                                          ---------       ---------       ---------       ---------
Income (loss) before income taxes, minority interest and
    extraordinary item .............................................          2,457         (14,978)         (6,435)          4,825
Income tax provision ...............................................         (1,379)         (3,113)         (4,201)         (3,879)
Minority interest ..................................................           (606)         (1,898)         (2,808)         (2,125)
                                                                          ---------       ---------       ---------       ---------
Income (loss) before extraordinary item ............................            472         (19,989)        (13,444)         (1,179)
Extraordinary item - extinguishment of debt ........................              -               -               -         (17,243)
                                                                          ---------       ---------       ---------       ---------
Net income (loss) ..................................................      $     472       $ (19,989)      $ (13,444)      $ (18,422)
                                                                          =========       =========       =========       =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

                                                                                                       COMPANY          PREDECESSOR
                                                                                                     ------------       -----------
                                                                                                     December 31,       December 31,
Assets                                                                                                  1998                1997
                                                                                                      ---------           ---------
Current assets:
    Cash and cash equivalents .............................................................           $   8,680           $   2,378
    Accounts receivable, less allowance for doubtful accounts of $7,585
        and $7,583 ........................................................................              30,768              54,155
    Television programming ................................................................               7,742              15,154
    Prepaid expenses and other ............................................................               2,819               9,287
    Due from Network Company, net .........................................................               3,624                   -
                                                                                                      ---------           ---------
             Total current assets .........................................................              53,633              80,974
Property and equipment, net ...............................................................              50,021              66,602
Television programming ....................................................................                 846               6,779
Other assets ..............................................................................              15,991               7,365
Broadcast licenses and other intangible assets, net .......................................             650,907             128,366
                                                                                                      ---------           ---------
                                                                                                      $ 771,398           $ 290,086
                                                                                                      =========           =========

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable ......................................................................           $   5,042           $   7,726
    Accrued expenses and other ............................................................              30,606              22,761
    Television programming obligations ....................................................               1,303               6,310
    Current portion of long-term debt .....................................................               1,063                   -
                                                                                                      ---------           ---------
            Total current liabilities .....................................................              38,014              36,797
Long-term debt ............................................................................             398,889             189,081
Deferred taxes, net .......................................................................              81,812                   -
Capital lease obligations .................................................................                   -               5,120
Other liabilities .........................................................................              32,770              23,845
                                                                                                      ---------           ---------
                                                                                                        551,485             254,843
                                                                                                      ---------           ---------

Minority interest .........................................................................               5,428               5,334
                                                                                                      ---------           ---------

Contingencies and commitments

Common stockholders' equity:
   Common Stock, $.01 par value, 10,000 shares authorized and
      outstanding at December 31, 1998 ....................................................                   -                   -
   Predecessor Series A Common Stock, $.01 par value, 14,388,394 shares
       authorized, 7,129,614 shares outstanding at December 31, 1997 ......................                   -                  71
   Predecessor Series B Common Stock, $.01 par value, 5,611,606 shares
       authorized, 3,088,341 shares outstanding at December 31, 1997 ......................                   -                  31
Additional paid-in capital ................................................................             214,013              71,761
Retained earnings (accumulated deficit) ...................................................                 472             (41,954)
                                                                                                      ---------           ---------
                                                                                                        214,485              29,909
                                                                                                      ---------           ---------
                                                                                                      $ 771,398           $ 290,086
                                                                                                      =========           =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
(In thousands, except share data)


                                                          NUMBER OF SHARES OUTSTANDING                     COMMON STOCK
                                                     -------------------------------------     -------------------------------------
                                                                   SERIES A      SERIES B                    SERIES A     SERIES B
                                                      COMMON        COMMON        COMMON        COMMON        COMMON       COMMON
                                                       STOCK         STOCK         STOCK         STOCK         STOCK        STOCK
                                                     ---------     ---------     ---------     ---------     ---------    ---------
PREDECESSOR:
Balance, December 31, 1995......................             -     5,933,865     4,066,335     $       -     $      59    $      41
Net loss........................................             -             -             -             -             -            -
Issuance of stock pursuant to exercise of
  stock options.................................             -       150,000             -             -             2            -
Warrant conversions.............................             -         2,015             -             -             -            -
Stock conversions...............................             -       536,103      (536,103)            -             5           (5)
                                                     ---------     ---------     ---------     ---------     ---------    ---------
Balance, December 31, 1996......................             -     6,621,983     3,530,232             -            66           36
Net loss........................................             -             -             -             -             -            -
Warrant conversions.............................             -        65,740             -             -             -            -
Stock conversions...............................             -       441,891      (441,891)            -             5           (5)
                                                     ---------     ---------     ---------     ---------     ---------    ---------
Balance, December 31, 1997......................             -     7,129,614     3,088,341             -            71           31
Net loss........................................             -             -             -             -             -            -
Warrant conversions.............................             -       523,988             -             -             5            -
Stock conversions...............................             -         1,843        (1,843)            -             -            -
                                                     ---------     ---------     ---------     ---------     ---------    ---------
Balance, August 12, 1998........................             -     7,655,445     3,086,498             -            76           31

COMPANY:
Elimination of former equity interests..........             -    (7,655,445)   (3,086,498)            -           (76)         (31)
Common Stock issued in connection
  with the Merger...............................        10,000             -             -             -             -            -
Distribution in excess of continuing
  shareholder's basis...........................             -             -             -             -             -            -
Net income......................................             -             -             -             -             -            -
                                                     ---------     ---------     ---------     ---------     ---------    ---------
Balance, December 31, 1998......................        10,000             -             -     $       -     $       -    $       -
                                                     =========     =========     =========     =========     =========    =========

                                                                   RETAINED
                                                     ADDITIONAL    EARNINGS       COMMON
                                                      PAID-IN    (ACCUMULATED)  STOCKHOLDERS'
                                                      CAPITAL       DEFICIT       EQUITY
                                                     ---------     ---------     ---------
PREDECESSOR:
Balance, December 31, 1995......................     $  70,239     $ (10,088)    $  60,251
Net loss........................................             -       (18,422)      (18,422)
Issuance of stock pursuant to exercise of
  stock options.................................         1,048             -         1,050
Warrant conversions.............................            14             -            14
Stock conversions...............................             -             -             -
                                                     ---------     ---------     ---------
Balance, December 31, 1996......................        71,301       (28,510)       42,893
Net loss........................................             -       (13,444)      (13,444)
Warrant conversions.............................           460             -           460
Stock conversions...............................             -             -             -
                                                     ---------     ---------     ---------
Balance, December 31, 1997......................        71,761       (41,954)       29,909
Net loss........................................             -       (19,989)      (19,989)
Warrant conversions.............................         3,742             -         3,747
Stock conversions...............................             -             -             -
                                                     ---------     ---------     ---------
Balance, August 12, 1998........................        75,503       (61,943)       13,667

COMPANY:
Elimination of former equity interests..........       (75,503)       61,943       (13,667)
Common Stock issued in connection
  with the Merger...............................       273,993             -       273,993
Distribution in excess of continuing
  shareholder's basis...........................       (59,980)            -       (59,980)
Net income......................................             -           472           472
                                                     ---------     ---------     ---------
Balance, December 31, 1998......................     $ 214,013     $     472     $ 214,485
                                                     =========     =========     =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
                                                     COMPANY                                         PREDECESSOR
                                                  ---------------       ------------------------------------------------------------
                                                   AUGUST 13 TO          JANUARY 1 TO               YEAR ENDED DECEMBER 31,
                                                   DECEMBER 31,           AUGUST 12,          --------------------------------------
                                                      1998                  1998                   1997                  1996
                                                  ---------------       ---------------       ---------------      ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................       $           472       $       (19,989)      $       (13,444)     $        (18,422)
Charges not affecting cash:
  Depreciation and amortization............                10,640                 9,024                13,938                13,311
  Interest accretion.......................                 5,657                 3,732                 5,557                 4,559
  Provision for losses on
    accounts receivable....................                   542                 1,720                 3,479                 5,522
  Loss from investment in TeleNoticias.....                     -                     -                     -                 3,120
  Loss on disposal of TeleNoticias.........                     -                     -                     -                 2,441
  Minority interest........................                   606                 1,898                 2,808                 2,125
  Extraordinary item - extinguishment
    of debt................................                     -                     -                     -                17,243
Changes in assets and liabilities:
  Accounts receivable......................                13,570                 5,956                (3,971)               (9,316)
  Television programming...................                   167                  (462)               (3,283)               (2,392)
  Television programming obligations.......                  (909)               (1,684)                  794                   594
  Due from Network Company, net............                (3,624)                    -                     -                     -
  Accounts payable and accrued expenses
    and other..............................                (6,442)               13,467                (5,392)                5,888
                                                  ---------------       ---------------       ---------------      ----------------
      Cash flows provided from
        operating activities...............                20,679                13,662                   486                24,673
                                                  ---------------       ---------------       ---------------      ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment........                (3,506)               (6,569)              (11,156)               (9,125)
Acquisition of Video 44,
  net of cash acquired.....................                     -                     -                     -               (43,973)
Investments in TeleNoticias................                     -                     -                     -                (1,704)
Disposal of TeleNoticias, net..............                     -                     -                     -                (2,769)
                                                  ---------------       ---------------       ---------------      ----------------
      Cash flows used in
        investing activities...............                (3,506)               (6,569)              (11,156)              (57,571)
                                                  ---------------       ---------------       ---------------      ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under
  New Credit Facilities....................               300,000                     -                     -                     -
Payments under New Credit Facilities.......               (31,000)                    -                     -                     -
Proceeds from Equity Contributions.........               273,993                     -                     -                     -
Proceeds from issuance of
  Senior Discount Notes....................               125,000                     -                     -                     -
Proceeds from Network Sale.................                73,993                     -                     -                     -
Repurchase of Predecessor
  equity interests.........................              (518,282)                    -                     -                     -
Repurchase of 10.5% Senior Notes,
  consent fees and related costs...........              (217,452)                    -                     -                     -
Repayment of other indebtedness and
  related costs............................                  (192)                    -                     -                     -
Deferred financing costs...................               (14,500)                    -                     -                     -
Merger costs...............................                (5,791)                    -                     -                     -
Proceeds from exercise of options
  and warrants.............................                     -                 3,747                   460                 1,065
Net proceeds from issuance of
  10.5% Senior Notes.......................                     -                     -                     -               169,981
Repurchase of 10.25% Notes,
  consent fee and related costs............                     -                     -                     -              (118,993)
Payments of obligations under
  capital leases...........................                     -                  (424)                 (727)                 (642)
Borrowings under Old Credit Facility.......                     -                 5,425                 9,854                 8,012
Payments under Old Credit Facility
  and related costs........................                  (272)               (9,221)               (6,025)              (13,993)
Payments to minority interest partner......                  (996)               (1,992)               (2,720)               (2,061)
Payments of reorganization items
  and other................................                     -                     -                  (881)               (1,083)
                                                  ---------------       ---------------       ---------------      ----------------
      Cash flows provided from (used in)
        financing activities...............               (15,499)               (2,465)                  461                42,286
                                                  ---------------       ---------------       ---------------      ----------------
Increase (decrease) in cash and
  cash equivalents.........................                 1,674                 4.628               (10,209)                9,388
Cash and cash equivalents,
  beginning of period......................                 7,006                 2,378                12,587                 3,199
                                                  ---------------       ---------------       ---------------      ----------------
Cash and cash equivalents, end of period...       $         8,680       $         7,006       $         2,378      $         12,587
                                                  ===============       ===============       ===============      ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Telemundo Holdings, Inc. ("Holdings", and collectively with its subsidiaries, the "Company") is one of two national Spanish-language television broadcast companies currently operating in the United States. The Company owns and operates seven full-power UHF stations serving the seven largest Hispanic Market Areas (a term developed by Nielsen Media Research, Inc. and used by the television industry to describe a geographically distinct television market) in the United States--Los Angeles, New York, Miami, San Francisco, Chicago, San Antonio and Houston. The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico. The Company's stations broadcast a wide variety of network programming, including movies, dramatic series, sitcoms, telenovelas (soap operas), talk shows, entertainment programs, national and international news, music and sporting events. In addition, the Company supplements its network programming with local programming focused on local news and community events.

BASIS OF PRESENTATION

On August 12, 1998 TLMD Acquisition Co., a wholly-owned subsidiary of Holdings, acquired all the equity interests of Telemundo Group, Inc. ("Telemundo") and was merged with and into Telemundo, with Telemundo being the surviving corporation and becoming a wholly-owned subsidiary of Holdings (the "Merger"). The purchase method of accounting was used to record assets acquired and liabilities assumed. As a result of the Merger and related transactions, the accompanying financial statements of the Predecessor (for purposes of the financial statements and related notes, the term "Predecessor" refers to Telemundo prior to the Merger and related transactions) and the Company are not comparable in all material respects and are separated by a line, since the financial statements report financial position, results of operations, and cash flows of these two separate entities.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Holdings and its subsidiaries from August 13, 1998 and the Predecessor and its subsidiaries for periods prior to August 12, 1998. All significant intercompany balances and transactions have been eliminated in consolidation. The operations of the Company's and the Predecessor's 74.5% interest in a joint venture ("Video 44") which owns WSNS-TV, Channel 44 in Chicago, are consolidated with those of the Company. The accounting impact of the interest attributable to the partner which owns the remaining 25.5% of the venture is reflected as minority interest. The Predecessor's 42% investment in Telenoticias del Mundo, L.P. ("TeleNoticias") had been accounted for by the equity method until June 26, 1996, when substantially all of the assets and certain liabilities of TeleNoticias were sold (see Note 10).

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

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

TELEVISION PROGRAMMING

Television programming rights and the related obligations are carried at the lower of unamortized cost or estimated net realizable value. The costs of the rights are amortized on varying bases related to the license period, usage of the programs and management's estimate of revenue to be realized from each airing of the programs.

DEPRECIATION AND AMORTIZATION

Property and equipment and broadcast licenses and other intangible assets are depreciated by the straight-line method over estimated useful lives.

BROADCAST LICENSES AND OTHER INTANGIBLE ASSETS

Broadcast licenses and other intangible assets at December 31, 1998 represent the portions of the Merger consideration not attributable to specific tangible assets at the time of the Merger. Broadcast licenses and other intangible assets at December 31, 1997 represent the portions of reorganization value (in connection with Telemundo's 1994 reorganization) and Video 44 purchase price not attributable to specific tangible assets at the time of the reorganization and the purchase of Video 44.

The Company evaluates the recoverability of its investment in long-term tangible and intangible assets in relation to anticipated cash flows on an undiscounted basis. If the estimated future cash flows were projected to be less than the carrying value, an impairment write-down would be recorded.

REVENUE RECOGNITION

Revenue for the Company is derived primarily from the sale of advertising time on a national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. The Company's revenue is also impacted by the revenue sharing aspect of the Affiliation Agreement (see Note 2). Revenue was derived by the Predecessor from the sale of national spot and local advertising time, the sale of blocks of broadcast time and also from the sale of advertising time on a network basis. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. The Company reviews the collectibility of its accounts receivable and adjusts its allowance for doubtful accounts accordingly. During 1998, 1997 and 1996, no customer accounted for more than 10% of the Company's or the Predecessor's revenue.

INCOME TAXES

Income taxes provided reflect the current and deferred tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is recorded if it is more likely than not that a deferred tax asset will not be realized.

INTEREST RATE ARRANGEMENTS

The Company uses interest rate swaps to hedge interest rate exposures. In this type of hedge, the differential to be paid or received (which is a function of market interest rates) is accrued and recognized in interest expense. In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either (i) offset against the change in fair value of assets, liabilities or firm commitments through earnings, or (ii) recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company will adopt SFAS 133 in the first

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

quarter of 2000 and cannot determine what the effect of SFAS 133 will be on the earnings and financial position of the Company at that time.

COMPREHENSIVE INCOME

During 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 provides guidance for the presentation of comprehensive income. The Company's adoption of SFAS 130 resulted in no reclassification to the financial statements presented, as comprehensive income is the same as net income for all periods.

SEGMENT REPORTING

During 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for disclosure of operating segments, products, services, geographic areas and major customers. The Company operates in one principal industry segment, television broadcasting. Separate segment disclosures are not applicable.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

2.       MERGER AND RELATED TRANSACTIONS

On August 12, 1998 TLMD Acquisition Co. merged with and into Telemundo, with Telemundo being the surviving corporation and becoming a wholly-owned subsidiary of Holdings. Holdings is owned 50.1% by Station Partners, LLC, 24.95% by Sony Pictures Entertainment Inc. ("Sony Pictures") and 24.95% by Liberty Media Corporation ("Liberty")(collectively, the "Purchaser"). Station Partners, LLC is owned 68% by Apollo Investment Fund III, L.P. ("Apollo Investment") and 32% by Bastion Capital Fund, L.P. ("Bastion").

Pursuant to the Merger, each outstanding share of Telemundo common stock was converted into the right to receive $44.12537 in cash.

Substantially contemporaneously with the completion of the Merger, TLMD Acquisition Co. accepted for payment an aggregate of $191.7 million principal amount of the outstanding 10.5% Senior Notes Due 2006 (the "10.5% Notes") of Telemundo (representing 99.9% of such issue) tendered in connection with a tender offer by TLMD Acquisition Co. pursuant to an Offer to Purchase and Consent Solicitation Statement, as amended on July 20, 1998 (the "Tender Offer").

Prior to the Merger, Telemundo produced or acquired and distributed its network programming through its network operations (the "Telemundo Network"), which provided programming 24-hours a day to Telemundo's stations and network affiliates. In connection with the Merger, the Company sold its network operations (the "Network Sale"), which consisted of substantially all of the programming and production assets and the related liabilities of the Telemundo Network, to Telemundo Network Group LLC (the "Network Company"), a company formed in connection with the Merger which is equally owned by a subsidiary of Sony Pictures and a subsidiary of Liberty. The Network Company entered into an affiliation agreement with the Company and related affiliation agreements with the Company's stations (collectively, the "Affiliation Agreement"), pursuant to which the Network Company provides network programming to the Company, and the Company and the Network Company pool and allocate advertising revenues pursuant to a revenue sharing arrangement. As a result, the Company is no longer required to bear the costs or expenses related to, or fund or make capital expenditures in connection with, the development of network programming or the operations of the Telemundo Network.

Pursuant to the Affiliation Agreement, the Company receives a formula-based allocation of advertising revenue (the "Compensation Pool") generated by the Company and the Network Company. The Compensation Pool consists of the following revenue sources (collectively, the "Aggregate Net Advertising Receipts"): (i) 61% of the net

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

advertising revenue received by the Network Company pursuant to the sale of network advertising and block time (time made available for paid programming) and (ii) 100% of the net advertising revenue received by the Company (excluding WKAQ in Puerto Rico) from the sale of "spot" and local advertising time and local and national block time. The Compensation Pool is shared between the Company and the Network Company, with the Company's allocation based on the following formula: (i) 80% of the first $130 million of Aggregate Net Advertising Receipts; plus (ii) 55% of the incremental Aggregate Net Advertising Receipts above $130 million up to $230 million; plus (iii) 45% of the incremental Aggregate Net Advertising Receipts above $230 million. After the initial year, the threshold levels (i.e., $130 million and $230 million) will be increased 3% annually.

The Affiliation Agreement provides that the Company will continue to incur non-network marketing/promotional expenditures, programming expenditures and capital expenditures for its stations. The Network Sale and the Affiliation Agreement will result in the Company incurring reduced overall programming and certain other costs from the levels historically incurred by the Predecessor. All network programming costs are now borne by the Network Company. As part of the Affiliation Agreement, each of the Network Company and the Company agreed, subject to various conditions, to incur certain programming, marketing/promotional and capital expenditures in the future. These expenditures may be reduced or eliminated based on financial tests, which assume such expenditures produce positive financial results (i.e., incremental revenue). The Company can also elect to incur a portion of such expenditures in a subsequent year. If the Company meets such financial tests and does not elect to defer a portion of such expenditures, the Company will incur levels of these non-network expenditures which are greater than non-network expenditures historically incurred by the Company's stations. Any such expenditures on the part of the Company are subject to the Network Company having incurred its respective expenditures.

Holdings had no operations prior to the Merger. Approximately $773.0 million was required to fund the Merger and the related transactions. Of this amount, $300.0 million was provided from borrowings under new credit facilities providing for aggregate borrowings of up to $350.0 million (the "New Credit Facilities"), $125.0 million was provided from the proceeds of a $218.8 million aggregate principal amount at maturity Senior Discount Notes due 2008 (the "Senior Discount Notes") offering, $274.0 was provided from Purchaser equity contributions (the "Equity Contributions") and $74.0 million was provided from the Network Sale.

The Merger was accounted for using the purchase method of accounting. The purchase consideration of approximately $622 million has been allocated to the net assets acquired based upon fair value. The net assets of Holdings were adjusted to reflect the continuing ownership of Bastion (15.1% prior to the merger). This adjustment of $60 million, a "deemed dividend", represents the difference between the proceeds this shareholder received for its ownership interest in Telemundo and its basis in the Predecessor, adjusted for the Network Sale. The following is a summary of the allocation of purchase consideration and deferred financing fees (in thousands):

               Accounts receivable..........................................   $ 43,796
               Other current assets (excluding television programming)......     26,512
               Television programming.......................................      8,755
               Property and equipment.......................................     48,910
               Other assets.................................................     16,099
               Broadcast licenses and other intangible assets...............    659,391
               Accounts payable.............................................     11,289
               Accrued liabilities..........................................     30,766
               Television programming obligations...........................      2,212
               Long-term debt...............................................    425,318
               Other non-current liabilities................................     32,057
               Deferred tax liabilities, net................................     82,417
               Minority interest............................................      5,391
               Stockholders' equity.........................................    214,013

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The carrying value of accounts receivable, other current assets, television programming, other assets, accounts payable, accrued liabilities, television programming obligations, other non-current liabilities and minority interest were considered to closely approximate fair value. The allocation of the purchase consideration to property and equipment, broadcast licenses and other intangible assets is based upon independent appraisals. Deferred taxes reflect the tax effect of differences in financial reporting and tax basis of assets and liabilities.

The following summarized, unaudited pro forma results of operations for 1998 and 1997, assume the Merger, the Tender Offer, initial borrowings under the New Credit Facilities, the Equity Contributions, issuance of the Senior Discount Notes and the Network Sale occurred on January 1, 1997. The pro forma information is presented for informational purposes and is not necessarily indicative of the operating results that would have occurred had the Merger and related transactions been consummated on January 1, 1997, nor is it necessarily indicative of future operations.

      (In thousands)                                              1998            1997
      ----------------------------------------------------------------------------------
     Net revenue.........................................       $159,247        $148,836
     Operating income....................................         27,212          25,917
     Net loss............................................        (20,051)        (19,479)

3.       PROPERTY AND EQUIPMENT

The components, useful lives and accumulated depreciation and amortization of the Company's and the Predecessor's property and equipment are as follows (dollars in thousands):

                                                        ESTIMATED
                                                        USEFUL LIVES       COMPANY         PREDECESSOR
DECEMBER 31                                              (IN YEARS)           1998             1997
-------------------------------------------------------------------------------------------------------
Land...............................................              N/A         $ 7,690         $  4,727
Buildings and improvements.........................         20 to 40          14,752           19,333
Broadcast and other equipment......................          2 to 13          22,590           53,152
Construction in progress...........................              N/A           3,892                -
Satellite transponder..............................                *               -            6,999
Leasehold improvements.............................                *           3,253           10,846
                                                                             -------         --------
                                                                              52,177           95,057
Less: accumulated depreciation and
    amortization...................................                           (2,156)         (28,455)
                                                                             -------         --------
                                                                             $50,021         $ 66,602
                                                                             =======         ========

       *Shorter of life of lease or useful life of asset

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

4.       BROADCAST LICENSES AND OTHER INTANGIBLE ASSETS

The components, useful lives and accumulated amortization of the Company's and the Predecessor's intangible assets are as follows (dollars in thousands):

                                                                ESTIMATED
                                                              USEFUL LIVES        COMPANY        PREDECESSOR
      DECEMBER 31                                              (IN YEARS)          1998             1997
      ---------------------------------------------------------------------------------------------------------

     FCC broadcast licenses...............................         40            $427,593         $121,828
     Goodwill.............................................         40             202,417                -
     Affiliation Agreement................................         10               1,000                -
     Advertiser base......................................          5              25,110            8,259
     Other................................................          3               3,271            2,744
                                                                                 --------         --------
                                                                                  659,391          132,831
     Less: accumulated amortization.......................                         (8,484)          (4,465)
                                                                                 --------         --------
                                                                                 $650,907         $128,366
                                                                                 ========         ========

5.       ACCRUED EXPENSES AND OTHER

The components of the Company's and the Predecessor's accrued expenses are as follows (in thousands):

                                                                            COMPANY         PREDECESSOR
DECEMBER 31                                                                   1998              1997
----------------------------------------------------------------------------------------------------------
 Accrued compensation and commissions...................................       $ 4,545          $ 4,400
 Accrued agency commissions.............................................         5,909            5,969
 Accrued merger costs...................................................        11,109                -
 Accrued interest expense...............................................         2,205            5,040
 Other accrued expenses.................................................         6,838            7,352
                                                                               -------          -------
                                                                               $30,606          $22,761
                                                                               =======          =======

6.       LONG-TERM DEBT

The components of the Company's and the Predecessor's long-term debt are as follows (in thousands):

                                                                            COMPANY          PREDECESSOR
DECEMBER 31                                                                   1998              1997
------------------------------------------------------------------------- --------------- -----------------
New Credit Facilities....................................................     $269,000        $      -
Senior Discount Notes....................................................      130,657               -
10.5% Senior Notes.......................................................          295         185,073
10.25% Notes.............................................................            -             165
Old Credit Facility......................................................            -           3,843
                                                                              --------        --------
                                                                               399,952         189,081
Less: current portion....................................................       (1,063)              -
                                                                              --------        --------
                                                                              $398,889        $189,081
                                                                              ========        ========

Significant terms of the Company's debt agreements are as follows:

         NEW CREDIT FACILITIES: In connection with the Merger, Telemundo entered into the New Credit Facilities, providing for aggregate borrowings of up to $350 million. The New Credit Facilities consist of a $25 million amortizing term loan with a final maturity of September 30, 2005 (the "Tranche A Term Loan"), a $175 million amortizing term loan with a final maturity of March 31, 2007 (the "Tranche B Term Loan")

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

         and a $150 million revolving credit facility with a final maturity of September 30, 2005 (the "Revolving Credit Facility").

         The Tranche A Term Loan amortizes quarterly beginning December 31, 1999 and the scheduled principal repayments increase each year. The Tranche B Term Loan requires equal quarterly principal repayments beginning December 31, 1999, with a $162.3 million balloon payment due March 31, 2007. The Revolving Credit Facility has scheduled annual reductions in availability beginning December 31, 2001. There was $69 million outstanding under the Revolving Credit Facility at December 31, 1998.

         The Tranche A Term Loan and the Revolving Credit Facility bear interest based upon either the London Interbank Offered Rates ("LIBOR") or the Alternative Base Rate (greater of the prime rate or federal funds rate plus 0.5%), plus an interest rate margin determined by reference to the ratio of Telemundo's debt to EBITDA (as defined) for the four fiscal quarters most recently concluded (the "Leverage Ratio"). The interest rate margins applicable to LIBOR borrowing range from 0.75% to 1.875% per annum. The interest rate margins applicable to Alternative Base Rate borrowing range from zero to 0.875%. At December 31, 1998, the interest rate applicable to the Tranche A Term Loan and the Revolving Credit Facility was 6.90% and 6.74%, respectively, which includes an interest rate margin of 1.5%. The Revolving Credit Facility also provides for payment of a commitment fee of 0.5% per annum of the unused portion, which may be reduced based upon the Leverage Ratio. At December 31, 1998 the commitment fee was 0.375%.

         The interest rate margins applicable to the Tranche B Term Loan LIBOR borrowing and Alternate Base Rate borrowing is fixed at 2.125% and 1.125%, respectively. At December 31, 1998, the interest rate applicable to the Tranche B Term Loan was 7.53%, which includes an interest rate margin of 2.125%.

         The New Credit Facilities require mandatory prepayments under certain circumstances related to an asset sale, an equity issuance or the incurrence of additional indebtedness. In addition, the Company is required to prepay outstanding principal within 90 days of year end beginning December 31, 1999, an amount equal to 75% of excess cash flow (as defined in the New Credit Facilities) if the Company's ratio of total debt to EBITDA (as defined in the New Credit Facilities) is greater than or equal to five to one and 50% of excess cash flow if the Company's ratio of total debt to EBITDA is less than five to one, in each case less $5 million. The Company can prepay the New Credit Facilities at any time. Prepayments are allocated pro-rata to the Tranche A Term Loan and the Tranche B Term Loan in the inverse order of maturity. The New Credit Facilities are collateralized by substantially all of the assets of Holdings and each wholly-owned domestic U.S. subsidiary of Telemundo.

         SENIOR DISCOUNT NOTES: In connection with the Merger, the Company completed the sale of $218.8 million in aggregate principal amount of the Senior Discount Notes which are unsecured obligations of the Company. The Senior Discount Notes were issued at a substantial discount from their stated principal amount at maturity and were structured to produce a yield to maturity of 11.5% per annum. The Senior Discount Notes begin accruing cash interest on August 15, 2003 and require semi-annual interest payments beginning on February 15, 2004 on their principal amount at maturity at a rate of 11.5% per annum. The principal balance is due in its entirety on August 15, 2008.

         10.5% SENIOR NOTES: The 10.5% Senior Notes were issued at a discount in 1996 and were structured to produce a yield to maturity of 10.5% per annum. The 10.5% Senior Notes are unsecured obligations and require semi-annual interest payments at the rate of 7% per annum on their principal amount at maturity through and including February 15, 1999, and after such date bear interest at a rate of 10.5% per annum on their principal amount at maturity. The principal balance is due in its entirety on February 26, 2006. In connection with the Merger, 99.9% of the outstanding principal amount was repurchased.

         10.25% NOTES: On February 26, 1996 the Predecessor completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes, the proceeds of which were used primarily for the acquisition of Video 44 and to repurchase $116.7 million principal amount of the 10.25% Notes tendered in a repurchase offering, representing approximately 99.8% of the aggregate outstanding principal amount (see Note 9). The remaining $183,500 were redeemed in connection with the Merger.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

         OLD CREDIT FACILITY: The Old Credit Facility provided for borrowings of up to $20 million, which was subject to an accounts receivable borrowing base. Interest accrued at a rate of prime plus 1.75% (10.25% and 10% at December 31, 1997 and 1996, respectively, and averaged 10.19% for 1997 and 10% for 1996). In connection with the Merger, the Old Credit Facility was terminated.

The New Credit Facilities require the Company to maintain certain financial ratios and, along with the Senior Discount Notes, impose on the Company certain limitations or prohibitions, including those relating to: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; (vi) change of control and (vii) investments and acquisitions.

The New Credit Facilities financial ratios require Telemundo, for certain periods of time, to maintain consolidated debt to EBITDA (as defined in the New Credit Facilities) ratios, consolidated interest expense coverage ratios and consolidated fixed charge coverage ratios.

Interest paid was $6,319,000, $13,752,000, $14,312,000 and $8,667,000 for the
period August 13 to December 31, 1998, the period January 1 to August 12, 1998 and the years ended 1997 and 1996, respectively.

Pursuant to the New Credit Facilities, Telemundo is required to hedge the interest rate on 50% of the outstanding Tranche A and Tranche B Term Loans through August 13, 2000. The Company manages interest rate exposure by swapping floating rate for fixed rate interest. As part of such management of interest rate exposure, the Company entered into derivative instruments to swap a floating interest rate for a fixed rate for a portion of its debt. At December 31, 1998, the Company had two interest rate swap contracts exchanging a floating interest rate for a fixed rate for notional values of $100,000,000 each. Under this type of interest rate swap, notional amounts do not quantify risk or represent assets or liabilities of the Company, but are only used in the calculation of cash interest settlements under the contracts. These contracts are effective from September 29, 1998 (with a fixed LIBOR equivalent interest rate of 5.145%) and December 10, 1998 (with a fixed LIBOR equivalent interest rate of 5.135%), respectively, to August 13, 2003. The fair value of these arrangements as of December 31, 1998 was $571,000. The Company does not reflect the carrying value or changes in the carrying value of these arrangements in the financial statements.

7.       INCOME TAXES

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of the following (in thousands):

                                                      COMPANY                         PREDECESSOR
                                                    ------------    ------------------------------------------------
                                                    AUGUST 13 TO      JANUARY 1 TO
                                                    DECEMBER 31,     AUGUST 12, 1998      YEAR ENDED DECEMBER 31,
                                                        1998               1998             1997           1996
--------------------------------------------------------------------------------------------------------------------
Current:

Puerto Rico (a)...............................          $1,666              $2,646          $3,794        $3,473
Federal, state and other......................             318                 467             407           406
                                                        ------              ------          ------        ------
                                                         1,984               3,113           4,201         3,879
Deferred:
Federal, state and other......................            (605)                  -               -             -
                                                        ------              ------          ------        ------
                                                        $1,379              $3,113          $4,201        $3,879
                                                        ======              ======          ======        ======

(a) Represents a provision for withholding taxes related to intercompany interest.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The following reconciles the amount which would be provided by applying the 35% federal statutory rate to income (loss) before income tax expense to the federal income taxes actually provided (in thousands):

                                                      COMPANY                         PREDECESSOR
                                                    ------------    ------------------------------------------------
                                                    AUGUST 13 TO      JANUARY 1 TO
                                                    DECEMBER 31,     AUGUST 12, 1998      YEAR ENDED DECEMBER 31,
                                                        1998               1998             1997           1996
--------------------------------------------------------------------------------------------------------------------
Provision assuming federal
   statutory rate.............................          $  860            $(5,242)        $(2,252)        $1,689
Puerto Rico withholding tax...................           1,083              1,720           2,466          2,257
State and other taxes.........................             206                304             265            264
Other.........................................             (73)             2,096            (767)          (611)
Goodwill......................................             684                 -               -              -
Change in valuation allowance.................          (1,381)             4,235           4,489            280
                                                        ------             ------          ------         ------

Total income tax provision....................          $1,379             $3,113          $4,201         $3,879
                                                        ======             ======          ======         ======

The Predecessor paid $708,000 and $1,790,000 for withholding taxes related to its operations in Puerto Rico in 1997 and 1996, respectively. In addition, the Predecessor paid state income and franchise and foreign withholding taxes of $185,000, $289,000 and $514,000 for the period January 1 to August 12, 1998 and the years 1997 and 1996, respectively. The Company paid federal and state income and franchise taxes of $210,000 during the period August 13 to December 31, 1998.

The tax effects comprising the Company's and the Predecessor's net deferred taxes are as follows (in thousands):

                                                                           COMPANY         PREDECESSOR
                                                                           -------         -----------
        December 31                                                          1998             1997
        ----------------------------------------------------------------------------------------------

       Deferred Tax Assets:

             Net operating loss carryforwards ("NOLs")...............      $ 96,257           $88,449
             Capital loss carryforward...............................             -             8,827
             Allowance for doubtful accounts.........................         2,597             2,771
             Senior Discount Notes original issue discount...........         2,139                 -
             Other...................................................         4,855             5,186
                                                                           --------           -------
                                                                            105,848           105,233
             Valuation allowance.....................................       (34,683)          (83,182)
                                                                           --------           -------
                                                                             71,165            22,051
                                                                           --------           -------

       Deferred Tax Liabilities:
             Amortization of FCC broadcast licenses and other
                 identifiable intangibles............................      (150,603)          (21,748)
             Accelerated depreciation................................        (2,374)             (303)
                                                                           --------           -------
                                                                           (152,977)          (22,051)
                                                                           --------           -------

       Net deferred tax asset (liability)............................      $(81,812)          $     -
                                                                           =========          =======

Limitations imposed by Section 382 of the Internal Revenue Code limit (except in certain circumstances) the amount of NOLs which will be available to offset the Company's future U.S. taxable income. The Company's NOLs incurred before December 31, 1994 of $136.8 million will be limited to $6.6 million annually, or a total of $59.4 million through 2007. The Company's NOLs incurred from January 1, 1995 through August 12, 1998 of $68.3 million will be limited to approximately $14.1 million annually. Accordingly, a valuation allowance has been established to offset the NOLs that the Company will be unable to utilize. The Company has approximately $29.9 million of U.S. NOLs that are not subject to limitations.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Company has NOLs expiring as follows (in thousands):

                                                                               COMMONWEALTH OF
                                       U.S.                                       PUERTO RICO

                           -------------------------------               ---------------------------

                           2001.................  $ 14,410               1999................... $ 5,658
                           2002.................    43,317               2000...................   3,402
                           2003.................    31,227               2001...................   1,931
                           2004.................     6,294               2002...................     313
                           2005.................    31,855               2004...................      21
                           2006.................    27,012               2005...................     511
                           2007.................     8,779                                       -------
                           2008.................       289                                       $11,836
                           2009.................    10,843
                           2010.................    24,337
                           2011.................     8,363
                           2017.................     3,977
                           2018.................    24,274
                                                  --------
                                                  $234,977

The Company also has state tax NOLs in various jurisdictions.

As a result of the Merger and related transactions, the Company recorded a net deferred tax liability of $82.4 million. This primarily represents the tax effect of approximately $457.0 million of FCC broadcast licenses and other identifiable intangible assets that will be expensed over periods extending up to 40 years for financial reporting purposes that have lower tax basis.

The Internal Revenue Service ("IRS") has examined the Predecessor's 1994 and 1995 federal income tax returns. Adjustments and assessments as a result of the audit are immaterial to the Company's consolidated financial position and results of operations. The adjustments did not result in any further limitation to the Company's available NOLs and certain disallowed deductions will be taken in tax returns subsequent to the 1994 and 1995 returns.

8.       COMMON STOCK

Holdings has one class of common stock. Each share of common stock entitles the holder to one vote on all matters brought before the Annual Meeting of Stockholders. In connection with the Merger, all existing common stock, warrants and options of the Predecessor were cancelled.

In connection with the Merger, Station Partners, LLC, Sony Pictures and Liberty (the "Initial Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement") pursuant to which the Initial Stockholders agreed to elect nine directors to the Board of Directors of Holdings, of which four directors are designated by Station Partners, LLC, two directors are designated by Sony Pictures, one director is nominated by Liberty, subject to the approval of a majority of the outstanding shares of common stock of the Company held by stockholders other than Liberty, and two directors are designated as independent. One of the independent directors is nominated by Station Partners, LLC subject to the approval of Liberty and Sony Pictures, and the other independent director is nominated by Liberty and Sony
Pictures, subject to the approval of Station Partners.

9.       VIDEO 44 ACQUISITION AND PREDECESSOR REFINANCING

On February 26, 1996, Telemundo completed the acquisition of a 74.5% interest in a joint venture ("Video 44"), which owns WSNS-TV, Channel 44 in Chicago, which had been Telemundo's largest affiliated station (the "Acquisition"). The purchase price for the Acquisition included $44.6 million of cash and $1.3 million of costs and liabilities associated with the Acquisition.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

On February 26, 1996 Telemundo also completed the sale of $192 million in aggregate principal amount of 10.5% Senior Notes, the proceeds of which were used primarily for the Acquisition and to repurchase $116.7 million principal amount of the 10.25% Notes. The repurchase resulted in an extraordinary loss of $17.2 million in 1996. The remaining 10.25% Notes and 99.9% of the 10.5% Senior Notes were redeemed in connection with the Merger (see Note 2).

10.      INVESTMENT IN TELENOTICIAS

From July 1994 through June 1996 Telemundo held a 42% interest in Telenoticias del Mundo, L.P. ("TeleNoticias"), an international Spanish-language news service. On June 26, 1996, Telemundo acquired the remaining 58% interest in TeleNoticias from its former partners for approximately $5.1 million (the "Purchase"). Contemporaneous with the Purchase, Telemundo sold substantially all of the assets and certain liabilities of TeleNoticias for approximately $5.75 million, which resulted in a loss on disposal of TeleNoticias of $2.4 million.

11.      EMPLOYEE RETIREMENT AND INCENTIVE PLANS

The Company maintains qualified defined contribution retirement and savings plans for its U.S. employees. The contributions to these plans totaled $253,000, $632,000, $549,000 and $732,000 for the periods August 13 to December 31, 1998,
January 1 to August 12, 1998 and for the years ended 1997 and 1996, respectively. As a result of the Network Sale, the Company is no longer responsible for retirement benefit costs associated with Network Company employees.

Pursuant to the Predecessor's 1994 reorganization, the Predecessor adopted a Stock Plan (the "Stock Plan") whereby key employees were granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock, exercisable for a maximum term of 10 years. The Stock Plan was terminated in connection with the Merger. The Company does not have a stock plan.

12.      CONTINGENCIES AND COMMITMENTS

In November 1997, after the announcement of the proposed Merger, Telemundo and its directors at the time of the Merger were named as defendants in six purported class actions filed on behalf of Telemundo's pre Merger public stockholders. The suits are virtually identical and allege that Telemundo and its directors violated fiduciary duties owed to Telemundo's public stockholders by entering into the merger agreement with the Purchaser. The six actions were consolidated for all purposes. Plaintiffs in this action have executed a voluntary stipulation of dismissal which has been submitted to the Court for approval.

The Company and its subsidiaries are involved in a number of other actions arising out of the ordinary course of business and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1998, future minimum rental payments under such leases are as follows (in thousands):

                                                OPERATING
                                                  LEASES
                                               -------------

1999...........................................    $  2,865
2000...........................................       2,853
2001...........................................       2,926
2002...........................................       2,627
2003...........................................       1,841
2004 and later.................................       5,613
                                                    -------

Total minimum lease payments...................     $18,725
                                                    =======


Rent expense was $951,000, $2,259,000, $3,881,000 and $5,264,000 for the
periods August 13 to December 31, 1998, January 1 to August 12, 1998 and for the years 1997 and 1996, respectively. In connection with the Network Sale, the Company is not responsible for rent costs associated with Network Company facilities.

The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation through 2001 which also provide for compensation in the event such officers' employment is terminated under certain circumstances.

The Company has contracted for certain audience measurement services in the U.S. and Puerto Rico. The Company is committed to pay $4,519,000, $4,040,000, $878,000, $673,000 and $700,000 in 1999, 2000, 2001, 2002 and 2003,
respectively.

The Company has certain programming contracts for which the Company is committed to pay $1,750,000 in each of 1999 through 2003 and $872,000 in 2004.

As a result of the Affiliation Agreement, the Company relies solely on the Network Company for all of its network programming and is dependent, to a significant extent, on the ability of the Network Company to generate advertising revenues. The Spanish-language television market shares for the Company's stations is dependent upon the Network Company's ability to produce or acquire and distribute programming which attracts significant viewer levels. If the programming provided by the Network Company fails to attract viewers, each of the Company's and the Network Company's ability to attract advertisers and generate revenues and profits will be impaired. There can be no assurance that the programming provided by the Network Company will achieve or maintain satisfactory viewership levels or that the Company or the Network Company will be able to generate significant advertising revenues.

13.      TRANSACTIONS WITH AFFILIATES

Apollo Investment and Bastion, through Station Partners, LLC, are significant shareholders of the Company. Apollo Investment may be deemed to be an affiliate of TLMD Partners II, L.L.C., a significant shareholder of Telemundo prior to the Merger. Bastion was a significant shareholder of Telemundo prior to the Merger.

Sony Pictures and Liberty, through their subsidiaries, own the Network Company and are significant shareholders of the Company. Pursuant to the Affiliation Agreement, the Company recorded $8.0 million in incremental net revenue for the period August 13, 1998 to December 31, 1998, a portion of which is included in Due from Network Company. In addition, pursuant to other contractual arrangements, the Network Company pays certain costs on behalf of the Company and the Company pays certain costs on behalf of the Network Company, which are fully reimbursed. The Company believes these costs to be at fair value and are included in Due from Network Company.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

The Predecessor paid compensation pursuant to an affiliation agreement of approximately $923,000, $1,433,000 and $1,350,000 for the period January 1 to August 12, 1998 and for the years 1997 and 1996, respectively, to a broadcast television station affiliate in which the President and Chief Executive Officer of the Company and of the Predecessor has a financial interest.

The Company purchases broadcast equipment in the normal course of its business from various equipment suppliers, including Sony Corporation of America and its related companies ("Sony"), which are affiliates of Sony Pictures. The Company purchased approximately $1.4 million of equipment from Sony during the period August 13 to December 31, 1998 and believes these purchases to be at fair market value.

In February 1996, the Predecessor completed the offering of its 10.5% Senior Notes in which BT Alex. Brown Incorporated was a co-manager and received an underwriting fee. A director of the Predecessor was a Managing Director of BT Alex. Brown Incorporated.

14.      FINANCIAL INSTRUMENTS

Pursuant to the Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Values of Financial Instruments," the estimated fair values of the Company's and the Predecessor's financial instruments are summarized as follows (in thousands):

                                                      COMPANY                                   PREDECESSOR
                                       --------------------------------------       ------------------------------------
                                                 DECEMBER 31, 1998                           DECEMBER 31, 1997
                                       --------------------------------------       ------------------------------------
                                          CARRYING AMOUNT       FAIR VALUE             CARRYING AMOUNT      FAIR VALUE
                                       ---------------------- ---------------       --------------------- --------------
Cash and cash equivalents..................      $    8,680        $   8,680                $   2,378        $   2,378
Accounts receivable, net...................          30,768           30,768                   54,155           54,155
Interest rate swap contracts...............                              571                        -                -
Long-term debt:
     New Credit Facilities.................         269,000          269,000                        -                -
     Senior Discount Notes.................         130,657          124,716                        -                -
    10.5% Senior Notes.....................             295              295                  185,073          201,600
    10.25% Notes...........................               -                -                      165              183
    Old Credit Facility....................               -                -                    3,843            3,843

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents and accounts receivable approximates fair value because of the short-term maturity of these financial instruments. The New Credit Facilities and the Old Credit Facility approximate fair value because they are variable rate instruments. Estimated fair value for the Senior Discount Notes, the interest rate swap contracts and the 10.5% Senior Notes is based upon market prices. Estimated fair value for the 10.25% Notes is based upon the face amount of such notes.